    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 1996
                                         Registration No. 333-----------------

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                            --------------------------
                                     FORM S-4
                              REGISTRATION STATEMENT
                                      Under
                            THE SECURITIES ACT OF 1933

                            --------------------------
                          MERCANTILE BANCORPORATION INC.
             (Exact name of registrant as specified in its charter)
          MISSOURI                       6712                  43-0951744
(State or other jurisdiction       (Primary Standard        (I.R.S. Employer
     of incorporation          Industrial Classification     Identification
     or organization)                Code Number)                Number)

                                  P.O. Box 524
                         St. Louis, Missouri  63166-0524
                                 (314) 425-2525
      (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                            --------------------------
                               JON W. BILSTROM, ESQ.
                           General Counsel and Secretary
                          Mercantile Bancorporation Inc.
                                   P.O. Box 524
                          St. Louis, Missouri  63166-0524
                                  (314) 425-2525
        (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                            --------------------------
                                    Copies to:
                 JOHN Q. ARNOLD                   ROBERT M. LaROSE, ESQ.
             Chief Financial Officer                 Thompson Coburn
          Mercantile Bancorporation Inc.               Suite 3400
                  P.O. Box 524                    One Mercantile Center
          St. Louis, Missouri  63166-0524         St. Louis, Missouri
                 (314) 425-2525                      (314) 552-6000

                             TIMOTHY M. SULLIVAN, ESQ.
                                Hinshaw & Culbertson
                                     Suite 300
                             222 North LaSalle Street
                              Chicago, Illinois 60601
                                   (312) 704-3000

                            --------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                                               --------------------------
                                            CALCULATION OF REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------
  Title of each class of       Amount to be       Proposed maximum               Proposed maximum              Amount of
securities to be registered     registered    offering price per unit<F2>   aggregate offering price<F3>   registration fee
- -----------------------------------------------------------------------------------------------------------------------------
 Common stock, $5.00
 par value <F1>             1,177,066 shares          $42.01                       $49,455,303.25             $17,053.67
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------

 <F1>  Includes one attached Preferred Share Purchase Right per share.

 <F2>  The proposed maximum offering price per unit has been determined by dividing the proposed maximum aggregate offering price by the number of shares being registered.

 <F3>  Estimated solely for purposes of computing the Registration Fee pursuant to the provisions of Rule 457(f), and based upon the $83,455,303.25 aggregate market value (based upon the average of high and low prices reported on the Nasdaq National Market on August 1,
       1996) of the 2,758,853 shares of common stock, $5.00 par value, of TODAY'S BANCORP, INC. issued and outstanding as of July 31, 1996, less the $34,000,000 estimated cash to be paid by the Registrant in connection with the exchange.

                            --------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

                       MERCANTILE BANCORPORATION INC.

           CROSS REFERENCE SHEET FURNISHED PURSUANT TO ITEM 501(b)
         OF REGULATION S-K SHOWING HEADING OR LOCATION IN PROSPECTUS
          OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-4

Form S-4 Item Number and Caption             Heading or Location in Prospectus
- --------------------------------             ---------------------------------

A. Information about the Transaction

   1. Forepart of Registration               Facing Page; Cross Reference Sheet;
      Statement and Outside                  Outside Front Cover Page of
      Front Cover Page of                    Prospectus
      Prospectus

   2. Inside Front and                       Available Information; Incorporation
      Outside Back Cover                     of Certain Information by Reference;
      Pages of Prospectus                    Table of Contents

   3. Risk Factors,                          Summary Information; Pro Forma
      Ratio of Earnings to                   Financial Information
      Fixed Charges and
      Other Information

   4. Terms of the Transaction               Summary Information; Incorporation of
                                             Certain Information by Reference;
                                             Terms of the Proposed Merger; Certain
                                             Federal Income Tax Consequences of
                                             the Merger; Information Regarding MBI
                                             Common Stock

   5. Pro Forma Financial                    Pro Forma Financial Information
      Information

   6. Material Contacts with the             Summary Information; Terms of the
      Company Being Acquired                 Proposed Merger

   7. Additional Information                 Not Applicable
      Required for Reoffering
      by Persons and Parties
      Deemed to Be Underwriters

   8. Interests of Named                     Legal Matters
      Experts and Counsel

   9. Disclosure of Commission               Not Applicable
      Position on Indemnification
      for Securities Act Liabilities




Form S-4 Item Number and Caption             Heading or Location in Prospectus
- --------------------------------             ---------------------------------

B. Information About the Registrant

   10. Information with Respect to           Incorporation of Certain Information
       S-3 Registrants                       by Reference; Summary Information;
                                             Information Regarding MBI Common
                                             Stock

   11. Incorporation of Certain              Incorporation of
       Information by Reference              Certain Information by
                                             Reference

   12. Information with Respect to           Not Applicable
       S-2 or S-3 Registrants

   13. Incorporation of Certain              Not Applicable
       Information by Reference

   14. Information with Respect to           Not Applicable
       Registrants Other Than S-3
       or S-2 Registrants

C. Information About the Company Being
   Acquired

   15. Information with Respect to           Incorporation of Certain Information
       S-3 Companies                         by Reference; Summary Information

   16. Information with Respect to           Not Applicable
       S-2 or S-3 Companies

   17. Information with Respect to           Not Applicable
       Companies Other Than S-3
       or S-2 Companies

D. Voting and Management Information

   18. Information if Proxies,               Information Regarding Special
       Consents or Authorizations            Meeting; Incorporation of Certain
       Are to Be Solicited                   Information by Reference; Appraisal
                                             Rights of Stockholders of TODAY'S;
                                             Information Regarding TODAY'S

   19. Information if Proxies,               Not Applicable
       Consents or Authorizations
       Are Not to Be Solicited in
       an Exchange Offer

               [LETTERHEAD OF TODAY'S BANCORP, INC.]

                       --------------, 1996
Dear Fellow Stockholder:

          On behalf of the Board of Directors and management of TODAY'S BANCORP, INC. ("TODAY'S"), I cordially invite you to attend a Special Meeting of Stockholders of TODAY'S to be held at --:-0 -.m., Central Time, on -----------, -------------, 1996, at the
Business Conference Center of Highland Community College, 2998 West Pearl City Road, Freeport, Illinois (the "Special Meeting"). At this important meeting, you will be asked to consider and vote upon the Agreement and Plan of Merger, dated March 19, 1996 (the "Merger Agreement"), and each of the transactions contemplated thereby, pursuant to which TODAY'S will be merged (the "Merger") with and into a wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"). Upon consummation of the Merger, each share of TODAY'S common stock will be converted into the right to receive, and each TODAY'S stockholder will have the opportunity to elect whether to receive per share of TODAY'S common stock as consideration in the Merger, one of the following: (i) cash equal to $30.79; (ii)
0.6923 of a share of MBI common stock; or (iii) cash equal to $12.32 and 0.4154 of a share of MBI common stock, all as more fully described in the accompanying Proxy Statement/Prospectus. In certain circumstances, TODAY'S stockholders may receive Merger consideration of a different type or in a different proportion than they have elected to receive.

          I have enclosed the following items relating to the Special Meeting and the Merger:

          1.   A Proxy Statement/Prospectus;

          2.   A proxy card;

          3. An election form and a certification regarding certain tax matters;

          4.   A white pre-addressed return envelope to Chase
               Mellon Shareholder Services, L.L.C. for the proxy card; and

          5.   A blue pre-addressed return envelope to KeyCorp
               Shareholder Services, Inc., the Exchange Agent, for the election form and certification, if applicable.

          The Proxy Statement/Prospectus and related proxy materials set forth, or incorporate by reference, financial data and other important information relating to TODAY'S and MBI and describe the terms and conditions of the proposed Merger. The Board of Directors requests that you carefully review these materials before completing the enclosed proxy card and election form or attending the Special Meeting.

          THE BOARD OF DIRECTORS OF TODAY'S HAS CAREFULLY
CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE MERGER
AGREEMENT. THE BOARD HAS DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF TODAY'S AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE
                       ---
MERGER AGREEMENT.

          The investment banking firm of The Chicago Corporation has issued its written opinion, dated as of the date of this Proxy/Statement Prospectus, to your Board of Directors regarding the fairness from a financial point of view of the consideration to be paid by MBI pursuant to the Merger Agreement.

          It is very important that your shares are represented at the Special Meeting, whether or not you plan to attend in person. The affirmative vote of persons holding at least two-thirds of the outstanding TODAY'S common stock is required for approval and adoption of the Merger Agreement. A failure to vote for approval and adoption of the Merger Agreement will have the same effect as a vote against the Merger Agreement. Therefore, I urge you to execute, date and return the enclosed proxy card in the enclosed white, postage-paid envelope as soon as possible to assure that your shares will be voted at the Special Meeting.

          It is also very important that you return the enclosed election form and, if applicable, the certification regarding tax matters. Failure to return the election form and, if applicable, the certification will result in a deemed election per share of TODAY'S common stock of cash equal to $30.79. In addition, in certain circumstances, failure to return the election form may cause a stockholder to be treated differently than those stockholders who have elected to receive cash equal to $30.79 by returning the election form in a timely manner.

          The Board of Directors and management of TODAY'S appreciate your continued support and look forward to seeing you at the Special Meeting. If you have any questions or require assistance, please contact R. William Owen at (815) 235-8596.

                                Very truly yours,



                                DAN HEINE
                                President and Chief Executive Officer

                       TODAY'S BANCORP, INC.
                      50 WEST DOUGLAS STREET
                     FREEPORT, ILLINOIS  61032

             NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                 TO BE HELD ON -------------, 1996

TO THE STOCKHOLDERS OF TODAY'S:

          Notice is hereby given that a Special Meeting of Stockholders of TODAY'S BANCORP, INC., a Delaware corporation ("TODAY'S"), will be held at the Business Conference Center of Highland Community College, 2998 West Pearl City Road, Freeport, Illinois, on ------------, -------------, 1996, at --:-0 -.m.,
Central Time, for the following purposes:

          (1) To consider and vote upon the approval and adoption of the Agreement and Plan of Merger (the "Merger Agreement"), dated March 19, 1996, and each of the transactions contemplated thereby, pursuant to which TODAY'S will be merged (the "Merger") with and into a wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"), and the business and operations of TODAY'S will be continued through such wholly owned subsidiary, and whereby, upon consummation of the Merger, each share (other than shares as to which a stockholder has perfected appraisal rights) of TODAY'S common stock will be converted into the right to receive, and each stockholder will have the opportunity to elect to receive per share of TODAY'S common stock as consideration in the Merger, one of the following: (i) cash equal to $30.79; (ii) 0.6923 of a share of MBI common stock; or (iii) cash equal to $12.32 and 0.4154 of a share of MBI common stock. In certain circumstances, TODAY'S stockholders may receive Merger consideration of a different type or in a different proportion than they have elected to receive.

          (2) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

          The record date for determining the stockholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof has been fixed as of the close of business on --------------, 1996.

          In the event the Merger is approved and consummated, each holder of TODAY'S common stock will have the right to dissent from the Merger and demand payment of the fair value of his or her shares. The right of a stockholder to receive such payment is contingent upon strict compliance with the requirements of Section 262 of The General Corporation Law of the State of Delaware, the full text of which is attached as Annex A to the accompanying Proxy
                                  -------
Statement/Prospectus. For a summary of these requirements, see "APPRAISAL RIGHTS OF STOCKHOLDERS OF TODAY'S" in the accompanying Proxy Statement/Prospectus.

          WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN
IT TO CHASE MELLON SHAREHOLDER SERVICES, L.L.C. IN THE ACCOMPANYING WHITE ENVELOPE.

                                By Order of the Board of Directors


                                DANIEL M. LASHINSKI
                                Secretary
Freeport, Illinois
- ----------, 1996

                  MERCANTILE BANCORPORATION INC.
                            PROSPECTUS
                         ----------------

                       TODAY'S BANCORP, INC.
                          PROXY STATEMENT
                  SPECIAL MEETING OF STOCKHOLDERS
                 TO BE HELD ON -------------, 1996

          This Prospectus of Mercantile Bancorporation Inc. ("MBI") relates to the issuance of up to 1,177,066 shares of common stock, $5.00 par value (the "MBI Stock"), and attached preferred share purchase rights (the "MBI Rights"), of MBI (the MBI Stock and MBI Rights are collectively referred to herein as the "MBI Common Stock"), to be issued to the stockholders of TODAY'S BANCORP, INC., a Delaware corporation ("TODAY'S"), upon consummation of the proposed merger (the "Merger") of TODAY'S with and into a wholly owned subsidiary of MBI ("Merger Sub"). Upon receipt of the requisite stockholder and regulatory approvals, the Merger will be consummated in accordance with the terms and conditions of the Agreement and Plan of Merger (the "Merger Agreement"), dated March 19, 1996, by and among MBI, Merger Sub and TODAY'S. This Prospectus also serves as the Proxy Statement for TODAY'S in connection with the Special Meeting of Stockholders of TODAY'S (the "Special Meeting"), which will be held on -------------, 1996, at the time and place and for the purposes stated in the Notice of Special Meeting of Stockholders accompanying this Proxy Statement/ Prospectus.

          Pursuant to the Merger Agreement, MBI will issue up to an aggregate of 1,177,066 shares of MBI Common Stock. Upon consummation of the Merger, the business and operations of TODAY'S will be continued through Merger Sub and each share (other than shares as to which a stockholder has perfected appraisal rights) of the common stock, $5.00 par value (the "TODAY'S Stock"), and attached preferred share purchase rights (the "TODAY'S Rights"), of TODAY'S (the TODAY'S Stock and the TODAY'S Rights are collectively referred to herein as the "TODAY'S Common Stock") will be converted into the right to receive, and each TODAY'S stockholder will have the opportunity to elect whether to receive per share of TODAY'S Common Stock as consideration in the Merger, one of the following:
(i) cash equal to $30.79 (the "Cash Distribution"); (ii) 0.6923 of a share of MBI Common Stock (the "Stock Distribution"); or (iii) cash equal to $12.32 and 0.4154 of a share of MBI Common Stock (the "Combined Distribution") (the aggregate of all Cash Distributions, Stock Distributions and Combined Distributions is sometimes hereinafter referred to as the "Merger Consideration"), all as more fully described in detail at pages 25 to 49 of this Proxy Statement/Prospectus. In certain circumstances, TODAY'S stockholders who have elected to receive the Cash Distribution, the Combined Distribution or the Stock Distribution or who have been deemed to have elected the Cash Distribution will receive Merger Consideration of a different type or in a different proportion than they have elected or have been deemed to have elected to receive. See "TERMS OF THE PROPOSED MERGER - General Description of the Merger." No fractional shares of MBI Common Stock will be issued in the Merger, but cash will be paid in lieu of fractional shares. See "TERMS OF THE PROPOSED MERGER - Fractional Shares."

          The Merger is intended to qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and is intended to achieve certain federal income tax tax-deferral benefits for TODAY'S stockholders with respect to shares of MBI Common Stock received in the Merger. See "SUMMARY INFORMATION - Certain Federal Income Tax Consequences" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER." Because a TODAY'S stockholder who elects to receive the Stock Distribution may nevertheless, under certain circumstances, receive a combination of MBI Common Stock and cash, such stockholder may recognize taxable income with respect to any such cash received. See "TERMS OF THE PROPOSED MERGER - General Description of the Merger."

          MBI Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "MTL" and TODAY'S Common Stock is quoted on the Nasdaq National Market under the symbol "TDAY." On
- -------------, 1996 the closing sale price for MBI Common Stock as reported on the NYSE Composite Tape was $------ per share and the closing sale price for TODAY'S Common Stock as reported by the Nasdaq National Market was $------ per share.

          This Proxy Statement/Prospectus, the Notice of Special
Meeting, the form of proxy and the election form were first mailed to the stockholders of TODAY'S on or about ----------, 1996.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE SHARES OF MBI COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER FEDERAL OR STATE GOVERNMENTAL AGENCY.

          All information contained in this Proxy
Statement/Prospectus with respect to MBI has been supplied by MBI and all information with respect to TODAY'S has been supplied by TODAY'S.

          The date of this Proxy Statement/Prospectus is
- -----------, 1996.

                       AVAILABLE INFORMATION
                       ---------------------

          Both MBI and TODAY'S are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file with the Commission reports, proxy statements and other information. Such reports, proxy statements and other information filed with the Commission by MBI and TODAY'S can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Suite 1300, Seven World Trade Center, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. MBI Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning MBI are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005. TODAY'S Common Stock is quoted on the Nasdaq National Market, and such reports, proxy statements and other information concerning TODAY'S are available from TODAY'S, without charge, upon written or oral request to Daniel M. Lashinski, 50 West Douglas Street, Freeport, Illinois 61032, telephone (815) 235-8596.

          This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which has been filed by MBI with the Commission. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Proxy Statement/Prospectus provide a summary of the contents of any contract or other document referenced herein but are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For such further information, reference is made to the Registration Statement.


         INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
         -------------------------------------------------

          THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO MBI AND TODAY'S WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF STOCK OF TODAY'S TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO MBI, TO JON W. BILSTROM, GENERAL COUNSEL AND SECRETARY, MERCANTILE BANCORPORATION INC., P.O. BOX 524, ST. LOUIS, MISSOURI 63166-0524, TELEPHONE (314) 425-2525 OR, IN THE CASE OF DOCUMENTS RELATING TO TODAY'S, TO R. WILLIAM OWEN, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, TODAY'S BANCORP, INC., P.O. BOX 30, FREEPORT, ILLINOIS, TELEPHONE (815) 235-8596. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUEST SHOULD BE MADE BY ----------------, 1996.

          The following documents filed with the Commission by MBI under the Exchange Act are incorporated herein by reference:

          (a) MBI's Annual Report on Form 10-K for the year ended December 31, 1995.

          (b) MBI's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

          (c) MBI's Current Reports on Form 8-K dated January 16, 1996 and March 11, 1996.

          (d)  The description of the MBI Stock set forth in
               Item 1 of MBI's Registration Statement on Form 8-A, dated March 5, 1993, and any amendment or report filed for the purpose of updating such description.

          (e) The description of the MBI Rights set forth in Item 1 of MBI's Registration Statement on Form 8-A, dated March 5, 1993, and any amendment or report filed for the purpose of updating such description.

          The following documents filed with the Commission by TODAY'S under the Exchange Act are incorporated herein by reference:

          (a) TODAY'S Annual Report on Form 10-K for the year ended December 31, 1995.

          (b) TODAY'S Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

          (c)  TODAY'S Current Report on Form 8-K dated March 19,
               1996.

          (d) The description of the TODAY'S Stock set forth in the TODAY'S Registration Statement on Form S-2, dated July 28, 1989, and any amendment or report filed for the purpose of updating such description.

          (e) The description of the TODAY'S Rights set forth in the TODAY'S Registration Statement on Form 8-A, dated December 17, 1990, and any amendment or report filed for the purpose of updating such description.

          Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item
402(a)(8) of Regulation S-K.

          All documents filed by MBI and TODAY'S pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and until the date of the Special Meeting shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to MBI and TODAY'S contained in this Proxy Statement/Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a subsequent statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

          Any statements contained in this Proxy
Statement/Prospectus involving matters of opinion, whether or not expressly so stated, are intended as such and not as representations of fact.

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MBI OR TODAY'S. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF MBI COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO ANY

PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT HERETO SHALL IMPLY OR CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MBI OR TODAY'S OR ANY OF THEIR SUBSIDIARIES OR IN THE INFORMATION SET FORTH HEREIN SUBSEQUENT TO THE DATE HEREOF.

                         TABLE OF CONTENTS
                         -----------------
                                                               Page
                                                               ----

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . .  3

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. . . . . . . .  3

SUMMARY INFORMATION. . . . . . . . . . . . . . . . . . . . . . .  8
     Business of MBI . . . . . . . . . . . . . . . . . . . . . .  8
     Business of TODAY'S . . . . . . . . . . . . . . . . . . . .  9
     The Proposed Merger . . . . . . . . . . . . . . . . . . . .  9
     Effect on Stock Option and Employee Benefit Plans . . . . . 13
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . 14
     Conditions to the Merger. . . . . . . . . . . . . . . . . . 14
     Effective Time; Closing Date. . . . . . . . . . . . . . . . 14
     Termination of the Merger Agreement . . . . . . . . . . . . 14
     Other Agreements. . . . . . . . . . . . . . . . . . . . . . 15
     Interests of Certain Persons in the Merger. . . . . . . . . 15
     Special Meeting of TODAY'S Stockholders . . . . . . . . . . 16
     Reasons for the Merger. . . . . . . . . . . . . . . . . . . 16
     Opinion of Financial Advisor to TODAY'S . . . . . . . . . . 17
     Fractional Shares . . . . . . . . . . . . . . . . . . . . . 17
     Appraisal Rights. . . . . . . . . . . . . . . . . . . . . . 17
     Waiver and Amendment. . . . . . . . . . . . . . . . . . . . 17
     Certain Federal Income Tax Consequences . . . . . . . . . . 17
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . 18
     Markets and Market Prices . . . . . . . . . . . . . . . . . 18
     Comparative Unaudited Per Share Data. . . . . . . . . . . . 19
     Summary Financial Data. . . . . . . . . . . . . . . . . . . 19

INFORMATION REGARDING SPECIAL MEETING. . . . . . . . . . . . . . 23
     General . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     Date, Time and Place. . . . . . . . . . . . . . . . . . . . 23
     Record Date; Vote Required. . . . . . . . . . . . . . . . . 23
     Voting and Revocation of Proxies. . . . . . . . . . . . . . 23
     Solicitation of Proxies . . . . . . . . . . . . . . . . . . 24

TERMS OF THE PROPOSED MERGER . . . . . . . . . . . . . . . . . . 25
     General Description of the Merger . . . . . . . . . . . . . 25
     Other Agreements. . . . . . . . . . . . . . . . . . . . . . 29
     Background of and Reasons for the Merger; Board
       Recommendations . . . . . . . . . . . . . . . . . . . . . 31
     Opinion of Financial Advisor to TODAY'S . . . . . . . . . . 35
     Conditions to the Merger. . . . . . . . . . . . . . . . . . 39
     Termination of the Merger Agreement . . . . . . . . . . . . 41
     Indemnification . . . . . . . . . . . . . . . . . . . . . . 42
     Effective Time; Closing Date. . . . . . . . . . . . . . . . 42
     Surrender of TODAY'S Stock Certificates and Receipt of
       MBI Common Stock and/or Cash. . . . . . . . . . . . . . . 42
     Fractional Shares . . . . . . . . . . . . . . . . . . . . . 43
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . 43
     Business Pending the Merger . . . . . . . . . . . . . . . . 43

                                    - 6 -

                                                               Page
                                                               ----

     Waiver and Amendment. . . . . . . . . . . . . . . . . . . . 47
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . 47
     Interests of Certain Persons in the Merger. . . . . . . . . 47
     Effect on Stock Option and Employee Benefit Plans . . . . . 48

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. . . . . . 49

APPRAISAL RIGHTS OF STOCKHOLDERS OF TODAY'S. . . . . . . . . . . 53

PRO FORMA FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . 57
     Comparative Unaudited Per Share Data. . . . . . . . . . . . 57
     Pro Forma Combined Consolidated Financial Statements
       (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . 58

INFORMATION REGARDING MBI STOCK. . . . . . . . . . . . . . . . . 65
     Description of MBI Common Stock and Attached Preferred
       Share Purchase Rights . . . . . . . . . . . . . . . . . . 65
     Restrictions on Resale of MBI Stock by Affiliates . . . . . 67
     Comparison of the Rights of Shareholders of MBI and
       Stockholders of TODAY'S . . . . . . . . . . . . . . . . . 67

SUPERVISION AND REGULATION . . . . . . . . . . . . . . . . . . . 71
     General . . . . . . . . . . . . . . . . . . . . . . . . . . 71
     Certain Transactions with Affiliates. . . . . . . . . . . . 72
     Payment of Dividends. . . . . . . . . . . . . . . . . . . . 72
     Capital Adequacy. . . . . . . . . . . . . . . . . . . . . . 72
     FDIC Insurance Assessments. . . . . . . . . . . . . . . . . 72
     Proposals to Overhaul the Savings Association Industry. . . 73
     Support of Subsidiary Banks . . . . . . . . . . . . . . . . 73
     FIRREA and FDICIA . . . . . . . . . . . . . . . . . . . . . 74
     Depositor Preference Statute. . . . . . . . . . . . . . . . 74
     The Interstate Banking and Community Development
       Legislation . . . . . . . . . . . . . . . . . . . . . . . 75

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS. . . . . . . . . . . . 75

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . 75

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . 76

SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . 76

ANNEX A --  APPRAISAL RIGHTS PROVISIONS OF THE GENERAL
            CORPORATION LAW OF THE STATE OF DELAWARE . . . . . .A-1

ANNEX B --  OPINION OF THE CHICAGO CORPORATION . . . . . . . . .B-1

                       SUMMARY INFORMATION
                       -------------------

     THE FOLLOWING SUMMARY OF THE IMPORTANT TERMS OF THE PROPOSED MERGER AND RELATED INFORMATION DISCUSSED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION WHICH APPEARS ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. STOCKHOLDERS OF TODAY'S ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY. ALL MBI PER SHARE DATA REFLECT A THREE-FOR-TWO STOCK SPLIT DISTRIBUTED IN THE FORM OF A STOCK DIVIDEND ON APRIL 11, 1994.

BUSINESS OF MBI

     MBI, a Missouri corporation, was organized in 1970 and is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"). MBI is also a savings and loan holding company under the Home Owners' Loan Act of 1933, as amended (the "HOLA"). At June 30, 1996, MBI owned, directly or indirectly, all of the capital stock of Mercantile Bank of St. Louis National Association ("Mercantile Bank") and 61 other commercial banks which operated from 435 banking offices and 400 Fingertip Banking automated teller machines located throughout Missouri, Illinois, eastern Kansas, northern Arkansas and Iowa. MBI's services concentrate in four major lines of business -- consumer, corporate, investment banking and trust services. MBI also operates non-banking subsidiaries which provide related financial services, including investment management, brokerage services and asset-based lending. As of June 30, 1996, MBI had 62,673,041 shares of its Common Stock outstanding and reported, on a restated consolidated basis, total assets of $18 billion, total deposits of $14.3 billion, total loans and leases of $11.9 billion and shareholders' equity of $1.6 billion.

     On January 2, 1996, MBI completed the acquisitions of (i) Hawkeye Bancorporation ("Hawkeye"), an Iowa corporation and registered bank holding company under the BHCA, located in Des Moines, Iowa, and (ii) First Sterling Bancorp, Inc. ("Sterling"), an Illinois corporation and registered bank holding company under the BHCA, located in Sterling, Illinois. These acquisitions were accounted for under the pooling-of-interests method of accounting. As of January 2, 1996, Hawkeye and Sterling reported total assets of $2.0 billion and $168 million, respectively.

     On February 9, 1996 and March 7, 1996, respectively, MBI completed the acquisitions of (i) Security Bank of Conway, F.S.B. ("Conway"), a federal stock savings bank located in Conway, Arkansas, and (ii) Metro Savings Bank, F.S.B. ("Metro"), a federal stock savings bank located in Wood River, Illinois. These acquisitions were accounted for under the purchase method of accounting. As of February 9, 1996, Conway reported total assets of $103 million. As of March 7, 1996, Metro reported total assets of $81 million.

     In connection with the acquisition of Hawkeye, MBI restated its consolidated financial statements as of and for the years ended December 31, 1995, 1994 and 1993. MBI filed supplemental financial statements as of and for the years ended December 31, 1995, 1994 and 1993 in a Current Report on Form 8-K, dated March 11, 1996, which has been incorporated by reference into this ProxyStatement/ Prospectus. Due to the immateriality of the financial condition and results of operations of Sterling to that of MBI, the supplemental consolidated financial statements of MBI do not reflect the acquisition of Sterling.

     On December 19, 1995, MBI entered into an agreement to acquire Peoples State Bank ("Peoples"), a Kansas state-chartered bank, located in Topeka, Kansas. As of June 30, 1996, Peoples reported total assets of $94 million, total deposits of $74 million, total loans and leases of $52 million and shareholders' equity of $8 million.

     On July 9, 1996, MBI entered into an agreement to acquire First Financial Corporation of America ("First Financial"), a Missouri corporation, located in Salem, Missouri. As of June 30, 1996, First Financial reported, on a consolidated basis, total assets of $88 million, total deposits of $76 million, total loans and leases of $48 million and shareholders' equity of $10 million.

     MBI's principal executive offices are located at One
Mercantile Center, St. Louis, Missouri 63101 and its telephone number is (314) 425-2525.

BUSINESS OF TODAY'S

     TODAY'S, a Delaware corporation, was organized in 1977 and is registered as a bank holding company under the BHCA. TODAY'S currently owns all of the capital stock of: (i) TODAY'S BANK-East ("TODAY'S-East"), an Illinois state-chartered bank which owns and operates two subsidiaries, TODAY'S MORTGAGE SOURCE and TODAY'S FINANCIAL SERVICES, both of which are Illinois corporations; (ii) TODAY'S BANK-West ("TODAY'S-West" and collectively with TODAY'S-East, the "TODAY'S Banks"), an Illinois state-chartered bank; and
(iii) TODAY'S INSURANCE SOURCE AGENCY, LTD., an Illinois property and casualty company, all of which operate from twelve locations in northwestern Illinois. As of June 30, 1996, 2,751,198 shares of TODAY'S Common Stock were issued and outstanding and stock options to purchase 82,299 shares of TODAY'S Common Stock were outstanding. As of June 30, 1996, TODAY'S reported, on a consolidated basis, total assets of $510 million, total deposits of $438 million, total loans and leases of $360 million and stockholders' equity of $48 million.

     The principal executive offices of TODAY'S are located at 50
West Douglas Street, Freeport, Illinois 61032 and its telephone number is (815) 235-8596.

THE PROPOSED MERGER

     Subject to the satisfaction of the terms and conditions set forth in the Merger Agreement, which are described below, TODAY'S will be merged with and into Merger Sub. Upon consummation of the Merger, the corporate existence of TODAY'S will terminate and Merger Sub will continue as the surviving entity. Simultaneously with the effectiveness of the Merger, and subject to elections of stockholders and certain other adjustments intended to accommodate the tax-deferred nature of the transaction for those stockholders who receive solely shares of MBI Common Stock, each share of TODAY'S Common Stock (other than shares as to which a TODAY'S stockholder has perfected appraisal rights) will be converted into the right to receive one of the following (i) the Cash Distribution (cash equal to $30.79); (ii) the Stock Distribution (0.6923 of a share of MBI Common Stock); or (iii) the Combined Distribution (cash equal to $12.32 and 0.4154 of a share of MBI Common Stock).

     Each TODAY'S stockholder will have the opportunity to elect whether to receive per share of TODAY'S Common Stock as consideration in the Merger: (i) the Cash Distribution (a "Cash Election," in which case such stockholder's shares of TODAY'S
Common Stock shall be deemed "Cash Election Shares"); (ii) the
Stock Distribution (a "Stock Election," in which case such stockholder's shares of TODAY'S Common Stock shall be deemed "Stock Election Shares"); or (iii) the Combined Distribution (a "Combined Election," in which case such stockholder's shares of TODAY'S
Common Stock shall be deemed "Combined Election Shares"). Enclosed with this Proxy Statement/Prospectus is an election form (the
"Election Form"), whereby each TODAY'S stockholder may indicate a Cash Election, a Stock Election or a Combined Election. In order for an Election Form to be effective, the Election Form must be properly completed and duly executed by a TODAY'S stockholder and returned to KeyCorp Shareholder Services, Inc. (the "Exchange
Agent") by 5:00 p.m., Central Time, on the date of the Special
Meeting (the "Election Deadline").  TODAY'S STOCKHOLDERS ARE URGED
TO CONSULT WITH THEIR OWN FINANCIAL AND TAX ADVISORS PRIOR TO
RETURNING THEIR ELECTION FORMS TO THE EXCHANGE AGENT TO DETERMINE
THE BEST ALTERNATIVE FOR THEM.

     Following consummation of the Merger, the Exchange Agent will distribute the applicable Merger Consideration in exchange for shares of TODAY'S Common Stock. See "TERMS OF THE PROPOSED MERGER
- - Surrender of TODAY'S Stock Certificate and Receipt of MBI Common Stock and/or Cash."

     Each separate entry on the TODAY'S list of stockholders shall be presumed to represent a separate and distinct holder of record of TODAY'S Common Stock. Shares held of record by a bank, trust company, broker, dealer or other recognized nominee shall be deemed to be held by a single holder unless the nominee advises the Exchange Agent otherwise, in which case each beneficial owner represented by such nominee will be treated as a separate holder and, either directly or through such nominee, may submit a separate Election Form. An election pursuant to a previously submitted Election Form may be revoked or changed by a holder or any other person to whom the subject shares are subsequently transferred by written notice by such holder or transferee to the Exchange Agent at or prior to the Election Deadline. Any stockholder who fails to deliver a properly completed and duly executed Election Form to the Exchange Agent by the Election Deadline shall be deemed to have made no election (a "No Election," in which case such holder's shares shall be deemed to be "No Election Shares").

     No Election Shares will be treated as Cash Election Shares for purposes of determining the type and amount of Merger Consideration payable to the holders of No Election Shares; provided, however, that if the aggregate amount of cash payable to the holders of Cash Election Shares is required to be reduced and replaced with shares of MBI Common Stock, as described below, the cash payable to the holders of No Election Shares will be reduced and replaced with shares of MBI Common Stock before the cash payable to the holders of Cash Election shares is so reduced and replaced. Shares of TODAY'S
Common Stock as to which a TODAY'S stockholder has perfected appraisal rights (the "Dissenting Shares") under Section 262 of The General Corporation Law of the State of Delaware (the "DGCL") will also be treated as Cash Election Shares unless the aggregate amount of cash payable to the holders of Cash Election Shares is reduced and replaced with shares of MBI Common Stock, as described below, in which case such Dissenting Shares will not be so reduced and replaced. Shares of TODAY'S Common Stock that are subject to outstanding options (the "Option Shares") under the 1989
Nonqualified Stock Option Plan of TODAY'S (the "Stock Option Plan") will be treated as Stock Election Shares for purposes of determining the type and amount of Merger Consideration payable to the holders of Option Shares; provided, however, that if the aggregate number of shares of MBI Common Stock payable to the holders of Stock Election Shares is reduced and replaced with the Cash Distribution, as described below, in no event will the shares of MBI Common Stock payable to the holders of Option Shares be so reduced and replaced with the Cash Distribution.

     Pursuant to the Merger Agreement, any holder of 1% or more of TODAY'S Common Stock (determined as of the Closing Date) who has not, at or before the Election Deadline, delivered to the Exchange Agent a properly executed certification regarding certain tax matters (which certification will be provided to the TODAY'S stockholders with the Election Form) shall be deemed to have made a timely election to receive the Cash Distribution, and all shares of TODAY'S Common Stock held by such holder shall be deemed to be Cash Election Shares for all purposes, including the event in which the aggregate Cash Distribution payable to the holders of Cash Election Shares is required to be reduced as described below. A LESS-THAN-1% HOLDER WHO ACQUIRES ADDITIONAL SHARES OF TODAY'S COMMON STOCK AFTER THE ELECTION DEADLINE AND THEREBY BECOMES A
HOLDER OF 1% OR MORE OF TODAY'S COMMON STOCK WILL ALSO BE DEEMED TO HAVE MADE A TIMELY ELECTION TO RECEIVE THE CASH DISTRIBUTION AND
WILL BE PRECLUDED FROM RECEIVING THE STOCK DISTRIBUTION OR COMBINED DISTRIBUTION UNLESS SUCH HOLDER, IN ANTICIPATION OF SUCH
ACQUISITION OF ADDITIONAL SHARES OF TODAY'S COMMON STOCK, HAS DELIVERED TO THE EXCHANGE AGENT AT OR BEFORE THE ELECTION DEADLINE
A PROPERLY EXECUTED CERTIFICATION REGARDING CERTAIN TAX MATTERS.

     The actual Merger Consideration paid to each TODAY'S stockholder upon consummation of the Merger may differ in form or proportion from the Merger Consideration elected by each such stockholder pursuant to an Election Form in the event that (i) the aggregate number of shares of MBI Common Stock issuable as Merger Consideration on the basis of the stockholders' elections exceeds 1,177,066 (an "Over-Election") or (ii) the aggregate number of shares of MBI Common Stock issuable as Merger Consideration on the basis of the stockholders' elections is less than 1,177,066 and
                                                            ---
would be insufficient to allow Thompson Coburn, counsel to MBI ("MBI Counsel"), to render an opinion (the "Tax Opinion") that the Merger will qualify as a reorganization under Section 368 of the Code for federal income tax purposes (an "Under-Election"). See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER." In the event of an Over-Election, the aggregate number of shares of MBI Common Stock issuable as a portion of all Combined Distributions (and, if necessary, in all Stock Distributions (other than with respect to Option Shares)) will be reduced pro rata and the Cash Distribution will be issued in lieu thereof, such that the aggregate number of shares of MBI Common Stock issuable as Merger Consideration in all Stock Distributions and Combined Distributions equals 1,177,066. In the event of an Under-Election, the Cash Distribution payable to the holders of No Election Shares (and, if necessary, to the holders of, first, the Combined Election Shares and, second, the Cash Election Shares) will be reduced pro rata and the Stock Distribution will be issued in lieu thereof, such that the aggregate number of shares of MBI Common Stock necessary for MBI Counsel to render the Tax Opinion will be issued as Merger Consideration. In all other cases, including the event that the aggregate number of shares of MBI Common Stock issuable as Merger Consideration on the basis of the stockholders' elections is less than 1,177,066 but is sufficient to allow MBI Counsel to render the Tax Opinion, the Merger Consideration paid to each TODAY'S stockholder will be paid in the same form and proportion as such stockholder has elected on an Election Form (or has been deemed to have elected, in the case of No Election Shares or shares held by certain holders of 1% or more of TODAY'S Common Stock). A more detailed description of the process through which the Merger Consideration will be determined and paid to the TODAY'S stockholders, including the terms and conditions under which a particular type of Merger Consideration elected by a TODAY'S stockholder may be replaced by another type of Merger Consideration, is set forth below.

     In the event that the number of shares of MBI Common Stock issuable as Merger Consideration to the holders of Stock Election
Shares and Combined Election Shares is less than 1,177,066, then:

          (i) the Stock Election Shares will be converted into the right to receive the Stock Distribution; and

          (ii) the Cash Election Shares and the Combined Election Shares will be converted into the right to receive the Cash Distribution and the Combined Distribution, respectively; provided, however, that in the event of an Under Election, whereby the number of shares of MBI Common Stock issuable to the holders of the Stock Election Shares and Combined Election Shares is insufficient, in the opinion of

     MBI Counsel, to allow MBI Counsel to render the Tax Opinion required by the Merger Agreement (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER"), then MBI Counsel will notify the Exchange
     Agent (the "Notice") as soon as practicable on or after the date of the consummation of the Merger (the "Closing Date") as to the number of additional shares of MBI Common Stock that will be required to be issued in the Merger in order to allow
     MBI Counsel to render the Tax Opinion in its reasonable judgment (the "Share Deficit"). Upon the receipt of the Notice, the Exchange Agent shall:

               (A) first, (x) reallocate the Merger Consideration payable to each holder of No Election Shares on a pro rata basis (based upon the ratio of No Election Shares owned by each such holder to the total number of No Election Shares), such that the holders of No Election Shares receive an aggregate number of shares of MBI Common Stock equal to the Share Deficit and (y) issue to each such holder of No Election Shares the balance of the Merger Consideration due to such holder, if any, by subtracting the value of the shares of MBI Common Stock received in the reallocation (using a deemed value of $44.475 per share) from the product of the number of No Election Shares held by such holder at the Effective Time and $30.79;

               (B) second, if the reallocation set forth in paragraph (A) above does not result in the issuance of an aggregate number of shares of MBI Common Stock equal to the Share Deficit, (x) reallocate the Merger Consideration payable to each holder of Combined Election Shares on a pro rata basis (based upon the ratio of Combined Election Shares owned by each such holder to the total number of Combined Election Shares), such that the holders of Combined Election Shares receive an additional aggregate number of shares of MBI Common Stock equal to the Share Deficit less the shares of MBI Common Stock issuable pursuant to paragraph (A) above, and (y) issue to each such holder of Combined Election Shares the balance of the Merger Consideration, due to such holder, if any, by subtracting the value of the sum of the shares of MBI Common Stock received in the Combined Distribution and the additional shares of MBI Common Stock received in the reallocation (using in both cases a deemed value of $44.475 per share) from the product of the number of Combined Election Shares held by such holder at the Effective Time and $30.79; and

               (C) third, if the reallocations set forth in paragraphs (A) and (B) above do not result in the issuance of an aggregate number of shares of MBI Common Stock equal to the Share Deficit, (x) reallocate the Merger Consideration payable to each holder of Cash Election Shares, other than holders of No Election Shares and Dissenting Shares, on a pro rata basis (based upon the ratio of Cash Election Shares, other than No Election Shares and Dissenting Shares, owned by each such holder to the total number of Cash Election Shares, other than No Election Shares and Dissenting Shares), such that the holders of such Cash Election Shares receive an aggregate number of shares of MBI Common Stock equal to the Share Deficit less the shares of MBI Common Stock issued pursuant to paragraphs (A) and (B) above, and (y) issue to each such holder of Cash Election Shares, other than holders of No Election Shares and Dissenting Shares, the balance of the Merger Consideration due to such holder, if any, by subtracting the value of the shares of MBI Common Stock received in the reallocation (using a deemed value of $44.475 per share) from the product of the number of Cash Election Shares, other than No Election Shares and Dissenting Shares, held by such holder and $30.79.

          In the event of an Over-Election, whereby the number of shares of MBI Common Stock issuable as Merger Consideration to the holders of Stock Election Shares and Combined Election Shares is greater than 1,177,066, then:

          (i) all Cash Election Shares will be converted into the right to receive the Cash Distribution; and

          (ii) the Exchange Agent shall determine the number by which the shares of MBI Common Stock issuable pursuant to the Stock Distribution and the Combined Distribution exceeds
     1,177,066 (the "Share Surplus") and shall:

               (A) first, (x) reallocate the Merger Consideration payable to each such holder of Combined Election Shares on a pro rata basis (based upon the ratio of the number of Combined Election Shares owned by each such holder to the total number of Combined Election Shares), such that the total number of shares of MBI Common Stock received by the holders of Combined Election Shares is reduced by the Share Surplus and (y) in lieu of the issuance of the MBI Common Stock portion of the Combined Distribution for each share of TODAY'S Common Stock, issue to each such holder of Combined Election Shares the Cash Distribution; and

               (B) second, (x) if the reallocation set forth in paragraph (A) above does not result in the elimination of the Share Surplus, the Exchange Agent shall eliminate the Share Surplus by reallocating the Merger Consideration payable to each holder of Stock Election Shares, other than Option Shares, on a pro rata basis (based upon the ratio of the number of Stock Election Shares, other than Option Shares, owned by each such holder to the total number of Stock Election Shares, other than Option Shares), such that the total number of shares of MBI Common Stock received by the holders of Stock Election Shares is reduced by the Share Surplus less the number of shares reduced pursuant to paragraph (A) above, and (y) in lieu of the issuance of the Stock Election for each share of TODAY'S Common Stock, issue to each such holder of Stock Election Shares the Cash Distribution.

EFFECT ON STOCK OPTION AND EMPLOYEE BENEFIT PLANS

     Upon consummation of the Merger, MBI will assume the Stock Option Plan, and all of the outstanding rights (whether or not then exercisable) with respect to TODAY'S Common Stock pursuant to the Stock Option Plan (collectively, the "TODAY'S Options") will be converted into rights with respect to MBI Common Stock (the "Option Conversion"). As a result of such assumption: (i) each outstanding TODAY'S Option will be exercisable solely for shares of MBI Common Stock; (ii) the number of shares of MBI Common Stock subject to the TODAY'S Options will equal the number of Option Shares multiplied by the Stock Distribution; and (iii) the per share exercise price for each TODAY'S Option will be adjusted by dividing such exercise price by the Stock Distribution.

     In addition, upon consummation of the Merger, Merger Sub will honor all severance and other compensation contracts and provisions for vested benefits under the employee plans of TODAY'S and its subsidiaries earned or accrued through the Effective Time (as defined below). MBI will take such steps as are necessary to integrate the former employees of TODAY'S and its subsidiaries into MBI's employee benefit plans as soon as practicable after the Effective Time. See "TERMS OF THE PROPOSED MERGER - Effect on Stock Option and Employee Benefit Plans."

REGULATORY APPROVALS

     The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Illinois Commissioner of Banks and Real Estate (the "Illinois Commissioner") and any other bank regulatory authority that may be necessary or appropriate (the Federal Reserve Board, the Illinois Commissioner and any other bank regulatory agency that may be necessary or appropriate are collectively referred to herein as the "Regulatory Authorities" and, individually, as a "Regulatory Authority"). MBI has filed the required applications for approval with such Regulatory Authorities. In reviewing the Merger, the Regulatory Authorities will consider various factors, including possible anticompetitive effects of the Merger, and will examine the financial and managerial resources and future prospects of the combined organization. There can be no assurance that the requisite regulatory approvals will be granted or as to the timing of such approvals. See "TERMS OF THE PROPOSED MERGER - Regulatory Approvals" and "SUPERVISION AND REGULATION."

CONDITIONS TO THE MERGER

     The consummation of the Merger is subject to certain terms and conditions, including the approval of the Merger Agreement by an affirmative vote of the holders of at least two-thirds of the outstanding shares of TODAY'S Common Stock, the receipt of the requisite approvals from the Regulatory Authorities and the receipt of the Tax Opinion. For a discussion of each of the conditions to the Merger, see "TERMS OF THE PROPOSED MERGER - Conditions to the Merger."

EFFECTIVE TIME; CLOSING DATE

     Unless MBI, Merger Sub and TODAY'S otherwise agree in writing, the Merger will become effective (the "Effective Time") upon later of (i) the issuance of a certificate of merger by the Office of the Secretary of State of the State of Missouri and (ii) the filing of a certificate of merger with the Office of the Secretary of State of the State of Delaware; provided, however, that the Effective Time will occur no later than the first business day of the first full calendar month commencing at least five business days after the approval of the Merger Agreement by the stockholders of TODAY'S, the approval of the Merger by the Regulatory Authorities and the expiration of all waiting periods following such regulatory approvals. The Closing Date shall occur upon the date that the Effective Time occurs.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of the parties or unilaterally by either party upon the occurrence of certain events or if the Merger is not consummated by March 31, 1997. See "TERMS OF THE PROPOSED MERGER - Conditions to the Merger" and
"- Termination of the Merger Agreement."

OTHER AGREEMENTS

     In addition to and contemporaneously with the Merger
Agreement, MBI and TODAY'S executed a Stock Option Agreement (the
"Option Agreement") and MBI and each of the directors of TODAY'S executed separate Voting Agreements (the "Voting Agreements"). The following is a summary of the material terms of the Option
Agreement and the Voting Agreements.

     OPTION AGREEMENT. Pursuant to the Option Agreement, TODAY'S issued to MBI an option (the "Option") to purchase up to 483,771 shares of TODAY'S Common Stock at a price of $24.00 per share (the "Option Price"). The Option is exercisable upon the occurrence of certain events generally relating to the failure of TODAY'S to consummate the Merger because of a material change or potential material change in the ownership of TODAY'S, all as set forth in the Option Agreement. None of such events has occurred as of the date hereof. TODAY'S granted the Option as a condition of and in consideration for MBI's entering into the Merger Agreement. The Option is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, the Option may have the effect of discouraging a person who might now or prior to the consummation of the Merger consider or propose the acquisition of TODAY'S (or a significant interest in TODAY'S), even if such person were prepared to pay a higher price per share for TODAY'S Common Stock than the price per share implicit in the Merger Consideration. In the event MBI acquires shares of TODAY'S Common Stock pursuant to the Option, it could vote those shares in the election of TODAY'S directors and other matters requiring a stockholder vote, thereby potentially having a material impact on the outcome of such matters. For additional information regarding the Option Agreement, see "TERMS OF THE PROPOSED MERGER-Other Agreements-Option Agreement."

     VOTING AGREEMENTS. Pursuant to the Voting Agreements, each of the directors of TODAY'S agreed that he or she will vote all of the shares of TODAY'S Common Stock then owned or subsequently acquired and over which he or she has, or, prior to the Record Date (as herein defined) acquires, voting control in favor of the approval and adoption of the Merger Agreement at the Special Meeting. In addition, until the earliest to occur of the Effective Time, the termination of the Merger Agreement or the abandonment of the Merger by mutual agreement of MBI and TODAY'S, each director further agreed not to vote any such shares in favor of the approval of any other agreement relating to the merger or sale of substantially all of the assets of TODAY'S to a third party. Each director also agreed not to transfer such shares of TODAY'S Common Stock unless, prior to such transfer, the transferee executes an agreement in substantially the same form as the Voting Agreement and reasonably satisfactory to MBI. As of the Record Date, the directors of TODAY'S owned beneficially an aggregate of ---------- shares of TODAY'S Common Stock (excluding Option Shares), or approximately --------% of the issued and outstanding shares. See "TERMS OF THE PROPOSED MERGER - Other Agreements - Voting Agreements."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Each of Dan Heine, President and Chief Executive Officer of TODAY'S, and R. William Owen, Executive Vice President and Chief Financial Officer of TODAY'S, is party to an employment agreement with TODAY'S. Under each such employment agreement, if such executive officer's employment is "terminated" by TODAY'S within two years after a "change in control" other than for "cause" (all terms as defined in the employment agreements), the executive officer will be entitled to a severance payment equal to 250% of the base salary, incentive compensation and bonus payments paid to such executive officer in the calendar year prior to the year in which the change in control occurs, subject to reduction to the extent any portion of the payment would constitute an "excess parachute payment" under Section 280G of the Code.

     In addition, each of Douglas L. Mitchell, C. Brad Zulke, Douglas M. Cross and Jeffrey P. Mozena is party to a severance agreement with TODAY'S. Under each such severance agreement, if such executive officer's employment is "terminated" by TODAY'S or the executive officer terminates his employment after the executive officer's job duties and responsibilities are "substantially reduced" other than for "cause" within twelve months of a "change of control" (all terms as defined in the severance agreements), the executive officer will be entitled to a severance payment equal to 100% of the base salary, incentive compensation and bonus payments paid to the executive officer by TODAY'S in the calendar year prior to the year in which the change of control occurs.

     MBI has also agreed that any indemnification obligations of TODAY'S in favor of the employees, agents, directors or officers of TODAY'S existing on March 19, 1996 shall continue in effect following the Merger. In addition, as of the Effective Time, MBI's current insurance policy will provide coverage for "prior acts" of the directors and officers of TODAY'S. See "TERMS OF THE PROPOSED MERGER - Interests of Certain Persons in the Merger."

SPECIAL MEETING OF TODAY'S STOCKHOLDERS

     The Special Meeting will be held on -------------, 1996, at
- --:-- -.m. Central Time, at the Business Conference Center of Highland Community College, 2998 West Pearl City Road, Freeport, Illinois. TODAY'S stockholders owning at least two-thirds of the outstanding shares of TODAY'S Common Stock must vote to approve and adopt the Merger Agreement. Only holders of record of TODAY'S Common Stock at the close of business on -----------------, 1996 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. At such date, there were ---------------- shares of TODAY'S Common Stock outstanding.

     As of the Record Date, directors and executive officers of TODAY'S and their affiliates owned beneficially an aggregate of
- ---------- shares of TODAY'S Common Stock (excluding Option Shares), or approximately -----% of the shares entitled to vote at the Special Meeting. Each of the directors of TODAY'S, pursuant to the terms of his or her respective Voting Agreement, have committed to vote his or her shares of TODAY'S Common Stock for the approval of the Merger Agreement. As of the Record Date, such directors owned beneficially an aggregate of ------, or approximately ---%, of the issued and of TODAY'S Common Stock (excluding Option Shares).

     THE BOARD OF DIRECTORS OF TODAY'S HAS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE MERGER. THE BOARD HAS
DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF TODAY'S AND
ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.
- ---

REASONS FOR THE MERGER

     The TODAY'S Board of Directors believes the Merger will enable TODAY'S to (i) enhance its competitiveness and its ability to serve its depositors, customers and the communities in which it operates while maintaining a community banking approach and (ii) offer to the TODAY'S stockholders who receive MBI Common Stock as consideration on the Merger certain tax deferral benefits along with the prospect of higher dividends and a higher trading value. MBI's Board of Directors believes that the Merger will enable MBI to (i) increase its presence in northwestern Illinois through the acquisition of an established banking organization and (ii) enhance its ability to compete in the increasingly competitive banking and financial services industry. See "TERMS OF THE PROPOSED MERGER - Background of and Reasons for the Merger; Board Recommendations."

OPINION OF FINANCIAL ADVISOR TO TODAY'S

     The Chicago Corporation ("TCC") has served as financial advisor to TODAY'S and has rendered an opinion to the Board of Directors of TODAY'S that the consideration to be received by the TODAY'S stockholders in the Merger is fair to the TODAY'S stockholders from a financial point of view (the "TCC Opinion").
A copy of the TCC Opinion is attached hereto as Annex B and should
                                                -------
be read in its entirety with respect to the assumptions made, other matters considered and limitations on the reviews undertaken. See "TERMS OF THE PROPOSED MERGER - Opinion of Financial Advisor to TODAY'S."

FRACTIONAL SHARES

     No fractional shares of MBI Common Stock will be issued to the stockholders of TODAY'S in connection with the Merger. Each holder of TODAY'S Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of MBI Common Stock on the NYSE Composite Tape as reported in The Wall Street Journal on the Closing Date (the "MBI Stock Price"). Cash received by TODAY'S stockholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

APPRAISAL RIGHTS

     Under DGCL each holder of TODAY'S Common Stock may, in lieu of receiving the Merger Consideration, seek appraisal of the fair value of his or her shares and, if the Merger is consummated, receive payment of such fair value in cash by following certain procedures set forth in Section 262 of the DGCL, the text of which is attached hereto as Annex A. Failure to follow such procedures
                      -------
may result in a loss of such stockholder's appraisal rights. Any TODAY'S stockholder returning a blank executed proxy card will be deemed to have approved and adopted the Merger Agreement, thereby waiving any such appraisal rights. See "APPRAISAL RIGHTS OF STOCKHOLDERS OF TODAY'S."

WAIVER AND AMENDMENT

     Any provision of the Merger Agreement, including, without limitation, the conditions to the consummation of the Merger and the restrictions described under the caption "TERMS OF THE PROPOSED MERGER - Business Pending the Merger," may be (i) waived in writing at any time by the party that is, or whose shareholders or stockholders, as the case may be, are, entitled to the benefits thereof or (ii) amended at any time by written agreement of the parties approved by or on behalf of their respective Executive Committee or Board of Directors, as the case may be, whether before or after the approval of the Merger Agreement by the TODAY'S stockholders at the Special Meeting; provided, however, that after such approval, no such modification may (i) alter or change the amount or kind of the Merger Consideration to be received by the TODAY'S stockholders or (ii) adversely affect the tax treatment of the TODAY'S stockholders.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     MBI Counsel has delivered the Tax Opinion to the effect that, assuming the Merger occurs in accordance with the Merger Agreement and conditioned on the accuracy of certain representations made by MBI, TODAY'S and certain holders of TODAY'S Common Stock, the Merger will constitute a "reorganization" for federal income tax purposes and that, accordingly, no gain or loss will be recognized by TODAY'S stockholders who exchange their shares of TODAY'S Common Stock solely for shares of MBI Common Stock in the Merger. However, TODAY'S stockholders who receive cash in exchange for TODAY'S Common Stock (whether in lieu of fractional shares or as a Cash Distribution or Combined Distribution) may recognize taxable income, but not in excess of the amount of cash received. MBI
Counsel has also delivered the Tax Opinion to the effect that, assuming the Option Conversion occurs in accordance with the Merger Agreement, holders of TODAY'S Options will recognize no gain or loss as a result of the Option Conversion. EACH TODAY'S
STOCKHOLDER AND EACH HOLDER OF TODAY'S OPTIONS IS URGED TO CONSULT
HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX
CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER.  See "CERTAIN
FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting. See "TERMS OF THE PROPOSED MERGER - Accounting
Treatment."

MARKETS AND MARKET PRICES

     MBI Common Stock is currently traded on the NYSE under the symbol "MTL." The last sale price reported for MBI Common Stock on March 19, 1996, the last trading date preceding the public announcement of the Merger, was $45.25. TODAY'S Common Stock is quoted on the Nasdaq National Market under the symbol "TDAY." The last sale price reported for TODAY'S Common Stock on March 19, 1996, was $26.75.

     The following table sets forth for the periods indicated the high and low prices per share of MBI Common Stock and TODAY'S Common Stock as reported on the NYSE and by the Nasdaq National Market, respectively, along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for retail mark-ups, mark-downs or commissions.

                                           MBI                                 TODAY'S
                            ---------------------------------      ---------------------------------
                               SALES PRICE             CASH           SALES PRICE             CASH
                            ------------------       DIVIDEND      -----------------        DIVIDEND
                            HIGH           LOW       DECLARED      HIGH          LOW        DECLARED
                            ----           ---       --------      ----          ---        --------
1994
- ----
First Quarter              $34.125       $29.875       $.28       $20.000      $17.000       $.125
Second Quarter              38.125        31.125        .28        19.250       17.000        .125
Third Quarter               39.250        34.875        .28        18.500       16.500        .125
Fourth Quarter              36.875        29.500        .28        18.250       16.000        .125

1995
- ----
First Quarter              $37.250       $31.250       $.33       $17.500      $16.250       $.1250
Second Quarter              44.875        36.000        .33        17.250       17.000        .1375
Third Quarter               47.000        41.625        .33        21.000       17.000        .1375
Fourth Quarter              46.500        41.500        .33        24.250       20.000        .1375

1996
- ----
First Quarter              $46.500       $41.500       $.41       $30.250      $22.000       $.1375
Second Quarter              47.875        43.500        .41        30.750       29.000        .1500
Third Quarter (through
- --------, 1996)<F1>

- -------------
<F1>   For recent sale prices of MBI Common Stock and TODAY'S Common
       Stock, see page 2 of this Proxy Statement/Prospectus.

                                    - 18 -

COMPARATIVE UNAUDITED PER SHARE DATA

          The following table sets forth for the periods indicated selected historical per share data of MBI and TODAY'S and the corresponding pro forma and pro forma equivalent per share amounts, giving effect to the proposed Merger and the proposed acquisitions of Peoples and First Financial. The data presented is based upon the supplemental consolidated financial statements, consolidated financial statements and related notes of MBI and the consolidated financial statements and related notes of TODAY'S in documents incorporated herein by reference and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy
Statement/Prospectus. See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements." These data are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the proposed Merger or the proposed acquisitions of Peoples and First Financial had been consummated prior to the periods indicated.


                                                                                                MBI/            MBI/
                                                            MBI/TODAY'S     MBI/TODAY'S     ALL ENTITIES    ALL ENTITIES
                                         MBI      TODAY'S    PRO FORMA      PRO FORMA        PRO FORMA       PRO FORMA
                                      REPORTED   REPORTED   COMBINED <F1>  EQUIVALENT <F2>  COMBINED <F3>  EQUIVALENT <F2>
                                      --------   --------   -------------  ---------------  -------------  ---------------
Book Value per Share:
  June 30, 1996                       $ 25.64    $ 17.40      $ 25.65         $ 17.76        $ 25.65          $ 17.76
  December 31, 1995                     26.04      16.96        26.05           18.03          26.05            18.03

Cash Dividends Declared per Share:
  Six Months ended June 30, 1996      $   .82    $ .2875      $   .82         $   .57        $   .82          $   .57
  Year ended December 31, 1995           1.32      .5375         1.32             .92           1.32              .91

Earnings per Share:
  Six Months ended June 30, 1996      $  1.10    $   .93      $   .99         $   .69        $   .99          $   .69
  Year ended December 31, 1995           3.74       1.79         3.62            2.51           3.63             2.51

Market Price per Share:
  At March 19, 1996 <F4>              $ 45.25    $ 26.75          n/a             n/a            n/a              n/a
  At --------, 1996 <F4>                                          n/a             n/a            n/a              n/a

- -----------------
<F1>  Includes the effect of pro forma adjustments for TODAY'S, as appropriate. See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements."

<F2>  Based on the pro forma combined per share amounts multiplied by 0.6923, the Stock Distribution. Further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements is included in the notes to pro forma financial statements. See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements."

<F3>  Includes the effect of pro forma adjustments for TODAY'S,
      Peoples and First Financial, as appropriate. See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined
      Consolidated Financial Statements."

<F4>  The market price per share of MBI and TODAY'S Common Stock was determined as of the last trading day preceding the public announcement of the proposed Merger and as of the latest available date prior to the filing of the Proxy Statement/Prospectus, based on the last sale price as reported on the NYSE Composite Tape and the Nasdaq National Market, respectively.

SUMMARY FINANCIAL DATA

          The following table sets forth for the periods indicated certain summary historical consolidated financial information for MBI and TODAY'S. The balance sheet data and income statement data of MBI included in the summary financial data as of and for the five years ended December 31, 1995 are taken from the audited supplemental consolidated financial statements of MBI as of the end of and for each such year. The balance sheet data and income statement data of TODAY'S included in the summary financial data as of and for the five years ended December 31, 1995 are taken from the audited consolidated financial statements of TODAY'S as of the end of and for each such year. The balance sheet data and income statement data included in the summary financial data as of and for the six months ended June 30,

1996 and 1995 are taken from the unaudited consolidated financial statements and supplemental unaudited consolidated financial statements of MBI and the unaudited consolidated financial statements of TODAY'S as of and for the six months ended June 30, 1996 and 1995. The data for each of the above periods include all adjustments which are, in the opinion of the respective managements of MBI and TODAY'S, necessary to present a fair statement of these periods and are of a normal recurring nature. Results for the six months ended June 30, 1996 are not necessarily indicative of results for the entire year. The following information should be read in conjunction with the supplemental consolidated financial statements of MBI and the consolidated financial statements of TODAY'S, and the related notes thereto, included in documents incorporated herein by reference, and in conjunction with the unaudited pro forma combined consolidated financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION."

MERCANTILE BANCORPORATION INC.
SUMMARY FINANCIAL DATA

                                       As of or for the
                                       Six Months Ended                          As of or for the
                                           June 30                            Year Ended December 31
                                     -------------------   --------------------------------------------------------------
                                       1996       1995        1995         1994         1993         1992         1991
                                       ----       ----        ----         ----         ----         ----         ----
PER COMMON SHARE DATA
  Net income<F1>                     $   1.10   $   1.86   $     3.74   $     3.19   $     2.79   $     2.40   $     2.34
  Dividends declared                      .82        .66         1.32         1.12          .99          .93          .93
  Book value at period end              25.64      24.49        26.04        23.32        21.59        19.44        18.12
  Average common shares
   outstanding (thousands)             62,916     60,722       61,884       59,757       58,751       55,050       47,159

EARNINGS (THOUSANDS)
  Interest income                    $655,572   $633,296   $1,293,944   $1,118,069   $1,094,611   $1,139,807   $1,156,821
  Interest expense                    309,114    295,986      620,534      450,950      444,573      549,642      668,578
                                     --------   --------   ----------   ----------   ----------   ----------   ----------
  Net interest income                 346,458    337,310      673,410      667,119      650,038      590,165      488,243
  Provision for possible
   loan losses                         43,806     20,673       36,530       43,265       64,302       79,551       64,028
  Other income                        137,441    127,611      273,653      236,561      245,589      224,456      195,237
  Other expense                       326,094    271,214      553,748      555,176      570,182      529,645      486,490
  Income taxes                         44,358     59,714      124,109      113,165       96,074       69,681       28,418
                                     --------   --------   ----------   ----------   ----------   ----------   ----------
  Net income                         $ 69,641   $113,320   $  232,676   $  192,074   $  165,069   $  135,744   $  104,544
                                     ========   ========   ==========   ==========   ==========   ==========   ==========

ENDING BALANCE SHEET (MILLIONS)
  Total assets                       $ 18,038   $ 17,274   $   17,928   $   16,724   $   16,293   $   16,033   $   14,045
  Earning assets                       16,651     16,039       16,264       15,427       14,980       14,678       12,854
  Investment securities                 4,429      4,199        4,211        4,280        4,670        4,632        3,412
  Loans and leases,
   net of unearned income              11,948     11,378       11,731       10,904        9,809        9,570        8,809
  Deposits                             14,333     13,052       13,714       12,865       13,243       13,260       11,685
  Long-term debt                          312        320          325          330          316          336          238
  Shareholders' equity                  1,607      1,500        1,640        1,409        1,295        1,143          939
  Reserve for possible loan losses        206        201          202          216          206          199          176

SELECTED RATIOS
  Return on average assets                .77%      1.32%        1.33%        1.17%        1.03%         .89%         .78%
  Return on average equity               8.48      15.50        15.14        14.06        13.46        12.76        11.81
  Net interest rate margin               4.29       4.38         4.28         4.53         4.52         4.33         4.12
  Equity to assets                       8.91       8.68         9.15         8.42         7.95         7.13         6.68
  Reserve for possible loan
   losses to:
    Outstanding loans                    1.72       1.77         1.72         1.98         2.10         2.08         2.00
    Non-performing loans               322.71     431.32       245.18       583.17       290.02       154.17       109.79
  Dividend payout ratio                 74.55      35.48        35.29        35.11        35.48        38.75        39.74

- ---------------------------------
<F1> Based on weighted average common shares outstanding


TODAY'S BANCORP, INC.
SUMMARY FINANCIAL DATA
                                               As of or for the
                                               Six Months Ended                      As of or for the
                                                    June 30                       Year Ended December 31
                                              -------------------   ----------------------------------------------------
                                                1996       1995       1995       1994       1993       1992       1991
                                                ----       ----       ----       ----       ----       ----       ----
PER SHARE DATA <F1>
   Net income <F2>                            $    .93   $    .79   $   1.79   $   1.37   $   1.65   $   1.39   $   1.29
   Dividends declared                            .2875      .2625      .5375      .5000      .4400      .3917      .3667
   Book value at period end                      17.40      16.12      16.96      15.09      14.73      13.43      12.48
   Average common shares outstanding             2,751      2,732      2,743      2,705      2,653      2,647      2,620
     (thousands)

EARNINGS (THOUSANDS)<F3><F4>
   Interest income                            $ 19,395   $ 19,083   $ 39,180   $ 31,132   $ 26,829   $ 26,937   $ 30,103
   Interest expense                              9,792      9,513     19,775     14,176     12,518     13,851     16,757
                                              --------   --------   --------   --------   --------   --------   --------
   Net interest income                           9,603      9,570     19,405     16,956     14,311     13,086     13,346
   Provision for possible loan losses              560        330        960        502        360        462        510
   Other income                                  2,399      2,541      4,981      4,370      7,296      5,605      3,752
   Other expense                                 7,485      8,523     15,960     15,463     14,923     12,962     11,722
   Income taxes                                  1,391      1,118      2,587      1,682      1,973      1,605      1,493
                                              --------   --------   --------   --------   --------   --------   --------
   Net income                                 $  2,566   $  2,140   $  4,879   $  3,679   $  4,351   $  3,662   $  3,373
                                              ========   ========   ========   ========   ========   ========   ========

ENDING BALANCE SHEET (THOUSANDS)<F3><F4>
   Total assets                               $509,538   $508,103   $518,484   $489,366   $417,335   $382,336   $357,190
   Investment and mortgage-backed
      securities                               102,710    111,183    110,970    105,891    102,742    115,760     99,710
   Loans and leases,
      net of unearned income                   360,390    357,262    363,534    332,070    281,709    220,631    206,234
   Borrowings and advances
      from Federal Home Loan Bank               11,397     16,297     13,497     13,797     20,000      4,033      2,333
   Stockholders' equity                         47,867     44,043     46,514     40,832     39,074     35,450     32,706
   Reserve for possible loan losses              3,538      3,032      3,289      3,144      2,737      2,515      2,547

SELECTED RATIOS
   Return on average assets                       1.01%       .87%       .97%       .84%      1.11%      1.01%       .97%
   Return on average equity                      10.80      10.20      11.15       9.23      11.74      10.74      10.70
   Net interest rate margin                       4.14       4.29       4.26       4.35       4.10       3.40       3.58
   Equity to assets                               9.39       8.55       8.67       9.09       9.47       9.41       8.99
   Reserve for possible loan losses to:
      Outstanding loans                            .98        .85        .90        .95        .97       1.14       1.24
      Non-performing loans                      253.98      90.97     179.33     129.92     153.68     101.82      89.81
   Dividend payout ratio                         30.79      33.27      30.03      36.50      26.67      28.25      28.50

- -----------------
<F1> Prior year per share statistics were adjusted to give
     retroactive effect to the three-for-two stock split in February 1993.
<F2> Based on weighted average common shares outstanding.
<F3> Results of operations and assets of Tri-State Bank & Trust
     Company are included since October 1994.
<F4> Results of operations and assets of Whaples & Farmers State
     Bank of Neponset are included through divestiture in March 1992.

              INFORMATION REGARDING SPECIAL MEETING
              -------------------------------------

GENERAL

          This Proxy Statement/Prospectus is being furnished to holders of TODAY'S Common Stock in connection with the solicitation of proxies by the Board of Directors of TODAY'S for use at the Special Meeting and any adjournments or postponements thereof at which the stockholders of TODAY'S will consider and vote upon a proposal to approve the Merger Agreement and each of the transactions contemplated thereby and any other business which may properly be brought before the Special Meeting or any adjournments or postponements thereof. Each copy of this Proxy Statement/Prospectus is accompanied by a Notice of Special Meeting of Stockholders, a proxy card, an Election Form and related instructions, a certification regarding certain tax matters, a white, self-addressed return envelope to Chase Mellon Shareholder Services, L.L.C. ("Chase Mellon") for the proxy card and a blue, self-addressed return envelope to the Exchange Agent for the Election Form and the tax certification. These materials are being first mailed to stockholders of TODAY'S on
- --------------, 1996.

          This Proxy Statement/Prospectus is also furnished by MBI to each holder of TODAY'S Common Stock as a prospectus in connection with the issuance by MBI of shares of MBI Common Stock upon the consummation of the Merger.

DATE, TIME AND PLACE

          The Special Meeting will be held at the Business
Conference Center of Highland Community College, 2998 West Pearl
City Road, Freeport, Illinois, on ------------, -------------,
1996, at ------ ---.m., Central Time.

RECORD DATE; VOTE REQUIRED

          On the Record Date, there were ---------- shares of TODAY'S Common Stock outstanding and entitled to vote at the Special Meeting. Each such share is entitled to one vote on each matter properly brought before the Special Meeting. The affirmative vote of the holders of at least two-thirds of the outstanding shares of TODAY'S Common Stock is required to approve the Merger Agreement.

          As of the Record Date, directors and executive officers of TODAY'S and their affiliates owned beneficially an aggregate of ---------- shares of TODAY'S Common Stock (excluding Option Shares), or approximately -------% of the outstanding shares of TODAY'S Common Stock entitled to vote at the Special Meeting. Each of the directors of TODAY'S, pursuant to the terms of his or her respective Voting Agreement, has committed to vote his or her shares of TODAY'S Common Stock for the approval of the Merger Agreement. As of the Record Date, the directors of TODAY'S owned beneficially an aggregate of ---------- shares of TODAY'S Common Stock (excluding Option Shares), or approximately ------% of the issued and outstanding shares.

VOTING AND REVOCATION OF PROXIES

          Shares of TODAY'S Common Stock which are represented by a properly executed proxy card received prior to the vote at the Special Meeting will be voted at such Special Meeting in the manner directed on the proxy card, unless such proxy designation is revoked in the manner set forth herein in advance of the vote at the Special Meeting. ANY TODAY'S STOCKHOLDER RETURNING AN EXECUTED PROXY CARD WHICH DOES NOT PROVIDE INSTRUCTIONS TO VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER

AGREEMENT WILL BE DEEMED TO HAVE APPROVED THE MERGER AGREEMENT. Failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the practical effect of a vote against the approval of the Merger Agreement.

          Shares subject to abstentions will be treated as shares that are present and voting at the Special Meeting for purposes of determining the presence of a quorum and as voted for the purposes of determining the base number of shares voting on the proposal. Such shares will, therefore, have the effect of votes against the approval of the Merger Agreement. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares with respect to which such brokers or nominees do not have discretionary power to vote) will be considered as present for purposes of determining the presence of a quorum but will not be considered as voting at the Special Meeting. Broker non-votes, therefore, will also have the effect of votes against the approval and adoption of the Merger Agreement.

          Any stockholder of TODAY'S giving a proxy may revoke it at any time prior to the vote at the Special Meeting. Stockholders of TODAY'S wishing to revoke a proxy prior to the vote may do so by delivering to the Secretary of TODAY'S at 50 West Douglas Street, Freeport, Illinois 61032, at or before the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares, or by attending the Special Meeting and voting the same shares in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

          The Board of Directors of TODAY'S is not currently aware of any business to be brought before the Special Meeting other than that described herein. If, however, other matters are properly brought before such Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of TODAY'S.

SOLICITATION OF PROXIES

          TODAY'S will bear its own costs of soliciting proxies, except that MBI will pay printing and mailing expenses and registration fees incurred in connection with preparing this Proxy Statement/Prospectus. Proxies will initially be solicited by mail, but directors, officers and selected other employees of TODAY'S may also solicit proxies in person or by telephone. Directors, executive officers and any other employees of TODAY'S who solicit proxies will not be specially compensated for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. In addition, TODAY'S has engaged Chase Mellon Shareholder Services, L.L.C. to serve as inspector and count proxies received from the stockholders of TODAY'S. TODAY'S has agreed to pay Chase Mellon approximately $5,000 plus out-of-pocket expenses for its services to be rendered on behalf of TODAY'S.

          HOLDERS OF TODAY'S COMMON STOCK ARE REQUESTED TO
COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT
PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                  TERMS OF THE PROPOSED MERGER
                  ----------------------------

          THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS AND CONDITIONS OF THE MERGER AGREEMENT, WHICH DOCUMENT IS INCORPORATED BY REFERENCE HEREIN. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF THE MERGER AGREEMENT. MBI, UPON WRITTEN OR ORAL REQUEST, WILL FURNISH A COPY OF THE MERGER AGREEMENT, WITHOUT CHARGE, TO ANY PERSON WHO RECEIVES A COPY OF THIS PROXY STATEMENT/PROSPECTUS. SUCH REQUESTS SHOULD BE DIRECTED TO JON W. BILSTROM, GENERAL COUNSEL AND SECRETARY, MERCANTILE BANCORPORATION INC., P.O. BOX 524, ST. LOUIS, MISSOURI 63166-0524, TELEPHONE (314) 425-2525.

GENERAL DESCRIPTION OF THE MERGER

          Subject to the satisfaction of the terms and conditions set forth in the Merger Agreement, which are described below, TODAY'S will be merged with and into Merger Sub. Upon consummation of the Merger, TODAY'S corporate existence will terminate and Merger Sub will continue as the surviving entity.

          At the Effective Time, and subject to the elections of the TODAY'S stockholders and other adjustments intended to accommodate the tax-deferred nature of the transaction under the federal income tax laws for those TODAY'S stockholders who receive solely shares of MBI Common Stock, each share of TODAY'S Common Stock will be converted into the right to receive one of the following: (i) cash equal to $30.79; (ii) 0.6923 of a share of MBI Common Stock; or (iii) both an amount in cash equal to $12.32 and 0.4154 of a share of MBI Common Stock. Accordingly, each TODAY'S stockholder will have the opportunity to elect whether to receive as consideration in the Merger the Cash Distribution, the Stock Distribution or the Combined Distribution. Enclosed with this Proxy Statement/Prospectus is an Election Form whereby TODAY'S stockholders may indicate their election. In order for an Election Form to be effective, the Election Form must be properly completed and duly executed by a TODAY'S stockholder and returned to the Exchange Agent by the Election Deadline. TODAY'S STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN FINANCIAL AND TAX ADVISORS PRIOR TO RETURNING THEIR ELECTION FORMS TO THE EXCHANGE AGENT TO DETERMINE THE BEST ALTERNATIVE FOR THEM.

          Each separate entry on the TODAY'S list of stockholders shall be presumed to represent a separate and distinct holder of record of TODAY'S Common Stock. Shares held of record by a bank, trust company, broker, dealer or other recognized nominee shall be deemed to be held by a single holder unless the nominee advises the Exchange Agent in writing otherwise, in which case, each beneficial owner will be treated as a separate holder and, either directly or through such nominee, may submit a separate Election Form. Any election may be revoked or changed by the person submitting an Election Form or any other person to whom the subject shares are subsequently transferred by written notice to the Exchange Agent by such holder or transferee, if such notice is received by the Exchange Agent by the Election Deadline. Any stockholder who fails to deliver a properly completed and duly executed Election Form to the Exchange Agent by the Election Deadline shall be deemed to have made a No Election and such holder's shares shall be deemed to be No Election Shares.

          No Election Shares will be treated as Cash Election
Shares for purposes of determining the type and amount of Merger Consideration payable to the holders of No Election Shares;
provided, however, that if the aggregate amount of cash payable to the holders of Cash Election Shares is required to be reduced and replaced with shares of MBI Common Stock, as described below, the cash payable to the holders of No Election Shares will be reduced and replaced with shares of MBI Common Stock before the cash payable to the holders of Cash Election Shares is so reduced and replaced. Dissenting Shares will also be treated as Cash Election Shares, unless the aggregate amount of cash payable to the holders of Cash Election Shares is reduced and replaced with shares of MBI Common Stock, as described below, in which case such Dissenting Shares will not be so reduced and replaced.
Option Shares will be treated as Stock Election Shares for purposes of determining the type and amount of Merger
Consideration payable to the holders of Option Shares; provided, however, that if the aggregate number of shares of MBI Common
Stock payable to the holders of Stock Election Shares is reduced and replaced with the Cash Distribution, as described below, in no event will the shares of MBI Common Stock payable to the holders of Option Shares be so reduced and replaced with the Cash Distribution.

          Pursuant to the Merger Agreement, any holder of 1% or more of TODAY'S Common Stock (determined as of the Closing Date) who has not, at or before the Election Deadline, delivered to the Exchange Agent a properly executed certification regarding certain tax matters (which certification will be provided to the TODAY'S stockholders with the Election Form) shall be deemed to have made a timely election to receive the Cash Distribution, and all shares of TODAY'S Common Stock held by such holder shall be deemed to be Cash Election Shares for all purposes, including the replacement of the cash payable to such holders of Cash Election Shares with shares of MBI Common Stock, in the event that the aggregate Cash Distribution payable to the holders of Cash Election Shares is required to be reduced as described below. A LESS-THAN-1% HOLDER WHO ACQUIRES ADDITIONAL SHARES OF TODAY'S COMMON STOCK AFTER THE ELECTION DEADLINE AND THEREBY BECOMES A HOLDER OF 1% OR MORE OF TODAY'S COMMON STOCK WILL ALSO BE DEEMED TO HAVE MADE A TIMELY ELECTION TO RECEIVE THE CASH DISTRIBUTION AND WILL BE PRECLUDED FROM RECEIVING THE STOCK DISTRIBUTION OR COMBINED DISTRIBUTION UNLESS SUCH HOLDER, IN ANTICIPATION OF SUCH ACQUISITION OF ADDITIONAL SHARES OF TODAY'S COMMON STOCK, HAS DELIVERED TO THE EXCHANGE AGENT AT OR BEFORE THE ELECTION DEADLINE A PROPERLY EXECUTED CERTIFICATION REGARDING CERTAIN TAX MATTERS.

          The actual Merger Consideration paid to each TODAY'S stockholder upon consummation of the Merger may differ in form or proportion from the Merger Consideration elected by each such stockholder pursuant to an Election Form in the event of either:
(i) an Over-Election, whereby the aggregate number of shares of MBI Common Stock issuable as Merger Consideration pursuant to the stockholders' elections exceeds 1,177,066; or (ii) an Under-Election, whereby the aggregate number of shares of MBI Common Stock issuable as Merger Consideration pursuant to the stockholders' elections is less than 1,177,066 and would be insufficient to allow MBI Counsel to render an opinion that the Merger will qualify as a reorganization under Section 368 of the Code for federal income tax purposes. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER." In the event of an Over-Election, the aggregate number of shares of MBI Common Stock issuable as a portion of all Combined Distributions (and, if necessary, in all Stock Distributions (other than with respect to Option Shares)) will be reduced pro rata and the Cash Distribution will be issued in lieu thereof, such that the aggregate number of shares of MBI Common Stock issuable as Merger Consideration in all Stock Distributions and Combined Distributions equals 1,177,066. In the event of an Under-Election, the Cash Distribution payable to the holders of No Election Shares (and, if necessary, to the holders of, first, the Combined Election Shares and, second, the Cash Election Shares (other than Dissenting Shares)) will be reduced pro rata and the Stock Distribution will be issued in lieu thereof, such that the aggregate number of shares of MBI Common Stock necessary for MBI Counsel to render the Tax Opinion will be issued as Merger Consideration. In all other cases, the Merger Consideration paid to each TODAY'S stockholder will be in the same form and proportion as such stockholder has elected on an Election Form (or has been deemed to have elected in the case of No Election Shares or shares held by certain holders of 1% or more of TODAY'S Common Stock). A more detailed description of the process through which the Merger Consideration will be determined and paid to the TODAY'S stockholders, including the terms and conditions under which a particular type of Merger Consideration elected by a TODAY'S stockholder may be replaced by another type of Merger Consideration, is set forth below.

          In the event that the number of shares of MBI Common
Stock issuable as Merger Consideration to the holders of Stock
Election Shares and Combined Election Shares is less than
1,177,066, then:

               (i) the Stock Election Shares will be converted into the right to receive the Stock Distribution; and

               (ii) the Cash Election Shares and the Combined Election Shares will be converted into the right to receive the Cash Distribution and the Combined Distribution, respectively; provided, however, that in the event of an Under-Election, whereby the number of shares of MBI Common Stock issuable to the holders of the Stock Election Shares and Combined Election Shares is insufficient, in the opinion of MBI Counsel, to allow MBI Counsel to render the Tax Opinion (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER"), then MBI Counsel will provide the Notice to the Exchange Agent as soon as practicable on or after the Closing Date as to the number of additional shares of MBI Common Stock that will be required to be issued in the Merger in order to allow MBI Counsel to render the Tax Opinion in its reasonable judgment. Upon the receipt of the Notice, the Exchange Agent shall:

                    (A)  first, (x) reallocate the Merger
               Consideration payable to each holder of No
               Election Shares on a pro rata basis (based upon the ratio of No Election Shares owned by each holder to the total number of No Election Shares) such that the holders of No Election Shares receive an aggregate number of shares of MBI Common Stock equal to the Share Deficit, and (y) issue to each such holder of No Election Shares the balance of the Merger Consideration due to such holder, if any, by subtracting the value of the shares of MBI Common Stock received in the reallocation (using a deemed value of $44.475 per share) from the product of the number of No Election Shares held by such holder at the Effective Time and $30.79;

                    (B) second, if the reallocation set forth in paragraph (A) above does not result in the issuance of an aggregate number of Shares of MBI Common Stock equal to the Share Deficit, (x) reallocate the Merger Consideration payable to each holder of Combined Election Shares on a pro rata basis (based upon the ratio of Combined Election Shares owned by each such holder to the total number of Combined Election Shares), such that the holders of Combined Election Shares receive an aggregate number of shares of MBI Common Stock equal to the Share Deficit, less the shares of MBI Common Stock issuable pursuant to paragraph (A) above, and (y) issue to each such holder of Combined Election Shares the balance of the Merger Consideration, due to such holder, if any, by subtracting the value of the sum of the shares of MBI Common Stock received in the Combined Distribution and the additional shares of MBI Common Stock received in the reallocation (using in both cases a deemed value of $44.475 per share) from the product of the number of Combined Election Shares held by such holder at the Effective Time and $30.79; and

                    (C) third, if the reallocations set forth in paragraphs (A) and (B) above do not result in the issuance of an aggregate number of shares of MBI Common Stock equal to the Share Deficit, (x) reallocate the Merger Consideration payable to each holder of Cash Election Shares, other than holders of No Election

               Shares and Dissenting Shares, on a pro rata basis (based upon the ratio of Cash Election Shares, other than No Election Shares and Dissenting Shares, owned by each such holder to the total number of Cash Election Shares, other than No Election Shares and Dissenting Shares), such that the holders of such Cash Election Shares receive an aggregate number of shares of MBI Common Stock equal to the Share Deficit less the shares of MBI Common Stock issued pursuant to paragraphs (A) and (B) above, and (y) issue to each such holder of Cash Election Shares, other than holders of No Election Shares and Dissenting Shares, the balance of the Merger Consideration due to such holder, if any, by subtracting the value of the shares of MBI Common Stock received in the reallocation (using a deemed value of $44.475 per share) from the product of the number of Cash Election Shares, other than No Election Shares and Dissenting Shares, held by such holder and $30.79.

               In the event of an Over-Election, whereby the number of shares of MBI Common Stock issuable as Merger Consideration to the holders of Stock Election Shares and Combined Election Shares is greater than 1,177,066, then:

               (i) all Cash Election Shares will be converted into the right to receive the Cash Distribution; and

               (ii) the Exchange Agent will determine the number by which the shares of MBI Common Stock issuable pursuant to the Stock Distribution and the Combined Distribution exceeds 1,177,066 and will:

                    (A) first, (x) reallocate the Merger Consideration payable to each such holder of Combined Election Shares on a pro rata basis (based upon the ratio of the number of Combined Election Shares owned by each such holder to the total number of Combined Election Shares), such that the total number of shares of MBI Common Stock received by the holders of Combined Election Shares is reduced by the Share Surplus, and (y) in lieu of the issuance of the Combined Distribution for each share of TODAY'S Common Stock, issue to each such holder of Combined Election Shares the Cash Distribution; and

                    (B) second, (x) if the reallocation set forth in paragraph (A) above does not result in the elimination of the Share Surplus, the Exchange Agent shall eliminate the Share Surplus by reallocating the Merger Consideration payable to each holder of Stock Election Shares, other than Option Shares, on a pro rata basis (based upon the ratio of the number of Stock Election Shares, other than Option Shares, owned by each such holder to the total number of Stock Election Shares, other than Option Shares), such that the total number of shares of MBI Common Stock received by the holders of Stock Election Shares is reduced by the Share Surplus less the number of shares reduced pursuant to paragraph (A) above, and (y) in lieu of the issuance of the Stock Election for each share of TODAY'S Common Stock, issue to each such holder of Stock Election Shares the Cash Distribution.

          The amount and nature of the Merger Consideration was established through arm's-length negotiations between MBI and TODAY'S and reflects the balancing of a number of countervailing factors.

The total amount of the Merger Consideration reflects a price both parties concluded was appropriate. See "- Background of and Reasons for the Merger; Board Recommendations."

          NO ASSURANCE CAN BE GIVEN THAT THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK WILL BE EQUIVALENT TO THE FAIR MARKET VALUE OF MBI COMMON STOCK ON THE DATE SUCH STOCK IS RECEIVED BY A TODAY'S STOCKHOLDER OR AT ANY OTHER TIME. THE FAIR MARKET VALUE OF MBI COMMON STOCK AT THE TIME IT IS RECEIVED BY A TODAY'S STOCKHOLDER MAY BE GREATER OR LESS THAN THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK DUE TO NUMEROUS MARKET FACTORS.

          As soon as practicable following the Closing Date, the Exchange Agent will mail to each TODAY'S stockholder a notice of consummation of the Merger and a form of letter of transmittal, together with instructions and a return envelope to facilitate the exchange of such holder's certificate(s) formerly representing TODAY'S Common Stock for such holder's portion of the Merger Consideration. Each such stockholder will be required to submit to the Exchange Agent a properly executed letter of transmittal and surrender to the Exchange Agent the stock certificate(s) formerly representing the shares of TODAY'S Common Stock held by such stockholder in order to receive the cash and/or a certificate representing the MBI Common Stock to which such stockholder is entitled as Merger Consideration. No interest will be accrued or paid with respect to the cash component of the Merger Consideration. No dividends or other distributions declared after the Effective Time will be paid to a former TODAY'S stockholder with respect to the MBI Common Stock issuable as Merger Consideration until such stockholder's letter of transmittal and stock certificates, or documentation reasonably acceptable to the Exchange Agent in lieu of lost or destroyed certificates formerly representing TODAY'S Common Stock, are delivered to the Exchange Agent. Upon such delivery, all such dividends or other distributions declared after the Effective Time with respect to MBI Common Stock will be remitted to such stockholders (without interest and less any taxes that may have been imposed thereon). See "- Surrender of TODAY'S Stock Certificates and Receipt of MBI Common Stock and/or Cash." No fractional shares of MBI Common Stock will be issued in the Merger, but cash, calculated by multiplying the holder's fractional share interest by the MBI Stock Price, will be paid in lieu of fractional shares. See "- Fractional Shares." The shares of MBI Common Stock issued as Merger Consideration will be freely transferable except by certain stockholders of TODAY'S who are deemed to be "affiliates" of TODAY'S. The shares of MBI Common Stock issued as the Stock Distribution or as a portion of the Combined Distribution to such affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the Commission. See "INFORMATION REGARDING MBI STOCK - Restrictions on Resale of MBI Stock by Affiliates."

OTHER AGREEMENTS

          In addition to and contemporaneously with the Merger Agreement, MBI and TODAY'S executed the Option Agreement and MBI and each of the directors of TODAY'S executed separate Voting Agreements. The following is a summary of the material terms of the Option Agreement and the Voting Agreements:

          OPTION AGREEMENT. Under the terms of the Option Agreement, TODAY'S issued to MBI an option to purchase up to 483,771 shares of TODAY'S Common Stock at a price per share equal to $24.00. The Option was granted by TODAY'S as a condition of and in consideration for MBI's entering into the Merger Agreement. THE FOLLOWING DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPTION AGREEMENT, WHICH IS ATTACHED AS AN EXHIBIT TO THE REGISTRATION STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE.

          The Option is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. The occurrence of certain events described below could cause the Option to become exercisable and thereby significantly increase the cost of the acquisition of TODAY'S. Consequently, the Option may (i) have the effect of discouraging a person who might now or prior to the consummation of the Merger consider or propose the acquisition of TODAY'S (or a significant interest in TODAY'S), even if such a person were prepared to pay a higher price per share for TODAY'S Common Stock than the price per share implicit in the Merger Consideration, (ii) result in the proposal by a potential acquiror of a lower per share price than such acquiror might otherwise have been willing to pay or
(iii) prevent a potential acquiror from accounting for the acquisition of TODAY'S through the pooling-of-interests method for a period of two years and thereby discourage or preclude the acquisition of TODAY'S.

          As of the Record Date, the maximum number of shares issuable pursuant to the Option (the "MBI Option Shares") represented ------% of the issued and outstanding shares of TODAY'S Common Stock after giving effect to the exercise of the Option. The Option exercise price is $24.00 per share. In the event MBI acquires the MBI Option Shares, MBI could vote such shares in the election of TODAY'S directors and other matters requiring a stockholder vote, thereby potentially having a material impact on the outcome of such matters.

          If not then in material breach of the Merger Agreement, MBI may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) has occurred; provided, however, that: (i) to the extent the Option has not been exercised, it will terminate and be of no further force and effect upon the earlier to occur of (A) the Effective Time and (B) the termination of the Merger Agreement in accordance with its terms, provided that in the case of certain terminations of the Merger Agreement, as specified in the Option Agreement, the Option will not terminate until the date that is twelve months following such termination; (ii) if the Option cannot be exercised on such day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option will expire on the thirtieth business day after such injunction, order or restraint has been dissolved or when such injunction, order or restraint has become permanent and is no longer subject to appeal, as the case may be; and (iii) any such exercise will be subject to compliance with applicable law, including the BHCA.

          A "Purchase Event" means any of the following events:
(i) TODAY'S or any of its subsidiaries, without having received prior written consent from MBI, has entered into, authorized, recommended, proposed or publicly announced its intention to enter into, authorize, recommend or propose an agreement, arrangement or understanding with any person (other than MBI or any of its subsidiaries) to (A) effect a merger, consolidation or similar transaction involving TODAY'S or any of its subsidiaries,
(B) purchase, lease or otherwise acquire 15% or more of the assets of TODAY'S or any of its subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership of securities representing 15% or more of the voting power of TODAY'S or any of its subsidiaries; (ii) any person (other than MBI or any subsidiary of MBI, or TODAY'S or any subsidiary of TODAY'S in a fiduciary capacity) has acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the voting power of TODAY'S; or (iii) the holders of TODAY'S Common Stock have not approved the Merger Agreement at the Special Meeting, the Special Meeting has not been held or is cancelled prior to termination of the Merger Agreement in accordance with its terms or the TODAY'S Board of Directors has withdrawn or modified in a manner adverse to MBI the recommendation of TODAY'S Board of Directors with respect to the Merger Agreement, in each case after an Extension Event.

     An "Extension Event" means any of the following events: (i) a Purchase Event; (ii) any person (other than MBI or any of its subsidiaries) has "commenced" (as such term is defined in Rule 14d-2 under the Exchange Act) or has filed a registration statement under the Securities Act with respect to a tender offer or exchange offer to purchase shares of TODAY'S Common Stock such that, upon consummation of such offer, such person would have beneficial ownership or the right to acquire beneficial ownership of 15% or more of the voting power of TODAY'S; or (iii) any person (other than MBI or any subsidiary of MBI, or TODAY'S or any subsidiary of TODAY'S in a fiduciary capacity) has publicly announced its willingness, a proposal or an intention to make a proposal, (x) to make an offer described in clause (ii) above or
(y) to engage in a transaction described in clause (i) above.

     Subject to regulatory approval, upon the occurrence of a Purchase Event and until thirteen months thereafter, TODAY'S shall be required, upon MBI's request, to repurchase any shares of TODAY'S Common Stock purchased by MBI, at a price based on the market price or the highest price per share at which a tender or exchange offer has been made for shares of TODAY'S Common Stock (the "Market Price"), or to purchase the Option for the amount by which the Market Price exceeds the Option Price.

     At the request of TODAY'S during the first six-month period commencing thirteen months following the first occurrence of a Purchase Event, TODAY'S may repurchase from MBI, and MBI shall sell to TODAY'S, all (but not less than all) of the TODAY'S Common Stock acquired by MBI pursuant to the Option at a price per share equal to the greater of (i) the Market Price or (ii) the sum of (A) the aggregate purchase price of such shares plus
(B) interest on the aggregate purchase price paid for such shares from the date of purchase to the date of repurchase, less any dividends received on such shares.

     To the best of MBI's and TODAY'S knowledge, no Purchase
Event or Extension Event has occurred as of the date of this Proxy Statement/Prospectus.

     VOTING AGREEMENTS. Under the terms of the Voting Agreements, each director of TODAY'S agreed that he or she will vote all of the shares of TODAY'S Common Stock that he or she then owns or subsequently acquires and over which he or she then has, or prior to the Record Date acquires, voting control in favor of the approval and adoption of the Merger Agreement at the Special Meeting. In addition, until the earliest to occur of the Effective Time, the termination of the Merger Agreement or the abandonment of the Merger by the mutual agreement of TODAY'S and MBI, each such director further agreed that he or she will not vote any such shares in favor of the approval of any other agreement relating to the merger or sale of substantially all the assets of TODAY'S to any person other than MBI or its affiliates. Each such director also agreed that he or she will not transfer shares of TODAY'S Common Stock unless, prior to such transfer, the transferee executes an agreement in substantially the same form as the Voting Agreement and reasonably satisfactory to MBI. As of the Record Date, the directors of TODAY'S owned beneficially an aggregate of -------- shares of TODAY'S Common Stock (excluding option shares), or approximately ------% of the issued and outstanding shares.

BACKGROUND OF AND REASONS FOR THE MERGER; BOARD RECOMMENDATIONS

     BACKGROUND OF THE MERGER. The Board of Directors of TODAY'S (the "Board") has considered for some time the future role of TODAY'S in the changing banking environment. The Board has consulted with TCC on a number of occasions with regard to the strategic alternatives of TODAY'S, including the acquisition of other financial institutions by TODAY'S and a possible merger, sale, consolidation or other business combination involving
TODAY'S. The Board consulted with TCC because TCC is a nationally recognized investment banking firm regularly engaged, with respect to banks and bank holding companies, in the valuation of businesses and their securities. The Board has considered such factors as a potential increase in competition from bank and non-bank sources, the prospects for future growth through mergers and acquisitions in Illinois and other states as well as the ability of TODAY'S to develop new products on a profitable basis. In light of the foregoing, the Board concluded that affiliation of TODAY'S with a major banking organization with substantial resources could possibly be in the best interest of the stockholders, employees and communities of TODAY'S.

     At its September and October 1995 meetings, management reviewed with the Board the various strategic alternatives for TODAY'S, including the question of whether TODAY'S should continue as an independent entity. Following the October 1995 Board meeting and pursuant to the Board's instructions, management contacted four regional multibank holding companies to determine if any of such companies would be interested in affiliating with TODAY'S. No formal discussions or negotiations with such companies were undertaken at this point.

     At the regularly scheduled December 1995 Board meeting, management and TCC advised the Board that two bank holding companies, one of which was MBI, had orally indicated an interest in exploring, on a preliminary basis, a possible affiliation with TODAY'S and had given preliminary expressions of value. Management and TCC advised the Board that both companies signed confidentiality agreements with TODAY'S and that arrangements had been made with the companies to share financial and other information. The Board then reviewed the financial terms of each company's indication of interest. Thereafter, pursuant to the direction of the Board, management and TCC contacted both companies to see if either was interested in increasing its indication of interest.

     At a special Board meeting in late December 1995, management and TCC reported to the Board that both bank holding companies had increased their indications of interest. The Board reviewed the new indications of interest in detail. After considerable discussion, management and the Board concluded that, in their opinion, MBI's indication of interest provided the most value to the stockholders of TODAY'S. The Board instructed management and TCC to contact both companies to discuss their indications of interest further. At a special Board meeting in early January 1996, TCC advised the Board that each company had indicated that its respective indication of interest was final and that MBI's indication of interest offered a comparatively superior value to the stockholders of TODAY'S. The Board then instructed management to proceed with the negotiation of a definitive agreement with MBI.

     At the February 1996 Board meeting, management and TCC advised the Board that MBI had requested a change in the form of consideration to be paid to the stockholders of TODAY'S. MBI had originally offered to acquire TODAY'S in a stock-for-stock exchange. MBI proposed to change the original offer such that the stockholders of TODAY'S would receive the consideration in the form of up to 60% MBI Common Stock with the balance in cash. TCC also advised the Board that, as an additional inducement, MBI would permit TODAY'S to increase its quarterly dividend from $.15 per share to approximately $.271 per share per quarter. Management and TCC advised the Board that TODAY'S should continue negotiating a definitive agreement with MBI. After considerable discussion, the Board unanimously directed management to continue negotiating a definitive agreement.

     The terms of the Merger Agreement and Option Agreement were considered by the Board at two special meetings held in early
March 1996 with the assistance of management, legal counsel and TCC. Such agreements as revised were presented to the Board for approval on March 19, 1996. At such meeting, legal counsel advised the Board of the various issues that had been raised with MBI during the course of the negotiations and reported the outcome of such issues. In addition, TCC made a presentation with respect to the financial aspects of the Merger and delivered a written opinion (the "TCC Opinion") that the Merger
Consideration set forth in the Merger Agreement was fair, from a financial point of view, to the stockholders of TODAY'S. Following the receipt of the TCC Opinion, the Board unanimously approved and authorized the execution of the Merger Agreement and Option Agreement. Prior to the opening of business on March 20, 1996, TODAY'S and MBI issued a joint press release announcing the execution of the Merger Agreement.

     TODAY'S REASONS AND BOARD RECOMMENDATION. With the assistance of outside financial and legal advisors in evaluating the current financial, legal and market conditions, the Board decided to recommend the Merger. The terms of the Merger Agreement, including the type and value of the Merger Consideration, are a result of arm's-length negotiations between the representatives of TODAY'S and MBI. In reaching its conclusion to approve the Merger Agreement and the transactions contemplated thereby, the Board considered the factors described above and a number of additional factors, including the following:

          (1) The business, financial condition, results of operations, management and prospects of TODAY'S as a stand alone institution, including but not limited to the potential growth, development, productivity and profitability of TODAY'S and the business risks associated therewith. In the opinion of the Board, a business combination with a larger bank holding company such as MBI will provide both greater short-term and long-term value to TODAY'S stockholders than the other alternatives available. Such a business combination will likely enhance the competitiveness of TODAY'S and the ability of TODAY'S to serve its depositors, customers and the communities in which it operates. In the opinion of the Board, such increased competitive advantage will result primarily from the ability of TODAY'S to offer new and enhanced products and service already developed and tested by MBI, the cost savings of TODAY'S of combining operations and support functions and the increased access to capital that MBI could provide to TODAY'S. Such increased competitive advantage is reflected in the value of the Merger Consideration to be received by the TODAY'S stockholders.

          (2) The current and prospective environment in which TODAY'S operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally and the trend towards consolidation in the financial services industry, particularly in the TODAY'S market areas. Recent changes in state and federal banking laws have greatly enhanced expansion opportunities; in addition, the financial services industry has also increased competition for the products and services offered by banks. Such increases in competition, together with increased bank regulatory reporting and other requirements, have made it more difficult for independent community banks, such as the TODAY'S Banks, to compete with the banking affiliates of much larger institutions with respect to the range and cost of the products and services offered by such affiliates.

          (3) Information concerning the business, operations, asset quality and prospects of MBI, including the performance of MBI Common Stock.

          (4)  The relative financial strength of MBI.

          (5)  The written opinion of TCC that the Merger
     Consideration was fair to holders of TODAY'S Common Stock from a financial point of view.

          (6) The financial and other significant terms of the MBI proposal, including the fact that as a result of the Merger, certain executive officers of TODAY'S may be entitled to receive payments and benefits under various existing employment agreements, the Stock Option Plan and other agreements. See "- Interests of Certain Persons in the Merger," and "- Effect on Stock Option and Employee Benefit Plans."

          (7) The review by the Board with its legal and financial advisors of the provisions of the Merger
     Agreement.

          (8) The belief of the Board that the terms of the Merger Agreement are attractive because they allow the TODAY'S stockholders to receive a portion of the Merger Consideration in MBI Common Stock, thus permitting such stockholders both to defer any tax liability resulting from any increase in the value of their investment which is greater than the value of cash received and to become stockholders in MBI, an institution with a history of strong operations, management and earnings performance.

          (9) The expectation that MBI will continue to provide quality products and services to the communities and customers served by TODAY'S.

          (10) The compatibility of the respective business and management philosophies of TODAY'S and MBI.

          (11) The broader range of products and services, as well as the greater convenience, which will be afforded to the TODAY'S customers as a result of the Merger.

          (12) The alternative strategic courses available to TODAY'S, including remaining independent or seeking out other potential acquirors.

          (13) The Board also determined that the Merger offers to those stockholders of TODAY'S who receive MBI Common Stock as Merger Consideration the prospect of higher dividends and a higher trading value due to the greater liquidity and better prospects for future growth of MBI Common Stock.

     In reaching its determination to accept the Merger Agreement proposed by MBI, the Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors. The importance of these factors relative to one another cannot precisely be determined or stated herein and there can be no assurance that the expected results or benefits of the proposed Merger will actually occur.

     In approving the Merger Agreement, the Board was aware that
(i) the Merger Agreement contains provisions prohibiting TODAY'S from soliciting, facilitating or accepting other offers or agreements to acquire TODAY'S and (ii) MBI would be able to exercise the Option in certain circumstances generally relating to a failure of TODAY'S to consummate the Merger because of a material change or potential material change in the ownership of TODAY'S. However, the Board was also aware that such terms were specifically bargained for and insisted upon by MBI as inducements to enter into the Merger Agreement, and that the Merger Agreement expressly permits the Board to exercise its fiduciary duties upon advice of counsel when recommending the Merger Agreement to the TODAY'S stockholders (although, in such circumstances, MBI might still be able to exercise its rights under the Option Agreement).

     THE BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE
BEST INTERESTS OF, TODAY'S AND ITS STOCKHOLDERS.  THE BOARD
UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL
AND ADOPTION OF THE MERGER AGREEMENT.

     MBI'S REASONS AND BOARD RECOMMENDATIONS. The Executive Committee of the Board of Directors of MBI considered a number of factors, including, among other things, the financial condition of TODAY'S and projected synergies which MBI anticipates will result from the Merger. The Executive Committee concluded that the Merger presents an unique opportunity for MBI to increase its presence in northwestern Illinois through the acquisition of an established banking organization having significant operations in the targeted area. MBI's decision to pursue discussions with TODAY'S was primarily a result of MBI's assessment of the value of TODAY'S banking franchise, its substantial asset base within that area and the compatibility of the businesses of the two banking organizations.

OPINION OF FINANCIAL ADVISOR TO TODAY'S

     On December 19, 1995, the Board of Directors of TODAY'S entered into an agreement with TCC pursuant to which TCC agreed to provide financial advisory and investment banking services to TODAY'S and the Board in connection with the possible acquisition of TODAY'S. As part of TCC's engagement, TCC agreed, if requested by the Board, to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of TODAY'S in connection with any such acquisition.

     TCC delivered a written opinion to the Board on March 19, 1996 that, based upon and subject to the considerations set forth in the written opinion, the consideration to be received by the stockholders of TODAY'S in the Merger is fair, from a financial point of view, to the TODAY'S stockholders. TCC has also delivered the TCC Opinion, an updated written opinion to the Board dated as of the date of this Proxy Statement/Prospectus. The TCC Opinion is based upon a review of the financial and other information reviewed by TCC in rendering the TCC Opinion on March 19, 1996, along with a review of the information set forth in this Proxy Statement/Prospectus and the financial results for TODAY'S and MBI since March 19, 1996. The full text of the TCC Opinion, dated March 19, 1996, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Proxy Statement/Prospectus. The
            -------
TODAY'S stockholders are urged to read the opinion in its entirety.

     During the course of its engagement, and as a basis for arriving at the TCC Opinion, TCC reviewed and analyzed material bearing upon the financial and operating condition of TODAY'S and MBI and material prepared in connection with the Merger, including, among other things, the following: (i) the Merger Agreement; (ii) certain publicly-available information concerning TODAY'S and MBI, including financial statements and reports of condition and income for each of the three fiscal years ended December 31, 1995, 1994 and 1993 and the six months ended June 30, 1996, as well as other internally generated TODAY's reports relating to asset/liability management and asset quality;
(iii) the operating characteristics of certain other financial institutions deemed relevant to the contemplated Merger; (iv) the nature and terms of recent sale and merger transactions involving banks and bank holding companies and other financial institutions that TCC considered relevant; (v) historical and current market data for TODAY'S Common Stock and MBI Common Stock and financial and other information provided to TCC by management of TODAY'S and MBI; and (vi) the Registration Statement and this Proxy Statement/Prospectus. In addition, TCC conducted meetings with members of senior management of TODAY'S and MBI for the purpose of reviewing the future prospects of TODAY'S and MBI. TCC evaluated the pro forma ownership of MBI Common Stock by TODAY'S stockholders, relative to the pro forma contribution of the assets, liabilities, equity and earnings of TODAY'S to the pro forma company. TCC considered the process undertaken to solicit indications of interest and the results of discussions with prospective acquirors, including the indication of interest received from the prospective acquiror other than MBI. TCC also took into account its experience in other transactions, as well as its knowledge of the banking industry and its general experience in securities valuations.

     In preparing the TCC Opinion, TCC assumed and relied upon the accuracy and completeness of all financial and other information reviewed by it for purposes of the TCC Opinion, and did not independently verify such information or undertake an independent evaluation or appraisal of the assets or liabilities of TODAY'S or MBI, nor was it furnished with any such evaluation or appraisal. TCC is not an expert in the evaluation of allowances for loan losses and has not made an independent evaluation of the adequacy of the allowance for loan losses of TODAY'S or MBI, nor has it reviewed any individual credit files; it assumed that the aggregate allowances for loan losses is adequate to cover such losses. TCC assumed and relied upon the senior managements of TODAY'S and MBI referred to above as to the reasonableness and achievability of the financial and operating forecasts and the assumptions and the bases thereto furnished by TODAY'S and MBI. The TCC Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to TCC as of the date of the TCC Opinion.

     THE TCC OPINION IS DIRECTED ONLY TO THE FINANCIAL CONSIDERATION TO BE PAID TO THE TODAY'S STOCKHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY TODAY'S STOCKHOLDER AS TO HOW EACH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING OR AS TO THE ADVISABILITY OF RETAINING OR DISPOSING OF SHARES OF MBI COMMON STOCK RECEIVED PURSUANT TO THE MERGER.

     Generally, TCC's preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at the Opinion, TCC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, TCC believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Opinion. In its analyses, TCC made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TODAY'S. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or value, which may be significantly more or less favorable than as set forth herein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     COMPARABLE COMPANY ANALYSIS. TCC compared selected financial ratios for the twelve months ending December 31, 1995 and trading multiples as of March 15, 1996 for TODAY'S to those of selected comparable companies which TCC deemed to be reasonably similar to TODAY'S in size, financial character, operating character, historical performance and/or geographic market. The comparable companies, all of which are publicly-traded commercial bank holding companies headquartered in the Midwest with total assets in the approximate range of $300 million to $700 million, included: Ambanc Corporation; First Oak Brook Bancshares; Shoreline Financial Corporation; Independent Bank Corporation; Peoples Bancorp, Inc.; CoBancorp, Inc.; Merchants Bancorp, Inc.; Southside Bancshares Corporation; First-Knox Banc Corporation; Franklin Bank, N.A.; ANB Corporation; BancFirst Ohio Corporation; Northern States Financial Corporation; Peoples Bank Corporation of Indiana; Princeton National Bancorp; German American Bancorp; Capital Bancorp, Ltd.; S.Y. Bancorp, Inc.; Belmont Bancorp; and Indiana United Bancorp.

     The analysis indicated that, as of March 15, 1996, TODAY'S Common Stock sold at a price of: (i) 14.5x trailing twelve months EPS through December 31, 1995, compared to a median of 12.8x for the comparable companies; (ii) 13.0x estimated 1996 EPS, compared to a median of 11.5x for the comparable companies;
(iii) 1.53x December 31, 1995 book value, compared to a median of 1.42x for the comparable companies; and (iv) 1.76x December 31, 1995 tangible book value, compared to 1.46x for the comparable companies.

     TCC also compared selected financial ratios for the twelve months ending December 31, 1995 and trading multiples as of March 15, 1996 for MBI to those of selected comparable companies which TCC deemed to be reasonably similar to MBI in size, financial character, operating character, historical performance and/or geographic market. The comparable companies, all of which are publicly-traded commercial bank holding companies headquartered in the Midwest with total assets in the approximate range of $10 billion to $100 billion, included: Banc One Corporation; Norwest Corporation; KeyCorp; Boatmen's Bancshares, Inc.; National City Corporation; Comerica Incorporated; First Bank System, Inc.; First of America Corporation; Huntington Bancshares, Inc.; Northern Trust Corporation; Firstar Corporation; Fifth Third Bancorp; Marshall Ilsley Corporation; and Old Kent Financial Corporation.

     The analysis indicated that MBI Common Stock sold at a price of: (i) 11.1x trailing twelve months EPS through December 31, 1995, compared to a median of 12.8x for the comparable companies;
(ii) 11.1x estimated 1996 EPS, compared to a median of 11.1x for the comparable companies; (iii) 1.68x December 31, 1995 book value, compared to a median of 1.93x for the comparable companies; and (iv) 1.79x December 31, 1995 tangible book value, compared to 2.17x for the comparable companies.

     COMPARABLE TRANSACTION ANALYSIS. TCC reviewed two sets of comparable merger and acquisition transactions based on publicly-available data: (i) twenty-four mergers and acquisitions of commercial banks and bank holding companies headquartered in the Midwest in which total assets of the acquired company were in the approximate range of $250 million to $1 billion ("Midwest Transactions"); and (ii) nine mergers and acquisitions of commercial banks and bank holding companies headquartered in northwest Illinois ("Northwest Illinois Transactions"). The Midwest Transactions included (the acquiror is the first name and is underlined, followed by the seller): Fort Wayne National
                                         -------------------
Corporation, Valley Financial Services; Union Planters
- -----------                             --------------
Corporation, Capital Bancorporation; National City Corporation,
- -----------                          -------------------------
United Bancorp of Kentucky; Community First Bankshares, Inc.,
                            --------------------------------
Abbott Bank Group; Mercantile Bancorporation Inc., Central
                   ------------------------------
Mortgage Bancshares, Inc.; Commerce Bancshares, Inc., Union
                           -------------------------
Bancshares; First Bank System, Inc., First Western Corporation;
            -----------------------
Commerce Bancshares, Inc., Peoples Mid-Illinois Corporation;
- -------------------------
Citizens Banking Corporation, four Banc One Michigan banks; Old
- ----------------------------                                ---
Kent Financial Corporation, First National Bank Corporation;
- --------------------------
FirsTier Financial Inc., Cornerstone Bank Group; KeyCorp, First
- -----------------------                          -------
Citizens Bancorp of Indiana; Firstar Corporation, First Southeast
                             -------------------
Banking Corporation; First of America Bank Corporation, First
                     ---------------------------------
Park Ridge Corporation; Old Kent Financial Corporation, EdgeMark
                        ------------------------------
Financial Corporation; BanPonce Corporation, Pioneer Bancorp;
                       --------------------
Mercantile Bancorporation Inc., Metro Bancorporation; Banc One
- ------------------------------                        --------
Corporation, First Financial Associates; UMB Financial
- -----------                              -------------
Corporation, CNB Financial Corporation; Hawkeye Bancorporation,
- -----------                             ----------------------
First Dubuque Corporation; Banc One Corporation, First Community
                           --------------------
Bancorp; Area Bancshares Corporation, Commonwealth Bancorp; Old
         ---------------------------                        ---
National Bancorp, DCB Corporation; and Mercantile Bancorporation
- ----------------                       -------------------------
Inc., MidAmerica Corporation.  The Northwest Illinois
- ----
Transactions included (the acquiror is the first name and is underlined, followed by the seller): AMCORE Financial, Inc., NBM
                                      ----------------------
Bancorp; AMCORE Financial, Inc., NBA Holding Company; AMCORE
         ----------------------                       ------
Financial, Inc., First State Bancorp of Princeton; Banc One
- ---------------                                    --------
Corporation, First Community Bancorp; AMCORE Financial, Inc.,
- -----------                           ----------------------
Dixon Bancorp, Inc.; AMCORE Financial, Inc., Central of Illinois,
                     ----------------------
Inc.; First of America Bank Corporation, Quad Cities First
      ---------------------------------
Corporation; First of America Bank Corporation, Bancserve Group,
             ---------------------------------
Inc.; and AMCORE Financial, Inc., Illinois National Bank & Trust.
          ----------------------

     For the Midwest Transactions, the offer value to last twelve months EPS ranged from a low of 9.3x to a high of 23.8x with a median of 15.5x; the offer value to book value ranged from 1.14x to 2.51x with a median of 1.87x; the offer value to tangible book value ranged from 1.35x to 2.68x with a median of 1.97x. For the Northwest Illinois Transactions, the offer value to last twelve months EPS ranged from a low of 7.5x to a high of 15.8x with a median of 12.3x; the offer value to book value ranged from 1.25x to 2.38x with a median of 1.54x; the offer value to tangible book value ranged from 1.31x to 2.38x with a median of 1.63x.

     The value of the Merger Consideration represented a multiple of 17.9x trailing twelve months EPS through December 31, 1995; the value of Merger Consideration to December 31, 1995 book value represented a multiple of 1.88x; and the value of the Merger Consideration to December 31, 1995 tangible book value represented a multiple of 2.16x.

     NET PRESENT VALUE ANALYSIS. TCC prepared a net present value analysis which estimated future dividend streams that TODAY'S could produce over the period from January 1, 1996 through December 31, 1999. These dividend streams were discounted to a present value based on a discount rate of 14%. TCC estimated the terminal multiple of TODAY'S common equity at December 31, 1999 by applying multiples of 15.5x, 13.0x and 11.0x 1999 estimated earnings. The range of terminal multiples was chosen based on past and current trading multiples of TODAY'S and comparable institutions and past and current multiples of comparable merger and acquisition transactions. The results of this analysis indicated a range of theoretical values per fully-diluted shares of TODAY'S between $19.93 and $27.07. The market value of the Merger Consideration was $87.250 million, or $30.79 per fully-diluted share of TODAY'S Common Stock, based on a five day average closing price of MBI Common Stock of $44.475 per share, as reported on the NYSE Composite Tape for the consecutive trading days of March 12, 1996 through March 18, 1996.

     COMPARATIVE STOCKHOLDER RETURNS. TCC analyzed two sets of theoretical returns to a TODAY'S stockholder: (i) the TODAY'S stockholder receives 100% MBI Common Stock as Merger Consideration; and (ii) the TODAY'S stockholder receives 60% MBI Common Stock and 40% cash ($12.32 per share) as Merger Consideration. The scenarios evaluated included TODAY'S remaining independent, TODAY'S being acquired in 1999 and TODAY'S being acquired by MBI in the proposed transaction. The analysis indicated a return to stockholders of 11.78% for TODAY'S remaining independent, 16.16% for TODAY'S merging in 1999, 20.91% based on the acceptance of the MBI proposal with the TODAY'S stockholder receiving 100% MBI Common Stock as Merger Consideration and 20.55% based on the acceptance of the MBI proposal with the TODAY'S stockholder receiving 60% MBI Common Stock and 40% cash as Merger Consideration.

     TCC also prepared an analysis of the possible pricing of a merger transaction with certain other midwest-based bank holding companies using estimated 1996 net income for TODAY'S, stock prices of selected companies as of March 15, 1996, and assuming no earnings-per-share dilution for the buyer. The holding companies reviewed included: Banc One Corporation; Norwest Corporation; First Bank System, Inc.; Boatmen's Bancshares, Inc.; First of American Bank Corporation; Firstar Corporation; AMCORE Financial, Inc.; First Midwest Bancorp, Inc.; Magna Group, Inc.; Old Kent Financial Corporation; Comerica Incorporated; KeyCorp; Merchants Bancorp, Inc.; and First Chicago NBD Corporation.
Given the assumptions, the analysis indicated that the range of prices per fully-diluted share of TODAY'S these companies could pay ranged from a high of $24.52 per share to a low of $17.91 per share with a median price of $21.90 per share. While these prices indicate the ability of an acquiror to pay a particular price, based on the given assumptions, they do not reflect any indications of interest or the willingness of an acquiror to pay such a price.

     The summary of TCC analysis set forth above is a fair summary thereof but does not propose to be a complete description of the presentations by TCC to the Board. TCC believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of analysis, without considering all factors and analyses, could create an incomplete view of the process by which a fairness opinion is rendered. In connection with its analyses, TCC assumed that there would not be any material adverse change in general economic, business, market and/or regulatory conditions, all of which are beyond the control of MBI and TODAY'S. The analyses performed by TCC are not necessarily indicative of actual values of future results, which may be significantly more or less favorable than suggested by such analyses.

     The Board retained TCC based upon its experience and expertise with regard to the banking industry and merger and acquisition transactions. TCC is an investment banking and securities firm with membership on all principal U.S. securities exchanges. As part of its investment banking services, TCC is regularly engaged in the independent valuation of securities in connection with negotiated underwritings, private placements, merger and acquisition transactions and recapitalizations.

     Pursuant to its engagement of TCC, TODAY'S agreed to pay TCC a cash fee of approximately $788,000, payable on the Closing Date, for advisory services rendered in connection with reaching the Merger Agreement. TCC will also receive reimbursement for certain out-of-pocket expenses, and TODAY'S has agreed to indemnify TCC against certain liabilities, including liabilities which may arise under the securities laws.

CONDITIONS TO THE MERGER

     The respective obligations of MBI and TODAY'S to consummate the Merger are subject to the satisfaction of certain mutual conditions, including the following:

          (1) The Merger Agreement must be approved by the holders of at least two-thirds of the outstanding shares of TODAY'S Common Stock at the Special Meeting.

          (2) The Merger Agreement and the transactions contemplated thereby must have been approved by the Regulatory Authorities, and all waiting periods after such approvals required by law or regulation must have been satisfied.

          (3)  The Registration Statement of which this Proxy
     Statement/Prospectus is a part must have been declared effective and must not be subject to a stop order or any threatened stop order.

          (4) Neither TODAY'S, MBI nor Merger Sub may be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

          (5) Each of MBI, Merger Sub and TODAY'S must have received from MBI Counsel an opinion (which opinion must not have been withdrawn at or prior to the Effective Time) reasonably satisfactory in form and substance to it to the effect that, subject to certain exceptions and assumptions:
     (a) the Merger will constitute a reorganization within the meaning of Section 368 of the Code and no gain or loss will be recognized by those stockholders of TODAY'S who receive solely MBI Common Stock in exchange for TODAY'S Common
     Stock; (b) holders of TODAY'S Common Stock who receive MBI Common Stock and other property will recognize all gain realized, in accordance with the provisions and limitations of Section 356 of the Code; (c) the basis of such MBI Common Stock will equal the basis of the TODAY'S Common Stock for which it is exchanged; (d) the holding period of such MBI Common Stock will include the holding period of the TODAY'S Common Stock for which it is exchanged; and (e) the assumption of TODAY'S Options by MBI will not result in the recognition of gain or loss to the holders of TODAY'S Options.

     The obligation of MBI and Merger Sub to consummate the Merger is subject to the satisfaction by TODAY'S, unless waived by MBI and Merger Sub, of certain other conditions, including the following:

          (1) The representations and warranties of TODAY'S made in the Merger Agreement must be true and correct in all material respects as of March 19, 1996 and as of the Effective Time, except for (a) representations which are by their provisions made as of a specific date,
     (b) inaccuracies therein that are not of a magnitude as to have a material adverse effect on TODAY'S and its subsidiaries, taken as a whole, and (c) the effect of the transactions contemplated by the Merger Agreement, and MBI must have received an officers' certificate from TODAY'S to that effect.

          (2) All obligations required to be performed by TODAY'S prior to the Effective Time must have been performed in all material respects, and MBI must have received an officers' certificate from TODAY'S to that effect.

          (3) TODAY'S must have obtained any and all material permits, authorizations, consents, waivers and approvals required of TODAY'S for the lawful consummation of the Merger.

          (4) Since March 19, 1996, there must have been no material adverse effect on the condition (financial or otherwise), business or results of operations of TODAY'S and its subsidiaries, taken as a whole, except as may have resulted from, among other things, changes to laws and regulations, generally accepted or regulatory accounting principles, or interpretations thereof, or changes in other matters affecting depository institutions generally, such as changes in economic conditions or interest rates.

          (5) Hinshaw & Culbertson, counsel to TODAY'S, must have delivered to MBI an opinion regarding certain legal matters.

     The obligation of TODAY'S to consummate the Merger is subject to the satisfaction, by MBI and Merger Sub, unless waived by TODAY'S, of certain other conditions, including the following:

          (1) The representations and warranties of MBI and Merger Sub made in the Merger Agreement must be true and correct in all material respects as of March 19, 1996 and as of the Effective Time, except for (a) representations which are by their provisions made as of a specific date,
     (b) inaccuracies therein that are not of a magnitude as to have a material adverse effect on MBI and its subsidiaries, taken as a whole, and (c) the effect of the transactions contemplated by the Merger Agreement, and TODAY'S must have received an officer's certificate from MBI to that effect.

          (2) All obligations required to be performed by MBI prior to or as of the Effective Time must have been performed in all material respects, and TODAY'S must have received an officers' certificate from MBI to that effect.

          (3) MBI and Merger Sub must have obtained any and all material permits, authorizations, consents, waivers and approvals required of MBI or Merger Sub for the lawful consummation of the Merger.

          (4) Since March 19, 1996, there must have been no material adverse effect on the condition (financial or otherwise), business or results of operations of MBI and its subsidiaries, taken as a whole, except as may have resulted from, among other things, changes to laws and regulations, generally accepted or regulatory accounting principles, or interpretations thereof, or changes in other matters affecting depository institutions generally, such as changes in economic conditions or interest rates.

          (5) MBI Counsel must have delivered to TODAY'S an opinion regarding certain legal matters.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of TODAY'S, by mutual consent of the Executive Committee of the Board of Directors of MBI and the Board of Directors of TODAY'S or unilaterally by the Executive Committee of the Board of Directors of MBI or the Board of Directors of
TODAY'S: (i) at any time after March 31, 1997, if the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement); (ii) if the Federal Reserve Board or any other Regulatory Authority has denied the application to approve the Merger and such denial has become final and nonappealable; (iii) if the Merger Agreement is not approved by the holders of at least two-thirds of the outstanding shares of TODAY'S Common Stock at the Special Meeting; (iv) in the event of a material volitional breach by a party of any representation, warranty or agreement contained in the Merger Agreement, which breach is not cured within 30 days after written notice thereof is given to the breaching party or waived by the non-breaching party, or unilaterally by the Executive Committee of the Board of Directors of MBI in the event of an environmental report showing the cost of taking all remedial or other corrective actions with respect to real property of TODAY'S acquired after March 19, 1996 will exceed $1,000,000 or that such cost can not be reasonably estimated to be less. No assurance can be given that the Merger will be consummated on or before March 31, 1997 or that MBI or TODAY'S will not elect to terminate the Merger Agreement if the Merger has not been consummated on or before such date.

     In the event of the termination of the Merger Agreement, the Merger Agreement shall become void and there shall be no liability on the part of any party except, that: (i) confidentiality and indemnification obligations shall survive termination; (ii) MBI and Merger Sub shall pay all printing, mailing and filing expenses with respect to the Registration Statement, this Proxy Statement/Prospectus and the regulatory applications; and (iii) in the case of termination due to continued material breach after notice and opportunity to cure, the breaching party shall not be relieved of liability to the nonbreaching party arising from the willful nonperformance of any covenant in the Merger Agreement. In addition, as described above under "- Other Agreements - Option Agreement," in the case of certain terminations of the Merger Agreement, the Option Agreement will not terminate until the date that is twelve months following such termination and, pursuant to the Option Agreement, TODAY'S may be obligated to repurchase the Option and any MBI Option Shares.

INDEMNIFICATION

     TODAY'S, on the one hand, and MBI and Merger Sub, on the other, have agreed to indemnify one other against any claims or liabilities to which either such party may become subject under federal or state securities laws or regulations, to the extent that such claims or liabilities arise out of information furnished to the party subject to such liability by the other party or out of an omission by such other party to state a necessary or material fact in the Registration Statement of which this Proxy Statement/Prospectus is a part.

EFFECTIVE TIME; CLOSING DATE

     Under the Merger Agreement, unless the parties otherwise agree in writing, the Closing Date and the Effective Time will occur on the date and at the time of the later of (i) the issuance of a certificate of merger by the Office of the Secretary of State of the State of Missouri and (ii) the filing of a certificate of merger with the Office of the Secretary of State of the State of Delaware; provided, however, that in no event shall the Closing Date and Effective Time occur later than the first business day of the first full calendar month commencing at least five business days after the following events occur: (i) the approval and adoption of the Merger Agreement by the stockholders of TODAY'S; and (ii) the approval of the Merger by the Regulatory Authorities and the expiration of all waiting periods following such approvals.

SURRENDER OF TODAY'S STOCK CERTIFICATES AND RECEIPT OF MBI COMMON
STOCK AND/OR CASH

     At the Effective Time of the Merger, each outstanding share of TODAY'S Common Stock will be converted into the right to receive the Stock Distribution, the Cash Distribution or the Combined Distribution as shall be attributable to such share in accordance with the elections and adjustments described above. See "- General Description of the Merger."

     As soon as practicable following the Closing Date, the Exchange Agent will mail to each TODAY'S stockholder a notice of consummation of the Merger and a form of letter of transmittal, together with instructions and a return envelope to facilitate the exchange of such holder's certificate(s) formerly representing TODAY'S Common Stock for such holder's portion of the Merger Consideration. Each holder of TODAY'S Common Stock, upon submission to the Exchange Agent of a properly executed letter of transmittal and surrender to the Exchange Agent of the stock certificate(s) formerly representing shares of TODAY'S Common Stock, will be entitled to receive the Stock Distribution, the Combined Distribution or the Cash Distribution to which such stockholder is entitled as Merger Consideration. No interest will be accrued or paid with respect to the cash component of the Merger Consideration. No dividends or other distributions declared after the Effective Time will be paid to a former TODAY'S stockholder with respect to the MBI Common Stock issuable as Merger Consideration until such stockholder's letter of transmittal and stock certificates, or documentation reasonably acceptable to the Exchange Agent in lieu of lost or destroyed certificates, formerly representing TODAY'S Common Stock, are delivered to the Exchange Agent. Upon such delivery, all such dividends or other distributions declared after the Effective Time shall be remitted to such stockholders (without interest and less any taxes that may have been imposed thereon). No fractional shares of MBI Common Stock will be issued in the Merger, but cash will be paid in lieu of fractional shares, such cash being calculated by multiplying the holder's fractional share interest by the MBI Stock Price. The shares of MBI Common Stock issued as Merger Consideration will be freely transferable, except by certain stockholders of TODAY'S who are deemed to be "affiliates" of TODAY'S. The shares of MBI Common Stock issued as the Stock Distribution to such affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the Commission. See "INFORMATION REGARDING MBI STOCK - Restrictions on Resale of MBI Stock by Affiliates."

     After the Effective Time, there will be no further transfers of TODAY'S stock certificates on the records of TODAY'S and, if any such certificates are presented to MBI or the Exchange Agent for transfer, they will be cancelled against delivery of the Merger Consideration.

FRACTIONAL SHARES

     No fractional shares of MBI Common Stock will be issued to the stockholders of TODAY'S in connection with the Merger. Each holder of TODAY'S Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the MBI Stock Price. Cash received by TODAY'S stockholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

REGULATORY APPROVALS

     In addition to the approval and adoption of the Merger Agreement by the stockholders of TODAY'S, the obligations of the parties to effect the Merger are subject to prior approval of the Federal Reserve Board and the Illinois Commissioner. As a bank holding company, MBI is subject to regulation under the BHCA.
The Merger is subject to prior approval by the Federal Reserve Board under Section 4 of the BHCA. The Federal Reserve Board may withhold such approval if, among other things, the Federal Reserve Board determines that the effect of the Merger would be to substantially lessen competition in the relevant markets. In addition, the Federal Reserve Board will consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977, as amended, by assessing the involved entities' respective records of meeting the credit needs of the local communities in which they are chartered, consistent with the safe and sound operation of such institutions. The Federal Reserve Board must also examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have inadequate capital.

     Applications for such approvals have been filed with the Federal Reserve Board and the Illinois Commissioner. MBI and TODAY'S are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging any such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the Merger. See "SUPERVISION AND REGULATION."

BUSINESS PENDING THE MERGER

     The Merger Agreement provides that, during the period from March 19, 1996 to the Effective Time, TODAY'S will, and will cause each of its subsidiaries to, conduct its business according to the ordinary and usual course consistent with past practices and use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

     Furthermore, during the period from March 19, 1996 to the Effective Time, except as provided in the Merger Agreement, TODAY'S will not, and will not permit any of its subsidiaries to, without the prior written consent of MBI and Merger Sub:

          (1) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from any of TODAY'S subsidiaries to TODAY'S or to another of TODAY'S subsidiaries), except that TODAY'S may declare and pay regular quarterly cash dividends in amounts not to exceed $0.15 per share on the TODAY'S Common Stock; provided, however, that if the Effective Time shall not have occurred on or before July 1, 1996, TODAY'S may declare, set aside or pay a dividend for each quarter thereafter in which the MBI Board of Directors declares a dividend on the shares of MBI Common Stock (an "MBI Dividend") that equals the sum of
     (i) the Stock Distribution and (ii) the amount per share of the MBI Dividend; provided further, however, that no dividend shall be paid to a TODAY'S stockholder for any quarter in which such TODAY'S stockholder will be entitled to receive a regular quarterly dividend on the shares of MBI Common Stock to be issued in the Merger;

          (2) enter into or amend any employment, severance or similar agreement or arrangement with any director, officer or employee, or materially modify any of the TODAY'S employee plans or policies or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except for normal individual increases in compensation to employees consistent with past practice, as required by law or contract, or such increases of which TODAY'S notifies MBI in writing and which MBI does not disapprove within ten days of the receipt of such notice;

          (3) authorize, recommend, propose or announce an intention to authorize, so recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any relinquishment of any material contract rights;

          (4) propose or adopt any amendments to the Certificate or Articles of Incorporation, as the case may be, or Charter or By-Laws of TODAY'S or any subsidiary of TODAY'S, as the case may be;

          (5) issue, sell, grant, confer or award any shares of capital stock or other equity securities (or rights or options exercisable for, or securities convertible or exchangeable into, capital stock or other equity securities) ("Equity Securities"), except with respect to the issuance of TODAY'S Common Stock upon the exercise or conversion of employee stock options, or effect any stock split or otherwise change its capitalization as it existed on March 19, 1996;

          (6) purchase, redeem, retire, repurchase or exchange, or otherwise acquire or dispose of, directly or indirectly, any shares of its capital stock or other Equity Securities, whether pursuant to the terms of such capital stock or Equity Securities or otherwise;

          (7) (i) without first consulting with and obtaining the written consent of MBI, cause or permit TODAY'S-West to enter into, renew or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $400,000 or in any amount which, when aggregated with any and all loans or credit commitments of TODAY'S and its subsidiaries to such person or entity, would be in excess of $400,000, or
     (ii) without first consulting with and obtaining the written consent of MBI, cause or permit TODAY'S-East to Lend to any person in an amount equal to or in excess of (A) $150,000 or in any amount which, when aggregated with any and all loans or credit commitments of TODAY'S and its subsidiaries to such person or entity, would be equal to or in excess of $150,000, if such loan or credit commitment has a rating of "8" or "9" pursuant to the current credit rating system of TODAY'S-East (the "Credit Rating System"); (B) $400,000 or in any amount which, when aggregated with any and all loans or credit commitments of TODAY'S and its subsidiaries to such person or entity, would be equal to or in excess of $400,000, if such loan or credit commitment has a rating of "7" pursuant to the Credit Rating System; or (C) $1,000,000 or in any amount which, when aggregated with any and all loans or credit commitments of TODAY'S and its subsidiaries to such person or entity, would be equal to or in excess of $1,000,000, if such loan or credit commitment has a rating of "1," "3," or "5" pursuant to the Credit Rating System; provided, however, that TODAY'S or any of its subsidiaries may make any such loan or credit commitment in the event
     (A) TODAY'S or any of its subsidiaries has delivered to MBI and Merger Sub or their designated representative a notice of its intention to make such loan and such information as MBI and Merger Sub or their designated representative may reasonably require in respect thereof and (B) MBI and Merger Sub or their designated representative shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to MBI and Merger Sub or their designated representative of such notice of intention and information; provided further, however, that TODAY's and/or any of its subsidiaries may honor any contractual obligation in existence on March 19, 1996 and notwithstanding clauses
     (i) and (ii), TODAY'S may without first consulting with MBI or obtaining MBI's prior written consent, cause or permit TODAY'S-West or TODAY'S-East to increase the aggregate amount of any credit facilities theretofore established in favor of any person or entity (each a "Pre-Existing Facility"), provided that the aggregate amount of any and all such increases shall not be in excess of the lesser of 10% of such Pre-Existing Facilities or $50,000;

          (8) directly or indirectly, including through its officers, directors, employees or other representatives:

               (i) initiate, solicit or encourage any
          discussions, inquiries or proposals with any third party (other than MBI or Merger Sub) relating to the disposition of any significant portion of the business or assets of TODAY'S or any of its subsidiaries or the acquisition of the Equity Securities of TODAY'S or any of its subsidiaries or the merger of TODAY'S or any of its subsidiaries with any person (other than MBI or Merger Sub) or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"); or

               (ii) provide any third party with information or assistance or negotiate with any third party with respect to an Acquisition Transaction, and TODAY'S shall promptly notify MBI and Merger Sub orally of all the relevant details relating to all inquiries, indications of interest and proposals which they may receive with respect to any Acquisition Transaction;

          (9) take any action that would (i) materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or the ability of MBI and Merger Sub or TODAY'S to obtain any approval of any Regulatory Authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement, or (ii) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

          (10) other than in ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

          (11) materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions of greater than $2,000,000 for U.S. Treasury or Federal Agency Securities and $250,000 for all other investment instruments;

          (12) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or intentionally take or omit to take any other act which would make any of the representations and warranties made by TODAY'S in the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act; or

          (13) enter into, increase or renew any loan or credit commitment (including standby letters of credit) to any executive officer or director of TODAY'S or any of its subsidiaries, any holder of 10% or more of the outstanding shares of TODAY'S Common Stock, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C. Section 371c and 12 U.S.C. Section 371c-1, without first obtaining the prior written consent of MBI and Merger Sub, which consent shall not be unreasonably withheld.

     The Merger Agreement also provides that, during the period from March 19, 1996 to the Effective Time, MBI and Merger Sub will not, and will not permit any of their respective subsidiaries to, without the prior written consent of TODAY'S, agree in writing or otherwise engage in any activity, enter into any transaction or take or omit to take any other action:

          (1) that would (i) materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or the ability of MBI and Merger Sub or TODAY'S to obtain any approval of any Regulatory Authority required for the transactions contemplated by the Merger Agreement or to perform their covenants and agreements under the Merger Agreement, or (ii) prevent or impede the transactions contemplated by the Merger Agreement from qualifying as a reorganization within the meaning of Section 368 of the Code; or

          (2) that would make any of the representations and warranties made by MBI and Merger Sub in the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction or taking or omitting such other action.

WAIVER AND AMENDMENT

     Any provision of the Merger Agreement, including, without limitation, the conditions to the consummation of the Merger and the restrictions described under "- Business Pending the Merger," may be (i) waived in writing at any time by the party that is, or whose shareholders or stockholders, as the case may be, are, entitled to the benefits thereof, or (ii) amended at any time by written agreement of the parties approved by or on behalf of their respective Boards of Directors or Executive Committee, as the case may be, whether before or after the approval of the Merger Agreement by the stockholders of TODAY'S at the Special Meeting; provided, however, that after such approval, no such modification may (i) alter or change the amount or form of the Merger Consideration to be received by the stockholders of TODAY'S or (ii) adversely affect the tax treatment of the TODAY'S stockholders. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting. Accordingly, data regarding the financial condition and results of operations of TODAY'S will be included in MBI's consolidated financial statements on and after the Closing Date.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     DAN HEINE AND R. WILLIAM OWEN. Each of Dan Heine, President and Chief Executive Officer of TODAY'S, and R. William Owen, Executive Vice President and Chief Financial Officer of TODAY'S, is party to an employment agreement with TODAY'S. Under each such employment agreement, if such executive officer is terminated by TODAY'S within two years after a "change in control" other than for "cause" (as defined below), the executive officer will be entitled to a severance payment equal to 250% of the base salary, incentive compensation and bonus payment paid to such executive officer in the calendar year prior to the year in which the change in control occurs, subject to reduction to the maximum amount that can be paid such that no portion of such payment would constitute an "excess parachute payment" under
Section 280G of the Code.

     Under the terms of each employment agreement, a "change in control" will be deemed to occur upon the following events: (a) the direct or indirect acquisition of either: (i) 25% of the outstanding voting securities of TODAY'S; or (ii) more than 10% but less than 25% of the outstanding voting securities of TODAY'S, if the Board of Directors of TODAY'S determines that a change in control has occurred, by any person or persons acting as a group; (b) the merger or consolidation of TODAY'S pursuant to which TODAY'S is not the surviving corporation; (c) the merger or consolidation of TODAY'S pursuant to which TODAY'S is the surviving corporation but pursuant to which more than 50% of the TODAY'S voting securities following such merger or consolidation are held by a person or persons who were not stockholders of TODAY'S during the two years preceding the announcement of such merger or consolidation; (d) a change in the composition of the Board of Directors of TODAY'S during any two consecutive years such that the members of the Board of Directors sitting at the beginning of such two-year period constitute less than a majority of the Board at the end of such period, unless the newly elected directors were nominated by at least two-thirds of the members of the Board sitting at the beginning of the period; (e) the sale or transfer by TODAY'S of all or substantially all of its assets; or
(f) the filing with the Federal Reserve Board of a change in control notice with respect to TODAY'S.

     Under the terms of each employment agreement, the executive officer will be deemed to be "terminated" upon the occurrence of one of the following events: (a) the termination by TODAY'S of the executive officer's full-time employment under the employment agreement for any reason other than "cause"; (b) the executive officer's resignation upon his removal from his present position with TODAY'S; (c) the executive officer's resignation following a material change by TODAY'S in the executive officer's function, duties or responsibilities, which change would cause the executive officer's position with TODAY'S to become one of less dignity, responsibility, importance or scope from his present position with TODAY'S; (d) the involuntary transfer of the executive officer outside of Freeport, Illinois; or (e) after a change in control of TODAY'S, the giving of notice by TODAY'S to the executive officer that the employment agreement will not be automatically extended for each of the two full calendar years following the year in which the change of control occurred. "Cause" is defined in the employment agreements as: (y) personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than a law, rule or regulation relating to a traffic violation or similar offense) or a final cease and desist order, involving the executive officer; or (z) any material breach of the employment agreement by the executive officer.

     DOUGLAS L. MITCHELL, C. BRAD ZULKE, DOUGLAS M. CROSS AND JEFFREY P. MOZENA. Each of Douglas L. Mitchell, C. Brad Zulke, Douglas M. Cross and Jeffrey P. Mozena is also party to a severance agreement with TODAY'S. Under each such severance agreement, if such executive officer's employment is terminated by TODAY'S or the executive officer terminates his employment after the executive officer's job duties and responsibilities are "substantially reduced" within twelve months of a "change of control" and other than for "cause" (as defined below), the executive officer will be entitled to a severance payment equal to 100% of the base salary, incentive compensation and bonus payments paid to the executive officer by TODAY'S in the calendar year prior to the year in which the change of control occurs.

     Under the terms of each severance agreement, a "change of control" is defined in the same manner as described above with respect to the employment agreements of Messrs. Heine and Owen. The executive officer's duties will be deemed to be "substantially reduced" upon the occurrence of one of the following events: (a) a change in the executive officer's supervisor from an officer of TODAY'S to a non-officer of TODAY'S; (b) a 50% or greater reduction in the number of subordinates reporting to the executive officer; (c) a loss of one or more of the executive officer's principal job duties or responsibilities; (d) a demotion in job title or reduction in compensation (including bonuses) or benefits; or (e) a demand by TODAY'S that the executive officer transfer to a work location located more than fifty miles from the executive officer's current work location. "Cause" is defined in the severance agreements as personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving person profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than a law, rule or regulation relating to a traffic violation or similar offense) or a final cease and desist order, involving the executive officer.

     Pursuant to the Merger Agreement, MBI has also agreed that any outstanding indemnification obligations of TODAY'S existing on March 19, 1996 in favor of the employees, agents, directors or officers of TODAY'S shall continue in effect following the Merger. In addition, beginning at the Effective Time, MBI's current insurance policy will provide coverage for the "prior acts" of the directors and officers of TODAY'S.

EFFECT ON STOCK OPTION AND EMPLOYEE BENEFIT PLANS

          MBI has agreed to assume the Stock Option Plan and, upon consummation of the Merger, all outstanding TODAY'S Options will be converted into rights with respect to MBI Common Stock (i.e., the Option Conversion). Beginning at the Effective Time,
(i) each TODAY'S Option assumed by MBI will be exercisable solely for shares of MBI Common Stock, (ii) the number of shares of MBI Common Stock subject to each TODAY'S Option will equal the number of shares of TODAY'S Common Stock subject to the TODAY'S Options multiplied by the Stock Distribution and (iii) the per share exercise price for each TODAY'S Option will be adjusted by dividing such price by the Stock Distribution, subject to adjustment as appropriate to reflect any stock split, stock dividend, capitalization or similar transaction subsequent to the Effective Time. MBI has agreed, at and after the Effective Time, to reserve sufficient shares of MBI Common Stock for issuance with respect to the TODAY'S Options under the Stock Option Plan to be assumed by MBI. MBI will also file with the Commission, and obtain the effectiveness of, a registration statement with respect to such options.

          The Merger Agreement provides that Merger Sub will honor all employment, severance and other compensation contracts between TODAY'S or any of its subsidiaries and any current or former director, officer, employee or agent thereof, along with all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under TODAY'S employee plans. The TODAY'S employee plans will continue as plans of Merger Sub until such time as the former employees of TODAY'S and its subsidiaries are integrated into MBI's employee benefit plans that are available to other employees of MBI and its subsidiaries. MBI will take such steps as are necessary or required to integrate the former employees of TODAY'S and its subsidiaries into MBI's employee benefit plans available to other employees of MBI and its subsidiaries as soon as practicable after the Effective Time, with (i) full credit for prior service with TODAY'S or any of its subsidiaries for purposes of vesting and eligibility for participation (but not benefit accruals under any defined benefit plan), and co-payments and deductibles, and
(ii) waiver of all waiting periods and pre-existing condition exclusions or penalties.

      CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
      -----------------------------------------------------

          The following discussion is based upon the Tax Opinion and except as otherwise indicated, reflects such opinion. The discussion is a general summary of the material United States federal income tax ("federal income tax") consequences of the Merger and the Option Conversion to certain TODAY'S stockholders and option holders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of federal income taxation that may be applicable to TODAY'S stockholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Merger that are applicable to TODAY'S stockholders subject to special federal income tax treatment including (without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their TODAY'S Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and persons who hold their TODAY'S Common Stock as part of a "straddle," "hedge" or "conversion transaction." In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. AS A RESULT, EACH TODAY'S STOCKHOLDER AND EACH HOLDER OF TODAY'S OPTIONS IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER. The discussion assumes that shares of TODAY'S Common Stock are held as capital assets (within the meaning of Section 1221 of the Code).

          TODAY'S has received the Tax Opinion to the effect that, assuming the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a "reorganization" for federal income tax purposes under Section 368(a)(1) of the Code, with the following federal income tax consequences:

               (1)  TODAY'S stockholders who receive solely
          shares of MBI Common Stock in exchange for their TODAY'S Common Stock pursuant to the Merger will recognize no gain or loss, except with respect to cash received in lieu of fractional shares, if any, as discussed below.

               (2)  A TODAY'S stockholder who receives only cash
          (i) in exchange for shares of TODAY'S Common Stock pursuant to the Merger or (ii) as a result of the exercise of appraisal rights, will realize gain or loss for federal income tax purposes (determined separately as to each block of TODAY'S Common Stock exchanged) in an amount equal to the difference between (x) the amount of cash received by such stockholder, and (y) such stockholder's tax basis for the shares of TODAY'S Common Stock surrendered in exchange therefor, provided that the cash payment does not have the effect of the distribution of a dividend. Any such gain or loss will be recognized for federal income tax purposes and will be treated as capital gain or loss. However, if the cash payment does have the effect of the distribution of a dividend, the amount of taxable income recognized generally will equal the amount of cash received; such income generally will be taxable as a dividend; and no loss (or other recovery of such stockholder's tax basis for the shares of TODAY'S Common Stock surrendered in the exchange) generally will be recognized by such stockholder. The determination of whether a cash payment has the effect of the distribution of a dividend will be made pursuant to the provisions and limitations of Section 302 of the Code, taking into account the constructive stock ownership rules of
          Section 318 of the Code. See "- Impact of Section 302 of the Code," below.

               (3) A TODAY'S stockholder who receives shares of MBI Common Stock and cash in exchange for shares of TODAY'S Common Stock in the Merger will realize gain (determined separately as to each block of TODAY'S Common Stock exchanged) if (i) the sum of the amount of cash and the fair market value of the shares of MBI Common Stock received by such stockholder exceeds (ii) such stockholder's tax basis for the shares of TODAY'S Common Stock surrendered in exchange therefor. The amount of such gain that is recognized for federal income tax purposes will be limited to the amount of cash received. If the amount of cash received exceeds the amount of gain realized, only the amount of gain realized will be recognized for federal income tax purposes. Any such gain recognized will be taxable as capital gain, provided that the cash payment does not have the effect of the distribution of a dividend. Any loss realized will not be recognized for federal income tax purposes. Under section 356 of the Code, the determination of whether a cash payment has the effect of the distribution of a dividend generally will be made in accordance with the provisions and limitations of Section 302 of the Code, taking into account the constructive stock ownership rules of Section 318 of the Code. See "- Impact of Section 302 of the Code," below.

               (4)  The aggregate adjusted tax basis of the
          shares of MBI Common Stock received by each TODAY'S stockholder in the Merger (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph 6 below), will be equal to the aggregate adjusted tax basis of the shares of TODAY'S Common Stock surrendered, decreased by the amount of any cash received and increased by the amount of any gain (or dividend) recognized.

               (5)  The holding period of the shares of MBI
          Common Stock (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph 6 below) will include the holding period of the shares of TODAY'S Common Stock exchanged therefor.

               (6) A TODAY'S stockholder who receives cash in the Merger in lieu of a fractional share of MBI Common Stock will be treated as if the fractional share had been received in the Merger and then redeemed by MBI in return for the cash. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of MBI Common Stock allocable to the fractional share.

          IMPACT OF SECTION 302 OF THE CODE. The determination of whether a cash payment has the effect of the distribution of a dividend generally will be made in accordance with the provisions of Section 302 of the Code. A cash payment to a TODAY'S stockholder will be considered not to have the effect of the distribution of a dividend under Section 302 of the Code and such stockholder will recognize capital gain or loss only if the cash payment (i) results in a "complete redemption" of such stockholder's actual and constructive stock interest, (ii) results in a "substantially disproportionate" reduction in such stockholder's actual and constructive stock interest or (iii) is "not essentially equivalent to a dividend."

          A cash payment will result in a "complete redemption" of a stockholder's stock interest and such stockholder will recognize capital gain or loss if such stockholder does not actually or constructively own any stock after the receipt of the cash payment. A reduction in a stockholder's stock interest will be "substantially disproportionate" and such stockholder will recognize capital gain or loss if (i) the percentage of outstanding shares actually and constructively owned by such stockholder after the receipt of the cash payment is less than four-fifths (80%) of the percentage of outstanding shares actually and constructively owned by such stockholder immediately prior to the receipt of the cash payment. A cash payment will qualify as "not essentially equivalent to a dividend" and a stockholder will recognize capital gain or loss if it results in a meaningful reduction in the percentage of outstanding shares actually and constructively owned by such stockholder. No specific tests apply to determine whether a reduction in a stockholder's ownership interest is meaningful; rather, such determination will be made based on all the facts and circumstances applicable to such TODAY'S stockholder. No general guidelines dictating the appropriate interpretation of facts and circumstances have been announced by the courts or issued by the Internal Revenue Service (the "Service"). However, the Service has indicated in Revenue Ruling 76-385 that a minority stockholder (i.e., a holder who exercises no control over corporate affairs and whose proportionate stock interest is minimal in relation to the number of shares outstanding) generally is treated as having had a "meaningful reduction" in interest if a cash payment reduces such holder's actual and constructive stock ownership to any extent.

          With regard to TODAY'S stockholders who receive MBI Common Stock and cash in the Merger, the determination of whether a cash payment has the effect of a distribution of a dividend will be made as if the TODAY'S Common Stock exchanged for cash in the Merger had instead been exchanged in the Merger for shares of MBI Common Stock followed immediately by a redemption of such shares by MBI for the cash payment (a "deemed MBI redemption"). Under this analysis, the determination of whether a cash payment qualifies as a substantially disproportionate reduction of interest or is not essentially equivalent to a dividend will be made by comparing (i) the stockholder's actual and constructive stock interest in MBI before the deemed MBI redemption (determined as if such stockholder had received solely MBI Common Stock in the Merger) with (ii) such stockholder's actual and constructive stock interest in MBI after the deemed MBI redemption.

          With regard to TODAY'S stockholders who receive only cash (i) in exchange for shares of TODAY'S Common Stock pursuant to the Merger or (ii) as a result of the exercise of appraisal rights, MBI's Counsel has noted in its opinion that many tax practitioners believe that the determination of whether a cash payment has the effect of a distribution of a dividend should be made in accordance with the deemed MBI redemption analysis discussed above; i.e., as if the TODAY'S Common Stock exchanged for cash in the Merger had instead been exchanged in the Merger for shares of MBI Common Stock followed immediately by a redemption of such shares by MBI for the cash payment. However, under the traditional analysis, which apparently continues to be used by the Service, Section 302 of the Code will apply as though the cash payment were made by TODAY'S in a hypothetical redemption of TODAY'S Common Stock immediately prior to, and in a transaction separate from, the Merger (a "deemed TODAY'S redemption"). Accordingly, under the traditional analysis, the determination of whether a cash payment results in a complete redemption of interest, qualifies as a substantially disproportionate reduction of interest or is not essentially equivalent to a dividend will be made by comparing (x) the stockholder's actual and constructive stock interest in TODAY'S before the deemed TODAY'S redemption, with (y) such stockholder's actual and constructive stock interest in TODAY'S after the deemed TODAY'S redemption (but before the Merger). The law is unclear regarding whether the approach of the Service is correct, and MBI's Counsel has rendered no opinion on the correctness of the Service's approach. MBI's Counsel has noted in its opinion that because the traditional analysis, as applied by the Service, is more likely to result in dividend treatment than the deemed MBI redemption analysis, each TODAY'S stockholder who receives solely cash in exchange for all of the TODAY'S Common Stock he or she actually owns should discuss with his or her tax advisor which analysis is applicable.

          The determination of ownership for purposes of the three foregoing tests will be made by taking into account both shares owned actually by such stockholder and shares owned constructively by such stockholder pursuant to Section 318 of the Code. Under Section 318 of the Code, a stockholder will be deemed to own stock that is actually or constructively owned by certain members of his or her family (spouse, children, grandchildren and parents) and other related parties including, for example, certain entities in which such stockholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such stockholder (or a related person) has the right to acquire upon exercise of an option or conversion right. Section 302(c)(2) of the Code provides certain exceptions to the family attribution rules for the purpose of determining whether a complete redemption of a stockholder's interest has occurred for purposes of Section 302 of the Code. These exceptions apply only to TODAY'S stockholders who receive, in the Merger, solely cash in return for the TODAY'S Common Stock they actually own.

          BECAUSE THE DETERMINATION OF WHETHER A PAYMENT WILL BE TREATED AS HAVING THE EFFECT OF THE DISTRIBUTION OF A DIVIDEND WILL GENERALLY DEPEND UPON THE FACTS AND CIRCUMSTANCES OF EACH TODAY'S STOCKHOLDER, TODAY'S STOCKHOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF CASH RECEIVED IN THE MERGER.

          Each TODAY'S stockholder's ability to elect the type of consideration he or she receives pursuant to the Merger affords each such stockholder the opportunity to select that type of consideration which will best serve his or her personal tax and financial planning needs. However, each TODAY'S stockholder should be aware that his or her ability to satisfy (or, alternatively, fail to satisfy) any of the foregoing tests and thereby avoid (or, alternatively, obtain) dividend treatment may be affected by (i) the type of consideration received by related parties in respect of shares that such stockholder is deemed to own pursuant to Section 318 of the Code, and by (ii) any redesignation of the stockholder's election by the Exchange Agent, without regard to whether such stockholder made a Stock Election, Cash Election or a Combined Election, or, instead, made a No Election. See "TERMS OF THE PROPOSED MERGER - General Description of the Merger."

          TODAY'S has received the Tax Opinion also to the effect that, assuming the Option Conversion occurs in accordance with the Merger Agreement, holders of TODAY'S Options will recognize no gain or loss as a result of the Option Conversion. EACH HOLDER OF TODAY'S OPTIONS IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH OPTION HOLDER.

          The Tax Opinion is subject to the conditions and customary assumptions that are stated therein and relies upon various representations made by MBI, TODAY'S, and certain stockholders of TODAY'S. If any of these representations or assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. The Tax Opinion is also based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current administrative rulings and practice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The Tax Opinion is available without charge upon written request to Jon
W. Bilstrom, General Counsel and Secretary, Mercantile

Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524. The receipt of the Tax Opinion again as of the Closing Date is a condition to the consummation of the Merger. An opinion of counsel, unlike a private letter ruling from the Service, has no binding effect on the Service. The Service could take a position contrary to the Tax Opinion and, if the matter were litigated, a court may reach a decision contrary to the Tax Opinion. Neither MBI nor TODAY'S has requested an advance ruling as to the federal income tax consequences of the Merger, and the Service is not expected to issue such a ruling.

          THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO CERTAIN TODAY'S STOCKHOLDERS AND DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH TODAY'S STOCKHOLDER'S OR OPTION HOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH TODAY'S STOCKHOLDER OR OPTION HOLDER. ACCORDINGLY, EACH TODAY'S STOCKHOLDER AND EACH OPTION HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

           APPRAISAL RIGHTS OF STOCKHOLDERS OF TODAY'S
           -------------------------------------------

          Each stockholder of TODAY'S has the right to demand the appraised value of his or her shares of TODAY'S Common Stock in cash if the stockholder follows the procedures set forth under
Section 262 of the DGCL.

          Under the DGCL, a stockholder of TODAY'S may demand an appraisal of the fair value (as determined pursuant to Section 262 of the DGCL) of his or her shares of TODAY'S Common Stock and payment of such fair value to the stockholder in cash if the Merger is consummated. Merger Sub, as the surviving corporation, will pay to such stockholder the fair value of such stockholder's shares of TODAY'S Common Stock if such TODAY'S stockholder (a) files with TODAY'S, prior to the vote at the Special Meeting, a written demand for an appraisal of the fair value of his or her shares; (b) does not vote in favor of the Merger; (c) continues to hold his or her shares through the Effective Time; and (d)
                                                      ---
does not withdraw the demand for appraisal within a period of 60 days after the Closing Date. Such demand shall be sufficient if it reasonably informs TODAY'S of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of his or her shares. A VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN OBJECTION FOR PURPOSES OF ASSERTING APPRAISAL RIGHTS. A VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL CONSTITUTE A WAIVER OF A STOCKHOLDER'S APPRAISAL RIGHTS.

          All written demands for appraisal should be addressed to: TODAY'S BANCORP, INC., 50 West Douglas Street, Freeport, Illinois 61032, Attention: Dan Heine, before the taking of the vote concerning the Merger Agreement at the Special Meeting, and should be executed by, or on behalf of, the holder of record.

          To be effective, a demand for appraisal must be executed by or for the stockholder of record who held such shares on the date of making such demand, and who continuously holds such shares through the Effective Time, fully and correctly, as such stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such case, have the registered owner submit the required demand in respect of such shares.

          If TODAY'S Common Stock is owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If TODAY'S Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds TODAY'S Common Stock as nominee for others may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of TODAY'S Common Stock in the name of such record owner.

          If at any time within the 60-day period after the Effective Time, a stockholder of TODAY'S withdraws his or her demand for appraisal, then he or she will be deemed to have accepted the terms offered pursuant to the Merger. After the 60-day withdrawal period, a TODAY'S stockholder may withdraw only with the consent of Merger Sub. Within 10 days after the Effective Time, Merger Sub (as the surviving corporation in the Merger) must give written notice that the Merger has become effective to each stockholder who so filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. Within 120 days after the Effective Time, any stockholder of TODAY'S who has validly perfected appraisal rights shall be entitled, upon written request, to receive from Merger Sub a statement setting forth the aggregate number of shares of TODAY'S Common Stock not voted in favor of the Merger with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Merger Sub shall respond to such request within 10 days after receipt or within 10 days after the date of the Special Meeting, whichever is later. Within 120 days after the Effective Time, Merger Sub or any such stockholder seeking appraisal may file a petition in the Delaware Court of Chancery demanding a determination of the value of the TODAY'S Common Stock held by all stockholders seeking appraisal. The DGCL contemplates a single proceeding in the Delaware Court of Chancery that will apply to all stockholders of TODAY'S who have perfected their appraisal rights, whether or not such stockholders have individually filed a petition seeking appraisal with the Court of Chancery. If neither Merger Sub nor any of the stockholders of TODAY'S who have perfected their appraisal rights have filed a petition in the Court Chancery within the 120-day period following the Effective Time, such appraisal rights will be waived, and the stockholders will be entitled to receive, upon surrender of the certificates evidencing their shares of TODAY'S Common Stock, the amount of cash equal to that paid to the Cash Election Shares in the Merger (i.e., $30.79 per share of TODAY'S Common Stock), subject to the adjustments as provided in the Merger Agreement. Merger Sub has no present intention to file such a petition with the Delaware Court of Chancery.

          If a petition for appraisal is filed by a stockholder, a copy of the petition shall be served on Merger Sub, which then will have 20 days after such service to file with the Register of the Delaware Court of Chancery a verified list of TODAY'S stockholders who have perfected appraisal rights but have not yet reached agreement as to value with Merger Sub. If the petition is filed by Merger Sub, such verified list must accompany the filing. The Register, if so ordered by the Court, will give notice of the time and place fixed for hearing of the petition, by registered or certified mail, to Merger Sub and each stockholder named on the verified list. Such notice shall also be published at least one week prior to the hearing in one or more newspapers of general circulation in Wilmington, Delaware and in such other publications as directed by the Court.

          The Court of Chancery shall conduct a hearing on the petition for appraisal at which the Court will determine the stockholders of TODAY'S who have properly perfected appraisal rights with respect to their shares and may require such stockholders to submit the certificates evidencing their TODAY'S Common Stock to the Register of the Court for notation of the pendency of the appraisal proceeding thereon. Failure to comply with such direction may result in dismissal of the proceeding as to such non-complying stockholder. After determining the stockholders entitled to appraisal, the Court, after taking into account all relevant factors, will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Upon application of either MBI or any of the stockholders entitled to appraisal, the Court may permit discovery or other pretrial proceedings and may proceed to trial prior to a final determination of the stockholders entitled to appraisal. Any stockholder whose name appears on the verified list submitted by Merger Sub may participate in the appraisal proceedings until it is finally determined by the Court that such stockholder is not entitled to appraisal rights. The judgment shall be payable only upon and simultaneously with the surrender to Merger Sub of the certificate(s) representing such shares of TODAY'S Common Stock. Upon payment of the judgment, the stockholder who sought appraisal shall cease to have any interest in such shares or in TODAY'S and will have no right to receive dividends in such stock or exercise other rights of stock ownership.

          Section 262 provides fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and are not the product of speculation, may be considered." Stockholders who are considering seeking an appraisal should bear in mind that the fair value of their shares of TODAY'S Common Stock determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares of TODAY'S Common Stock, and that an opinion of an investment banking firm as to fairness is not an opinion as to fair value under Section 262.

          Costs of the appraisal proceeding may be assessed against the parties thereto (i.e., Merger Sub and the stockholders participating in the appraisal proceeding) by the Court as the Court deems equitable in the circumstances. Upon the application of any stockholder, the Court may determine the amount of interest, if any, to be paid upon the value of the stock of stockholders entitled thereto. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the Effective Time, be entitled to vote the stock subject to such demand for any purpose or to receive payment of dividends or any other distribution with respect to such shares (other than dividends or distributions, if any, payable to holders of record as of a record date prior to the Effective Time) or to receive the payment of the consideration provided for in the Merger Agreement. However, if no petition for an appraisal is filed within 120 days after the Effective Time or if such stockholder delivers to Merger Sub a written withdrawal of his demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of Merger Sub, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          FAILURE TO COMPLY STRICTLY WITH THESE PROCEDURES WILL CAUSE THE STOCKHOLDER TO LOSE HIS OR HER APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WHO DESIRES TO EXERCISE HIS OR HER APPRAISAL RIGHTS IS URGED TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

          THE PRECEDING DISCUSSION IS A SUMMARY OF THE PROVISIONS REGARDING APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF SECTION 262 OF THE DGCL WHICH IS ATTACHED HERETO AS ANNEX A. TODAY'S STOCKHOLDERS WHO ARE INTERESTED IN
          -------
PERFECTING APPRAISAL RIGHTS PURSUANT TO THE DGCL IN CONNECTION WITH THE MERGER SHOULD CONSULT WITH THEIR COUNSEL FOR ADVICE AS TO THE PROCEDURES REQUIRED TO BE FOLLOWED.

                 PRO FORMA FINANCIAL INFORMATION
                 -------------------------------

COMPARATIVE UNAUDITED PER SHARE DATA

          The following table sets forth for the periods indicated selected historical per share data of MBI and TODAY'S and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger and the proposed acquisitions of Peoples and First Financial. The data presented is based upon the supplemental consolidated financial statements, consolidated financial statements and related notes of MBI and the consolidated financial statements and related notes of TODAY'S included in documents incorporated herein by reference, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. See "- Notes to Pro Forma Combined Consolidated Financial Statements." These data are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the proposed Merger or the proposed acquisitions of Peoples and First Financial had been consummated prior to the periods indicated.

                                                                                                MBI/            MBI/
                                                            MBI/TODAY'S     MBI/TODAY'S     All Entities    All Entities
                                      MBI        TODAY'S     Pro Forma       Pro Forma       Pro Forma       Pro Forma
                                    Reported     Reported   Combined <F1>  Equivalent <F2>  Combined <F3>  Equivalent <F2>
                                    --------     --------   -------------  ---------------  -------------  ---------------
Book Value per Share:
  June 30, 1996                      $ 25.64      $ 17.40      $ 25.65         $ 17.76         $ 25.65         $ 17.76
  December 31, 1995                    26.04        16.96        26.05           18.03           26.05           18.03

Cash Dividends Declared per Share:
  Six months ended June 30, 1996     $   .82      $ .2875      $   .82         $   .57         $   .82         $   .57
  Year ended December 31, 1995          1.32        .5375         1.32             .92            1.32             .91

Earnings per Share:
  Six months ended June 30, 1996     $  1.10      $   .93      $   .99         $   .69         $   .99         $   .69
  Year ended December 31, 1995          3.74         1.79         3.62            2.51            3.63            2.51

Market Price per Share:
  At March 19, 1996 <F4>             $45.250      $ 26.75          n/a             n/a             n/a             n/a
  At ------------, 1996 <F4>                                       n/a             n/a             n/a             n/a

- -------------

<F1>  Includes the effect of pro forma adjustments for TODAY'S, as appropriate. See "- Notes to Pro Forma Combined Consolidated Financial Statements."

<F2>  Based on the pro forma combined per share amounts multiplied by
      0.6923, the Stock Distribution. Further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements is included in the notes to pro forma financial statements. See "- Notes to Pro Forma Combined Consolidated Financial Statements."

<F3>  Includes the effect of pro forma adjustments for TODAY'S, Peoples and First Financial, as appropriate. See "- Notes to Pro Forma Combined Consolidated Financial Statements."

<F4>  The market price per share of MBI and TODAY'S Common Stock was determined as of the last trading day preceding the public announcement of the proposed Merger and as of the latest available date prior to the filing of the Proxy Statement/Prospectus, based on the last sale prices as reported on the NYSE Composite Tape and the Nasdaq National Market, respectively.

PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

          The following unaudited pro forma combined consolidated balance sheet gives effect to the proposed Merger and the proposed acquisitions of Peoples and First Financial as if each of the acquisitions were consummated on June 30, 1996.

          The following pro forma combined consolidated income statements for the six months ended June 30, 1996 and the year ended December 31, 1995 set forth the results of operations of MBI combined with the results of operations of TODAY'S, Peoples and First Financial as if the proposed Merger and the proposed acquisitions of Peoples and First Financial had occurred as of the first day of the period presented.

          The unaudited pro forma combined consolidated financial statements should be read in conjunction with the accompanying Notes to the Pro Forma Combined Consolidated Financial Statements and with the historical financial statements of MBI and TODAY'S. These pro forma combined consolidated financial statements may not be indicative of the results of operations that actually would have occurred if the proposed Merger or the proposed acquisitions of Peoples and First Financial had been consummated on the dates assumed above or of the results of operations that may be achieved in the future.

                                                   MERCANTILE BANCORPORATION INC.
                                           PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                           June 30, 1996
                                                            (Thousands)
                                                            (Unaudited)
                                                                           MBI,
                                                                         TODAY'S                                     All Entities
                                                                        Pro Forma                       Peoples,       Pro Forma
                                                          TODAY'S       Combined             First   First Financial   Combined
                                MBI<F1>     TODAY'S   Adjustments<F2> Consolidated Peoples Financial Adjustments<F2> Consolidated
                                -------    --------   --------------- ------------ ------- --------- --------------- ------------
ASSETS
   Cash and due from banks   $   840,848   $ 15,435    $(52,379)<F3>  $   769,904   $ 3,179  $ 3,845  $(14,507)<F3>  $   747,570
                                                        (34,000)<F4>                                   (11,516)<F3>
                                                                                                        (3,335)<F8>
   Due from banks-interest
      bearing                     64,857        338                        65,195        29       --                      65,224
   Federal funds sold and
     repurchase agreements       209,502      9,980                       219,482        --      150                     219,632
   Investments in debt and
     equity securities
       Trading                       255         --                           255        --       --                         255
       Available-for-sale      4,428,289     75,070                     4,503,359    36,076   33,101                   4,572,536
       Held-to-maturity               --     27,640                        27,640        --       --                      27,640
                             -----------   --------    --------       -----------   -------  -------  --------       -----------
           Total               4,428,544    102,710          --         4,531,254    36,076   33,101        --         4,600,431
   Loans and leases           11,947,615    360,390                    12,308,005    51,900   47,521                  12,407,426
   Reserve for possible
     loan losses                (205,687)    (3,538)                     (209,225)     (717)    (660)                   (210,602)
                             -----------   --------    --------       -----------   -------  -------  --------       -----------
       Net Loans and Leases   11,741,928    356,852          --        12,098,780    51,183   46,861        --        12,196,824
   Other assets                  752,150     24,223      47,867 <F4>      815,768     3,916    3,551     8,074 <F6>      834,164
                                                        (47,867)<F5>                                    (8,074)<F7>
                                                         39,395 <F10>                                    6,392 <F10>
                                                                                                        10,443 <F8>
                                                                                                       (10,443)<F9>
                                                                                                         4,537 <F10>
                             -----------   --------    --------       -----------   -------  -------  --------       -----------

     Total Assets            $18,037,829   $509,538    $(46,984)      $18,500,383   $94,383  $87,508  $(18,429)      $18,663,845
                             ===========   ========    ========       ===========   =======  =======  ========       ===========

                                                   MERCANTILE BANCORPORATION INC.
                                           PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                           June 30, 1996
                                                            (Thousands)
                                                            (Unaudited)
                                                                           MBI,
                                                                         TODAY'S                        Peoples,     All Entities
                                                                        Pro Forma                        First         Pro Forma
                                                            TODAY'S      Combined             First     Financial      Combined
                                     MBI<F1>    TODAY'S   Adjustments  Consolidated Peoples Financial  Adjustments   Consolidated
                                     -------    -------   -----------  ------------ ------- ---------  -----------   ------------
LIABILITIES
   Deposits
     Non-interest bearing          $ 2,567,425  $ 43,788  $             $ 2,611,213 $ 9,342  $ 7,494  $              $ 2,628,049
     Interest bearing               11,668,483   393,871                 12,062,354  64,897   68,211                  12,195,462
     Foreign                            97,362                               97,362      --       --                      97,362
                                   -----------  --------  --------      ----------- -------  -------  --------       -----------
       Total Deposits               14,333,270   437,659        --       14,770,929  74,239   75,505        --        14,920,873
   Federal funds purchased
     and repurchase agreements       1,108,416     9,022                  1,117,438  11,590      720                   1,129,748
   Other short-term and long-term
     borrowings                        750,326    11,397                    761,723      --       --                     761,723
   Other liabilities                   239,012     3,593                    242,605     480      640                     243,725
                                   -----------  --------  --------      ----------- -------  -------  --------       -----------
      Total Liabilities             16,431,024   461,671        --       16,892,695  86,309   77,065        --        17,056,069

SHAREHOLDERS' EQUITY
   Preferred stock                          --        --                         --      --       --                          --

   Common stock                        316,394    13,756   (13,756)<F5>     316,394   2,250        8    (2,250)<F7>      316,394
                                                                                                            (8)<F9>

   Capital surplus                     233,725     6,461       883 <F4>     234,608   2,250      771       (41)<F6>      234,696
                                                            (6,461)<F5>                                 (2,250)<F7>
                                                                                                           129 <F8>
                                                                                                          (771)<F9>

   Retained earnings                 1,083,683    27,650   (27,650)<F5>   1,083,683   3,574    9,664    (3,574)<F7>    1,083,683
                                                                                                        (9,664)<F9>


   Treasury stock                      (26,997)       --   (52,379)<F3>     (26,997)     --       --   (14,507)<F3>      (26,997)
                                                            52,379 <F4>                                 14,507 <F6>
                                                                                                       (11,516)<F3>
                                                                                                        11,516 <F8>
                                   -----------  --------  --------      ----------- -------  -------  --------       -----------
     Total Shareholders' Equity      1,606,805    47,867   (46,984)       1,607,688   8,074   10,443   (18,429)        1,607,776
                                   -----------  --------  --------      ----------- -------  -------  --------       -----------

     Total Liabilities and
        Shareholders' Equity       $18,037,829  $509,538  $(46,984)     $18,500,383 $94,383  $87,508  $(18,429)      $18,663,845
                                   ===========  ========  ========      =========== =======  =======  ========       ===========

See Notes to Pro Forma Combined Consolidated Financial Statements.

                                                   MERCANTILE BANCORPORATION INC.
                                          PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                               For the Six Months Ended June 30, 1996
                                                 (Thousands except per share data)
                                                            (Unaudited)
                                                                           MBI,
                                                                         TODAY'S                                     All Entities
                                                                        Pro Forma                       Peoples,       Pro Forma
                                                          TODAY'S       Combined             First    First Financial  Combined
                                  MBI<F1>    TODAY'S   Adjustments<F2> Consolidated Peoples Financial Adjustments<F2> Consolidated
                                  -------    -------   --------------- ------------ ------- --------- --------------- ------------
Interest Income                $   655,572  $   19,395  $ (2,159)   $   672,808     $3,580    $3,228     $  (363)     $   678,882

Interest Expense                   309,114       9,792                  318,906      1,839     1,429                      322,174
                               -----------  ----------  --------    -----------     ------    ------     -------      -----------
   Net Interest Income             346,458       9,603    (2,159)       353,902      1,741     1,799        (734)         356,708
Provision for Possible Loan
   Losses                           43,806         560     2,300         46,666         --        12                       46,678
                               -----------  ----------  --------    -----------     ------    ------     -------      -----------

   Net Interest Income
     after Provision for
     Possible Loan Losses          302,652       9,043    (4,459)       307,236      1,741     1,787        (734)         310,030
Other Income
   Trust                            40,103         915                   41,018         --        --                       41,018
   Service charges                  39,177         869                   40,046        210       144                       40,400
   Credit card fees                  9,579          --                    9,579         --        --                        9,579
   Securities gains (losses)        (2,858)          6                   (2,852)        --        --                       (2,852)
   Other                            51,440         609                   52,049        167        71                       52,287
                               -----------  ----------  --------    -----------     ------    ------     -------      -----------

     Total Other Income            137,441       2,399        --        139,840        377       215          --          140,432
Other Expense
   Salaries and employee
     benefits                      157,992       3,750                  161,742        589       766                      163,097
   Net occupancy and equipment      43,073       1,351                   44,424        191        84                       44,699
   Other                           125,029       2,384     1,313        136,426        500       348         213          137,638
                                                           7,700                                             151
                               -----------  ----------  --------    -----------     ------    ------     -------      -----------
    Total Other Expense            326,094       7,485     9,013        342,592      1,280     1,198         364          345,434
                               -----------  ----------  --------    -----------     ------    ------     -------      -----------

     Income Before Income Taxes    113,999       3,957   (13,472)       104,484        838       804      (1,098)         105,011
Income Taxes                        44,358       1,391    (3,915)        41,834        290       278        (131)          42,137
                                                                                                            (134)
                               -----------  ----------  --------    -----------     ------    ------     -------      -----------
     Net Income                $    69,641  $    2,566  $ (9,557)   $    62,650     $  548    $  526     $  (833)     $    62,891
                               ===========  ==========  ========    ===========     ======    ======     =======      ===========

Per Share Data
   Average Common Shares
     Outstanding                62,916,388                           62,916,388                                        62,916,388
   Net Income                        $1.10                                 $.99                                              $.99

See Notes to Pro Forma Combined Consolidated Financial Statements.

                                                   MERCANTILE BANCORPORATION INC.
                                          PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                                For the Year Ended December 31, 1995
                                                 (Thousands except per share data)
                                                            (Unaudited)

                                                                           MBI,
                                                                         TODAY'S                                     All Entities
                                                                        Pro Forma                       Peoples,       Pro Forma
                                                          TODAY'S       Combined             First    First Financial  Combined
                                  MBI<F1>    TODAY'S   Adjustments<F2> Consolidated Peoples Financial Adjustments<F2> Consolidated
                                  -------    -------   --------------- ------------ ------- --------- --------------- ------------
Interest Income                 $ 1,293,944  $   39,180 $ (4,318)      $ 1,328,806   $7,086   $6,103    $  (725)     $ 1,340,527
                                                                                                           (743)
Interest Expense                    620,534      19,775                    640,309    3,517    2,693                     646,519
                                -----------  ---------- --------       -----------   ------   ------    -------      -----------
   Net Interest Income              673,410      19,405   (4,318)          688,497    3,569    3,410     (1,468)         694,008
Provision for Possible Loan
   Losses                            36,530         960    2,300            39,790       45       --                      39,835
                                -----------  ---------- --------       -----------   ------   ------    -------      -----------

   Net Interest Income after
     Provision for
     Possible Loan Losses           636,880      18,445   (6,618)          648,707    3,524    3,410     (1,468)         654,173
Other Income
   Trust                             70,751       1,624                     72,375       --       --                      72,375
   Service charges                   75,408       1,655                     77,063      452      264                      77,779
   Credit card fees                  19,690          --                     19,690       --       --                      19,690
   Securities gains (losses)          4,042          62                      4,104      (14)     (37)                      4,053
   Other                            103,762       1,640                    105,402      143      484                     106,029
                                -----------  ---------- --------       -----------   ------   ------    -------      -----------

     Total Other Income             273,653       4,981       --           278,634      581      711         --          279,926
Other Expense
   Salaries and employee
     benefits                       298,625       7,318                    305,943    1,148    1,569                     308,660
   Net occupancy and equipment       82,674       3,863                     86,537      576      191                      87,304
   Other                            172,449       4,779    2,626           187,554      590      933        426          189,805
                                                           7,700                                            302
                                -----------  ---------- --------       -----------   ------   ------    -------      -----------
     Total Other Expense            553,748      15,960   10,326           580,034    2,314    2,693        728          585,769
                                -----------  ---------- --------       -----------   ------   ------    -------      -----------

     Income Before Income Taxes     356,785       7,466  (16,944)          347,307    1,791    1,428     (2,196)         348,330
Income Taxes                        124,109       2,587   (4,692)          122,004      628      430       (261)         122,534
                                                                                                           (267)
                                -----------  ---------- --------       -----------   ------   ------    -------      -----------
     Net Income                 $   232,676  $    4,879 $(12,252)      $   225,303   $1,163   $  998    $(1,668)     $   225,796
                                ===========  ========== ========       ===========   ======   ======    =======      ===========

Per Share Data
   Average Common Shares
     Outstanding                 61,883,723                             61,883,723                                    61,883,723
   Net Income                         $3.74                                  $3.62                                         $3.63

See Notes to Pro Forma Combined Consolidated Financial Statements.

                 MERCANTILE BANCORPORATION INC.
  NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED)


<F1>   Represents MBI restated historical consolidated financial
       statements reflecting the acquisition of Hawkeye, effective January 2, 1996. Such acquisition was accounted for as a pooling-of-interests. The acquisition of Sterling was also accounted for as a pooling-of-interests; however, due to the immateriality of the financial condition and results of operations of Sterling to that of MBI, MBI did not restate its historical financial statements to reflect the acquisition of Sterling. Sterling, along with Conway and Metro, is included in these pro forma financial statements only from its acquisition date forward. The full impact of these acquisitions is immaterial to the pro forma combined financial statements.

<F2>   The acquisitions of TODAY'S, Peoples and First Financial
       will be accounted for as purchase transactions. Purchase price adjustments offset each other or are immaterial. Included herein are the amortization of goodwill over a 15-year period (see footnote 10 below) and the lost interest income on the cash consideration (for TODAY'S and First Financial) and stock buybacks. Also included for TODAY'S is $10,000,000 that MBI expects to record upon closing to conform TODAY'S accounting and credit policies to those of MBI, of which $2,300,000 is provision for possible loan losses and $7,700,000 is other expense. Goodwill is considered non-deductible and a lower tax rate is used on the conforming charges since some portion of those will be non-deductible. The balance sheet impact of goodwill amortization, lost interest income and the conforming charges is ignored due to immateriality.

<F3>   In connection with the proposed acquisitions, MBI may
       repurchase up to 1,761,849 shares of MBI Common Stock in the open market. Assumed price is $44.50 per share.

<F4>   Purchase entry of TODAY'S with assumed consideration
       consisting of 1,177,066 reissued treasury shares at $45.25 per share, plus $34,000,000 in cash. The closing price for MBI Common Stock on March 19, 1996 (the date of execution of the definitive Merger Agreement) was $45.25.

<F5>   Elimination of MBI's investment in TODAY'S.

<F6>   Purchase entry of Peoples with assumed consideration of
       $14,466,000, consisting of 326,000 reissued treasury shares at $44.375 per share, the closing price for MBI Common Stock on December 19, 1995 (the date of execution of the definitive reorganization agreement between MBI and Peoples Bank).

<F7>   Elimination of MBI's investment in Peoples.

<F8>   Purchase entry of First Financial with assumed
       consideration consisting of 258,783 reissued treasury shares at $45.00 per share, plus $3,335,000 in cash. The closing price for MBI Common Stock on July 9, 1996 (the date of execution of the definitive merger agreement between MBI and First Financial) was $45.00.

<F9>   Elimination of MBI's investment in First Financial.

<F10>  The pro forma excess of cost over fair value of net assets acquired was $39,395,000, $6,392,000 and $4,537,000 as of
       June 30, 1996 for TODAY'S, Peoples and First Financial, respectively.

                 INFORMATION REGARDING MBI STOCK
                 -------------------------------

DESCRIPTION OF MBI COMMON STOCK AND ATTACHED PREFERRED SHARE
PURCHASE RIGHTS

          GENERAL. MBI has authorized 5,000,000 shares of MBI Preferred Stock, no par value, and 100,000,000 shares of MBI Common Stock, $5.00 par value. At June 30, 1996, MBI had no shares of MBI Preferred Stock issued and outstanding and 62,673,041 shares of MBI Common Stock outstanding. Under Missouri law, MBI's Board of Directors may generally approve the issuance of authorized shares of Preferred Stock and Common Stock without shareholder approval.

          MBI's Board of Directors is also authorized to fix the number of shares and determine the designation of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of MBI Preferred Stock. Except for the designation and reservation of Series A Junior Participating Preferred Stock pursuant to MBI's Preferred Share Purchase Rights Plan described below, MBI's Board of Directors has not acted to designate or issue any shares of MBI Preferred Stock. The existence of a substantial number of unissued and unreserved shares of MBI Common Stock and undesignated shares of MBI Preferred Stock may enable the Board of Directors to issue shares to such persons and in such manner as may be deemed to have an anti-takeover effect.

          The following summary of the terms of MBI's Capital Stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of MBI's Restated Articles of Incorporation and By-Laws and Missouri law.

          DIVIDENDS. The holders of MBI Common Stock are entitled to share ratably in dividends when, as and if declared by the Board of Directors from funds legally available therefor, after full cumulative dividends have been paid or declared, and funds sufficient for the payment thereof set apart, on all series of MBI Preferred Stock ranking superior as to dividends to MBI Common Stock.

          The Board of Directors of MBI intends to maintain its present policy of paying quarterly cash dividends on MBI Common Stock, when justified by the financial condition of MBI and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including MBI's earnings, financial condition and capital requirements as well as regulatory limitations, note and indenture provisions and such other factors as the Board of Directors may deem relevant. The payment of dividends to MBI by subsidiary banks is subject to extensive regulation by various state and federal regulatory agencies. See "SUPERVISION AND REGULATION."

          VOTING RIGHTS. Each holder of MBI Common Stock has one vote for each share held on matters presented for consideration by the shareholders, except that, in the election of directors, each shareholder has cumulative voting rights which entitle each such shareholder to the number of votes which equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

          PREEMPTIVE RIGHTS. The holders of MBI Common Stock have no preemptive right to acquire any additional unissued shares or treasury shares of MBI.

          LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding up of MBI, whether voluntary or involuntary, the holders of MBI Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding MBI Preferred Stock.

          ASSESSMENT AND REDEMPTION. Shares of MBI Common Stock are and will be, when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

          PREFERRED SHARE PURCHASE RIGHTS PLAN. One preferred share purchase right is attached to each share of MBI Common Stock. The MBI Rights trade automatically with shares of MBI Common Stock, and become exercisable and will trade separately from the MBI Common Stock on the tenth day after public announcement that a person or group has acquired, or has the right to acquire, beneficial ownership of 20% or more of the outstanding shares of MBI Common Stock, or upon commencement or announcement of intent to make a tender offer for 20% or more of the outstanding shares of MBI Common Stock, in either case without prior written consent of the Board. When exercisable, each MBI Right will entitle the holder to buy 1/100 of a share of MBI Series A Junior Participating Preferred Stock at an exercise price of $100 per MBI Right. In the event a person or group acquires beneficial ownership of 20% or more of MBI Common Stock, holders of MBI Rights (other than the acquiring person or group) may purchase MBI Common Stock having a market value of twice the then current exercise price of each MBI Right. If MBI is acquired by any person or group after the Rights become exercisable, each MBI Right will entitle its holder to purchase stock of the acquiring company having a market value of twice the current exercise price of each MBI Right. The MBI Rights are designed to protect the interests of MBI and its shareholders against coercive takeover tactics. The purpose of the MBI Rights is to encourage potential acquirors to negotiate with MBI's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The MBI Rights may deter certain takeover proposals. The MBI Rights, which can be redeemed by MBI's Board of Directors in certain circumstances, expire by their terms on June 3, 1998.

          CLASSIFICATION OF BOARD OF DIRECTORS. The Board of Directors of MBI is divided into three classes, and the directors are elected by classes to three-year terms, so that one of the three classes of the directors of MBI will be elected at each annual meeting of the shareholders. While this provision promotes stability and continuity of the Board of Directors, classification of the Board of Directors may also have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in the MBI Common Stock and thereby could impede a change in control of MBI. Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the Board of Directors.

          OTHER MATTERS.  MBI's Restated Articles of
Incorporation and By-Laws also contain provisions which: (i) require the affirmative vote of holders of at least 75% of the voting power of all of the shares of outstanding capital stock of MBI entitled to vote in the election of directors to remove a director or directors without cause; (ii) require the affirmative vote of the holders of at least 75% of the voting power of all shares of the outstanding capital stock of MBI to approve certain "business combinations" with "interested parties" unless at least two-thirds of the Board of Directors first approves such business combinations; and (iii) require an affirmative vote of at least 75% of the voting power of all shares of the outstanding capital stock of MBI for the amendment, alteration, change or repeal of any of the above provisions unless at least two-thirds of the Board of Directors first approves such an amendment, alteration, change or repeal. Such provisions may be deemed to have an anti-takeover effect.

RESTRICTIONS ON RESALE OF MBI STOCK BY AFFILIATES

          Under Rule 145 of the Securities Act, certain persons who receive MBI Common Stock pursuant to the Merger and who are deemed to be "affiliates" of TODAY'S will be limited in their right to resell the stock so received. The term "affiliate" is defined to include any person who, directly or indirectly, controls, or is controlled by, or is under common control with TODAY'S at the time the Merger is submitted to a vote of the shareholders of TODAY'S. Each affiliate of TODAY'S (generally each director or executive officer of TODAY'S and each stockholder who beneficially owns a substantial number of outstanding shares of TODAY'S Common Stock) who desires to resell the MBI Common Stock received in the Merger must sell such stock either pursuant to an effective Registration Statement or in accordance with an applicable exemption, such as the applicable provisions of Rule 145(d) under the Securities Act.

          Rule 145(d) provides that persons deemed to be affiliates may resell their stock received in the Merger pursuant to certain of the requirements of Rule 144 under the Securities Act if such stock is sold within the first two years after the receipt thereof. After two years, if such person is not an affiliate of MBI and if MBI is current with respect to its required public filings, a former affiliate of TODAY'S may freely resell the stock received in the Merger without limitation.
After three years from the issuance of the stock, if such person is not an affiliate of MBI at the time of sale and for at least three months prior to such sale, such person may freely resell such stock, without limitation, regardless of the status of MBI's required public filings. The shares of MBI Common Stock to be received by affiliates of TODAY'S in the Merger will be legended as to the restrictions imposed upon resale of such stock.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF MBI AND STOCKHOLDERS
OF TODAY'S

          MBI is incorporated under the laws of the State of Missouri. TODAY'S is organized under the laws of the State of Delaware. The rights of MBI's shareholders are governed by MBI's Restated Articles of Incorporation and By-Laws and the Missouri Act. The rights of TODAY'S stockholders are governed by the Certificate of Incorporation and By-Laws of TODAY'S and by the DGCL. The rights of TODAY'S stockholders who receive shares of MBI Common Stock in the Merger will thereafter be governed by MBI's Restated Articles of Incorporation and By-Laws and by the Missouri Act. The material rights of such stockholders, and, where applicable, the differences between the rights of MBI shareholders and TODAY'S stockholders, are summarized below. The summary is qualified in its entirety by reference to the Missouri Act, the DGCL, the Restated Articles of Incorporation and the By-Laws of MBI and the Certificate of Incorporation and By-laws of TODAY'S.

          PREFERRED SHARE PURCHASE RIGHTS PLAN. As described above under "Description of MBI Common Stock and Attached Preferred Share Purchase Rights - Preferred Share Purchase Rights Plan," MBI Common Stock has attached Rights, which may deter certain takeover proposals. TODAY'S also has a similar preferred share purchase rights plan (the "TODAY'S Rights Plan"), pursuant to which one preferred share purchase right is attached to each share of TODAY'S Common Stock. Under the TODAY'S Rights Plan, the triggering beneficial ownership of shares of TODAY'S Common Stock is 15%, rather than 20%. Each TODAY'S Right carries an exercise price of $50, as compared to $100 for MBI Rights, and entitles the holder to buy 1/100 of a share of TODAY'S Series A Preferred Stock. The TODAY'S Rights can also be redeemed by the TODAY'S Board of Directors in certain circumstances and expire by their terms on December 12, 2000.

          SUPERMAJORITY PROVISIONS. MBI's Restated Articles of Incorporation and By-Laws contain provisions requiring a supermajority vote of the shareholders of MBI to approve certain proposals. Under both MBI's Restated Articles and By-Laws, removal by the shareholders of the entire Board of Directors or any individual director from office without cause requires the affirmative vote of not less than 75% of the total votes entitled to be voted at a meeting of shareholders called for the election of directors. Amendment by the shareholders of MBI's Restated Articles or By-Laws relating to (i) the number or qualification of directors; (ii) the classification of the Board of Directors;
(iii) the filling of vacancies on the Board of Directors; or (iv) the removal of directors, requires the affirmative vote of not less than 75% of the total votes of MBI's then outstanding shares of capital stock entitled to vote, voting together as a single class, unless such amendment has previously been expressly approved by at least two-thirds of the Board of Directors. The Restated Articles of MBI additionally provide that, in addition to any shareholder vote required under the Missouri Act, the affirmative vote of the holders of not less than 75% of the total votes to which all of the then outstanding shares of capital stock of MBI are entitled, voting together as a single class (the "Voting Stock"), shall be required for the approval of any Business Combination. A "Business Combination" is defined generally to include sales, exchanges, leases, transfers or other dispositions of assets, mergers or consolidations, issuances of securities, liquidations or dissolutions of MBI, reclassifications of securities or recapitalizations of MBI, involving MBI on the one hand, and an Interested Shareholder or an affiliate of an Interested Shareholder (as defined in MBI's Restated Articles) on the other hand. If, however, at least two-thirds of the Board of Directors of MBI approve the Business Combination, such Business Combination shall require only the vote of shareholders as provided by Missouri law or otherwise. The amendment of the provisions of MBI's Restated Articles relating to the approval of Business Combinations requires the affirmative vote of the holders of at least 75% of the Voting Stock unless such amendment has previously been approved by at least two-thirds of the Board of Directors. To the extent that a potential acquiror's strategy depends on the passage of proposals which require a supermajority vote of MBI's shareholders, such provisions requiring a supermajority vote may have the effect of discouraging takeover attempts that do not have Board approval by making passage of such proposals more difficult.

          The Certificate of Incorporation and By-Laws of TODAY'S also contain provisions requiring a supermajority vote of the Shareholders to approve certain proposals. Under the By-Laws of TODAY'S, amendments to the By-Laws concerning the number and term of directors require the affirmative vote of not less than two-thirds of the total shares entitled to vote in elections of directors. Under the Certificate of Incorporation of TODAY'S, amendments to the Certificate of Incorporation, other than with respect to the number of shares of Common Stock issuable by TODAY'S, also require a two-thirds supermajority vote. In addition, approval of a merger or consolidation (other than with or into a corporation of which at least 80% is owned by TODAY'S), the sale of substantially all of the assets of TODAY'S or the dissolution of TODAY'S requires a two-thirds supermajority vote.

          VOTING FOR DIRECTORS. MBI's By-Laws provide for cumulative voting in the election of directors. Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. The Certification of Incorporation and By-Laws of TODAY'S do not provide for cumulative voting. In contrast to cumulative voting, under non-cumulative voting, the holders of a majority of outstanding shares of voting stock may elect the entire Board of Directors, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares of voting stock.

          CLASSIFIED BOARD.  As described under "Description of
MBI Common Stock and Attached Preferred Share Purchase Rights - Classification of Board of Directors," the Board of Directors of MBI is divided into three classes of directors, with each class being elected to a staggered three-year term. By reducing the number of directors to be elected in any given year, the existence of a classified Board diminishes the benefits of the cumulative voting rights to minority shareholders. TODAY'S also has a classified Board of Directors with three classes of directors.

          ACTION BY SHAREHOLDERS OR STOCKHOLDERS WITHOUT A MEETING. Under the Missouri Act and the DGCL, written action of stockholders is permitted unless the Articles or Certificate of Incorporation or By-Laws of the corporation provide otherwise. MBI's By-Laws provide that any action required to be taken at a meeting of the shareholders, or any action which may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders. The Certificate of Incorporation and By-Laws of TODAY'S provide that any action of the stockholders or the Board of Directors or any committee thereof may be taken upon either the written consent of the required number of stockholders or all of the members of the Board of Directors or any committee thereof, as the case may be.

          ANTI-TAKEOVER STATUTES. The Missouri Act contains certain provisions applicable to Missouri corporations such as MBI which may be deemed to have an anti-takeover effect. Such provisions include Missouri's business combination statute and the control share acquisition statute.

          The Missouri business combination statute protects domestic corporations after hostile takeovers by prohibiting certain transactions once an acquiror has gained control. The statute restricts certain "Business Combinations" between a corporation and an "Interested Shareholder" or affiliates of the Interested Shareholder for a period of five years unless certain conditions are met. A "Business Combination" includes a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. An "Interested Shareholder" includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation.

          During the initial five-year restricted period, no Business Combination may occur unless such Business Combination or the transaction in which an Interested Shareholder becomes "interested" is approved by the board of directors of the corporation. Business Combinations may occur during such five-year period if: (i) prior to the stock acquisition by the Interested Shareholder, the board of directors approves the transaction in which the Interested Shareholder became an Interested Shareholder or approves the Business Combination in question; (ii) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or (iii) the Business Combination satisfies certain detailed fairness and procedural requirements.

          The Missouri Act exempts from its provisions:
(i) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (ii) corporations which adopt provisions in their articles of incorporation or bylaws expressly electing not to be covered by the statute; and
(iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder. MBI's Restated Articles of Incorporation and By-Laws do not "opt out" of the Missouri business combination statute.

          The Missouri Act also contains a "Control Share
Acquisition Statute" which provides that an "Acquiring Person" who after any acquisition of shares of a publicly traded corporation has the voting power, when added to all shares of the same corporation previously owned or controlled by the Acquiring Person, to exercise or direct the exercise of: (i) 20% but less than 33-1/3%, (ii) 33-1/3% or more but less than a majority or (iii) a majority, of the voting power of outstanding stock of such corporation, must obtain shareholder approval for the purchase of the "Control Shares." If approval is not given, the Acquiring Person's shares lose the right to vote. The statute prohibits an Acquiring Person from voting its shares unless certain disclosure requirements are met and the retention or restoration of voting rights is approved by both: (i) a majority of the outstanding voting stock, and (ii) a majority of the outstanding voting stock after exclusion of "Interested Shares." Interested Shares are defined as shares owned by the Acquiring Person, by directors who are also employees, and by officers of the corporation.
Shareholders are given dissenters' rights with respect to the vote on Control Share Acquisitions and may demand payment of the fair value of their shares.

          A number of acquisitions of shares are deemed not to constitute Control Share Acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, mergers involving the corporation which satisfy the other requirements of the Missouri Act, transactions with a person who owned a majority of the voting power of the corporation within the prior year, or purchases from a person who has previously satisfied the provisions of the Control Share Acquisition Statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range (such ranges are as set forth in the immediately preceding paragraph) beyond the range for which the selling party previously satisfied the provisions of the statute. Additionally, a corporation may exempt itself from application of the statute by inserting a provision in its articles of incorporation or bylaws expressly electing not to be covered by the statute. MBI's Restated Articles of Incorporation and By-Laws do not "opt out" of the Control Share Acquisition Statute.

          The DGCL applicable to TODAY'S contains a business combination statute similar to that contained in the Missouri Act. Like the Missouri business combination statute, the Delaware business combination statute generally prohibits a domestic corporation from engaging in mergers or other business combinations with Interested Persons (as defined in the DGCL) for a statutory time period. The prohibition can be avoided if the business combination is approved by the board of directors prior to the date on which the Interested Person acquires the requisite percentage of stock. The Missouri Act imposes a longer prohibition period on transactions with Interested Persons (five years) than the DGCL (three years), thereby potentially increasing the period during which a hostile takeover may be frustrated. In addition, the DGCL, unlike its Missouri counterpart, does not apply if the Interested Person obtains at least 85% of the corporation's voting stock upon consummation of the transactions which resulted in the stockholder becoming an Interested Person. Thus, a person acquiring at least 85% of the corporation's voting stock could circumvent the defensive provisions of the DGCL while being unable to do so under the Missouri Act. The DGCL does not contain a control share acquisition statute similar to that contained in the Missouri Act.

          DISSENTERS' RIGHTS. Under Section 351.455 of the Missouri Act, a shareholder of any corporation which is a party to a merger or consolidation, or which sells all or substantially all of its assets, has the right to dissent from such corporate action and to demand payment of the value of such shares. Under the DGCL, stockholders of TODAY'S are entitled to appraisal rights upon the consolidation or merger of TODAY'S which are similar but not identical to those under the Missouri Act. Specifically, the dissenters' rights provisions of the Missouri Act do not have an exception from the dissenters' rights provisions in circumstances in which the shareholder seeking to exercise such rights owns shares in a widely held, publicly traded corporation and is to receive, or continue to hold after the transaction under which such shareholder is seeking to exercise dissenters' rights, shares of a widely held, publicly traded corporation. In addition, the procedures and the filing deadlines applicable to dissenters' rights under the Missouri Act are somewhat different than those applicable in appraisal rights proceedings under the DGCL.

          SHAREHOLDERS' AND STOCKHOLDERS' RIGHT TO INSPECT.
Under the DGCL, any stockholder may inspect the corporation's stock ledger, stockholder list and other books and records for any proper purpose. A "proper purpose" is defined as a purpose reasonably related to such person's interest as a stockholder. The DGCL specifically provides that a stockholder may appoint an agent for the purpose of examining the stock ledger, list of stockholders or other books and records of the corporation. A stockholder may apply to the Delaware Court of Chancery to compel inspection in the event the stockholder's request to examine the books and records is refused. In general, the stockholder has the burden of proving an improper purpose where a stockholder requests to examine the stockholder ledger or stockholder list. The right of stockholders to inspect under the Missouri Act is generally similar to that of stockholders under the DGCL.
Neither the Missouri Act nor Missouri case law, however, provides any specific guidance as to whether a shareholder may appoint an agent for the purpose of examining books and records or the extent to which a shareholder must have a "proper purpose." Accordingly, in comparison with the DGCL, in a given situation a Missouri shareholder may be provided with less guidance as to the scope of his or her ability to inspect the books and records of the corporation.

          SIZE OF BOARD OF DIRECTORS. As permitted under the Missouri Act, the number of directors on the Board of Directors of MBI is set forth in MBI's By-Laws, which provide that the number of directors may be fixed from time to time at not less than 12 nor more than 24 by an amendment of the By-Laws or by a resolution of the Board of Directors, in either case, adopted by the vote or consent of at least two-thirds of the number of directors then authorized under the By-Laws. Similarly to the Missouri Act, the DGCL provides that a corporation may fix the number of directors in its Certificate of Incorporation or By-Laws. The number of directors on the Board of Directors of TODAY'S is set forth in the Certificate of Incorporation of TODAY'S, which provides that the number of directors may be fixed from time to time at not less than 7 by a resolution of the Board of Directors.

                   SUPERVISION AND REGULATION
                   --------------------------

GENERAL

          As a bank holding company, MBI is subject to regulation under the BHCA and its examination and reporting requirements. Under the BHCA, a bank holding company may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank or savings and loan association, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

          As a savings and loan holding company, MBI is also subject to regulatory oversight by the Office of Thrift Supervision (the "OTS"). As such, MBI is required to register and file reports with the OTS and is subject to regulation by the OTS. In addition, the OTS has enforcement authority over MBI which permits the OTS to restrict or prohibit activities that are determined to be a serious risk to its subsidiary savings association.

          MBI and its subsidiaries are subject to supervision and examination by applicable federal and state banking agencies.
The earnings of MBI's subsidiaries, and therefore the earnings of MBI, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the OTS, the FDIC, the Office of the Comptroller of the Currency (the "Comptroller") and various state financial institution regulatory agencies. In addition, there are numerous governmental requirements and regulations that affect the activities of MBI and its subsidiaries.

CERTAIN TRANSACTIONS WITH AFFILIATES

          There are various legal restrictions on the extent to which a bank holding company and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be on non-preferential terms and secured by designated amounts of specified collateral and be limited, as to any one of the holding company or such nonbank subsidiaries, to 10% of the lending bank's capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such capital stock and surplus.

PAYMENT OF DIVIDENDS

          MBI is a legal entity separate and distinct from its wholly owned financial institutions and other subsidiaries. The principal source of MBI's revenues is dividends from its financial institution subsidiaries. Various federal and state statutory provisions limit the amount of dividends the affiliate financial institutions can pay to MBI without regulatory approval. The approval of the appropriate federal or state bank regulatory agencies is required for any dividend if the total of all dividends declared by the bank in any calendar year would exceed the total of the institutions net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. The payment of dividends by any financial institution subsidiary may also be affected by other factors, such as the maintenance of adequate capital.

CAPITAL ADEQUACY

          The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The banking regulators have issued standards for banks that are similar to, but not identical with, the standards for bank holding companies.

          In general, the risk-related standards require financial institutions and financial institution holding companies to maintain capital levels based on "risk adjusted" assets, so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, financial institutions and financial institution holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

FDIC INSURANCE ASSESSMENTS

          The subsidiary depository institutions of MBI are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors, and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. See "- FIRREA and FDICIA."

          The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), adopted in August 1989 to provide for the resolution of insolvent savings associations, required the FDIC to establish separate deposit insurance funds -- the Bank Insurance Fund ("BIF") for banks and the Savings Association Insurance Fund ("SAIF") for savings associations. FIRREA also required the FDIC to set deposit insurance assessments at such levels as would cause BIF and SAIF to reach their "designated reserve ratios" of 1.25 percent of the deposits insured by them within a reasonable period of time. Due to low costs of resolving bank insolvencies in the last few years, BIF reached its designated reserve ratio in May 1995. As a result, effective January 1, 1996, the FDIC eliminated deposit insurance assessments (except for the minimum $2,000 payment required by law) for banks that are well capitalized and well managed and reduced the deposit insurance assessments for all other banks.

          The balance in SAIF is not expected to reach the designated reserve ratio until about the year 2002, as FIRREA provides that a significant portion of the costs of resolving past insolvencies of savings associations must be paid from this source. Currently, SAIF-member institutions pay deposit insurance premiums based on a schedule of from $.23 to $.31 per $100.00 of deposits. Accordingly, it is likely that the SAIF rates will be substantially higher than the BIF rates in the future. MBI, which has acquired substantial amounts of SAIF-insured deposits during the years from 1989 to the present, is required to pay SAIF deposit insurance premiums on these SAIF-insured deposits. Bills have been proposed by the U. S. Congress to recapitalize the SAIF through a one-time special assessment of approximately 85 basis points on the amount of deposits held by the institution. If such special assessment occurs, it is expected that the deposit premiums paid by SAIF-member institutions would be reduced to approximately $.04 for every $100.00 of deposits and would have the effect of immediately reducing the capital of SAIF-member institutions by the amount of the fee. MBI cannot predict whether the special assessment proposal will be enacted, or, if enacted, the amount of any one-time fee, or whether ongoing SAIF premiums will be reduced to a level equal to that of BIF premiums. If the one-time assessment is not enacted, it is presently expected that the SAIF deposit premiums will continue at their present rate.

PROPOSALS TO OVERHAUL THE SAVINGS ASSOCIATION INDUSTRY

          Proposals recently have been introduced in the U.S. Congress that, if adopted, would overhaul the savings association industry. The most significant of these proposals would recapitalize the SAIF through a one-time special assessment (see "- FDIC Insurance Assessments"), spread the Financing Corp., or FICO, Bond obligation across the BIF and SAIF, merge the Comptroller and the OTS, abolish the federal savings association charter, require federal thrifts to convert to commercial banks and merge the SAIF and the BIF. MBI cannot predict whether these or any other legislative proposals will be enacted, or, if enacted, the final form of the law.

SUPPORT OF SUBSIDIARY BANKS

          Under Federal Reserve Board policy, MBI is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of the subsidiaries in circumstances where it might not choose to do so absent such a policy. This support may be required at times when MBI may not find itself able to provide it. In addition, any capital loans by MBI to any of its subsidiaries would also be subordinate in right of payment to deposits and certain other indebtedness of such subsidiary.

          Consistent with this policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition.

FIRREA AND FDICIA

          FIRREA contains a cross-guarantee provision which could result in insured depository institutions owned by MBI being assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by MBI. Under FIRREA, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.

          The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") made extensive changes to the federal banking laws. FDICIA instituted certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits. FDICIA contains various other provisions that may affect the operations of banks and savings institutions.

          The prompt corrective action provision of FDICIA requires the federal banking regulators to assign each insured institution to one of five capital categories ("well capitalized," "adequately capitalized" or one of three "undercapitalized" categories) and to take progressively more restrictive actions based on the capital categorization, as specified below. Under FDICIA, capital requirements would include a leverage limit, a risk-based capital requirement and any other measure of capital deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any relevant capital measure.

          The FDIC and the Federal Reserve Board adopted capital-related regulations under FDICIA. Under those regulations, a bank will be well capitalized if it: (i) had a risk-based capital ratio of 10% or greater; (ii) had a ratio of Tier 1 capital to risk-adjusted assets of 6% or greater; (iii) had a ratio of Tier 1 capital to adjusted total assets of 5% or greater; and (iv) was not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An association will be adequately capitalized if it was not "well capitalized" and: (i) had a risk-based capital ratio of 8% or greater;
(ii) had a ratio of Tier 1 capital to risk-adjusted assets of 4% or greater; and (iii) had a ratio of Tier 1 capital to adjusted total assets of 4% or greater (except that certain associations rated "Composite 1" under the federal banking agencies' CAMEL rating system may be adequately capitalized if their ratios of core capital to adjusted total assets were 3% or greater).

          FDICIA also makes extensive changes in existing rules regarding audits, examinations and accounting. It generally requires annual on-site, full scope examinations by each bank's primary federal regulator. It also imposes new responsibilities on management, the independent audit committee and outside accountants to develop or approve reports regarding the effectiveness of internal controls, legal compliance and off-balance sheet liabilities and assets.

DEPOSITOR PREFERENCE STATUTE

          Legislation enacted in August 1993 provides a preference for deposits and certain claims for administrative expenses and employee compensation against an insured depository institution, in the liquidation or other resolution of such an institution by any receiver. Such obligations would be afforded priority over other general unsecured claims against such an institution, including federal funds and letters of credit, as well as any obligation to shareholders of such an institution in their capacity as such.

THE INTERSTATE BANKING AND COMMUNITY DEVELOPMENT LEGISLATION

          In September 1994, legislation was enacted that is expected to have a significant effect in restructuring the banking industry in the United States. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal") facilitates the interstate expansion and consolidation of banking organizations by permitting (i) bank holding companies that are adequately capitalized and managed, one year after enactment of the legislation, to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or to "opt out" of this authority before that date, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so, and (v) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state. One effect of Riegle-Neal is to permit MBI to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies in Missouri. Overall, Riegle-Neal is likely to have the effects of increasing competition and promoting geographic diversification in the banking industry.

            RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
            -----------------------------------------

          KPMG Peat Marwick LLP served as MBI's independent accountants for the year ended December 31, 1995 and continues to serve in such capacity. Services provided in connection with the audit function included examination of the annual consolidated financial statements, review and consultation regarding filings with the Securities and Exchange Commission and other regulatory authorities and consultation on financial accounting and reporting matters.

          KPMG Peat Marwick LLP served as independent accountants for TODAY'S for the year ended December 31, 1995 and continues to serve in such capacity. Services provided in connection with the audit function included examination of the annual consolidated financial statements, review and consultation regarding filings with the Securities and Exchange Commission and other regulatory authorities and consultation on financial accounting and reporting matters. KPMG Peat Marwick LLP intends to have a representative present at the Special Meeting.

                          LEGAL MATTERS
                          -------------

          Certain legal matters will be passed upon for MBI by Thompson Coburn, St. Louis, Missouri and for TODAY'S by Hinshaw &
Culbertson, Chicago, Illinois.

                             EXPERTS
                             -------

          The consolidated financial statements of MBI as of December 31, 1995, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference in MBI's Annual Report on Form 10-K, and the supplemental consolidated financial statements of MBI as of December 31, 1995, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1995, contained in MBI's Current Report on Form 8-K dated March 11, 1996, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of TODAY'S as of December 31, 1995 and 1994 and for each of the years then ended, incorporated by reference in TODAY'S Annual Report on Form 10-K, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, whose report is incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

          The consolidated financial statements of TODAY'S for the year ended December 31, 1993, incorporated by reference in TODAY'S Annual Report on Form 10-K, have been incorporated by reference herein in reliance upon the report of Coopers & Lybrand LLP, independent certified public accountants, whose report is incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                          OTHER MATTERS
                          -------------

          The Board of Directors of TODAY'S, at the date hereof, is not aware of any business to be presented at the Special Meeting other than that referred to in the Notice of Special Meeting and discussed herein. If any other matter should properly come before the Special Meeting, the persons named as proxies will have discretionary authority to vote the shares represented by proxies in accordance with their discretion and judgment as to the best interests of TODAY'S.

                      SHAREHOLDER PROPOSALS
                      ---------------------

          If the Merger Agreement is approved and adopted, the other conditions to the Merger are satisfied and the Merger is consummated, certain of the stockholders of TODAY'S will become shareholders of MBI at the Effective Time. MBI shareholders may submit to MBI proposals for formal consideration at the 1997 annual meeting of MBI's shareholders and inclusion in MBI's proxy statement for such meeting. All such proposals to be considered for inclusion in MBI's Proxy Statement and proxy for the 1997 annual meeting must be received in writing by the Corporate Secretary at Mercantile Bancorporation Inc., P.O. Box 524,
St. Louis, Missouri 63166-0524 by November 22, 1996.

                             ANNEX A
                             -------

    The following is the text of the statutory appraisal right as set forth in Section 262 of The General Corporation Law of the State of Delaware:

    Section 262.  APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 holders;

               c.  Cash in lieu of fractional shares or
          fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d.  Any combination of the shares of stock,
          depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d)   Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections
(a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                             ANNEX B
                             -------


             [Letterhead of The Chicago Corporation]


[date of Proxy Statement/Prospectus]



Board of Directors
TODAY'S BANCORP, INC.
P.O. Box 30
Freeport, Illinois  61032

Members of the Board:

You have requested our opinion as to the fairness of the merger consideration (the "Merger Consideration"), from a financial point of view, to the stockholders of TODAY'S BANCORP, INC. ("TODAY'S") with respect to the proposed acquisition of TODAY'S by Mercantile Bancorporation Inc. ("Mercantile"). TODAY'S has entered into an Agreement and Plan of Merger (the "Agreement"), dated March 19, 1996, between TODAY'S, Mercantile and Mercantile Bancorporation Incorporated of Illinois, a wholly owned subsidiary of Mercantile. As set forth in the Agreement, subject to a stockholder's election, for each share of TODAY'S common stock, stockholders of TODAY'S will receive as Merger Consideration one of the following: (i) cash equal to $30.79;
(ii) 0.6923 of a share of Mercantile common stock; or (iii) cash equal to $12.32 and 0.4154 of a share of Mercantile common stock. The Agreement sets forth stockholder election procedures.

During the course of our engagement, we have, among other things:

     1) reviewed the Agreement, the Proxy Statement/Prospectus and related documents, the audited financial statements for TODAY'S and Mercantile for the three fiscal years ended December 31, 1995 and the interim financial statements through June 30, 1996 as provided to us, as well as other internally generated TODAY'S reports relating to asset/liability management, asset quality and so forth;

     2) reviewed and analyzed other material bearing upon the financial and operating condition of Mercantile and TODAY'S and material prepared in connection with the proposed transaction;

     3) reviewed the operating characteristics of certain other financial institutions deemed relevant to the contemplated transaction;

     4) reviewed the nature and terms of recent sale and merger transactions involving banks and bank holding companies and other financial institutions that we consider relevant;

     5) reviewed historical and current market data for Mercantile and TODAY'S common stock;

     6) reviewed financial and other information provided to us by the managements of Mercantile and TODAY'S;

- ------------, 1996
Board of Directors
TODAY'S BANCORP, INC.
Page 2

     7) conducted meetings with members of the senior management of Mercantile and TODAY'S for the purpose of reviewing the future prospects of Mercantile and TODAY'S; and

     8) evaluated the pro forma ownership of Mercantile common stock by TODAY'S stockholders, relative to the pro forma contribution of TODAY'S assets, liabilities, equity and earnings to the pro forma company.

The Chicago Corporation, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies and thrifts and thrift holding companies in connection with mergers and acquisitions as well as initial and secondary offerings of securities and valuations for other purposes. The Chicago Corporation is a member of all principal U.S. Securities exchanges and in the conduct of our broker-dealer activities may from time to time purchase securities from, and sell securities to, TODAY'S and Mercantile and as a market maker buy or sell the equity securities of TODAY'S for our own account and for the accounts of customers. In rendering this fairness opinion we have been retained by the Board of Directors of TODAY'S and our opinion is directed to the Board of Directors. The Chicago Corporation will receive a fee from TODAY'S for our services.

In rendering this opinion, we have relied upon, without independent verification, the accuracy and completeness of the financial and other information and representations provided to us by Mercantile and TODAY'S. We have relied upon the management of TODAY'S and Mercantile as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and basis therefor) provided to us, and have assumed that such forecasts and projections are the best available estimates of management.

Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the stockholders of TODAY'S as described in the Agreement, is fair from a financial point of view.

Sincerely,



THE CHICAGO CORPORATION

PROXY                 TODAY'S BANCORP, INC.

                 SPECIAL MEETING OF STOCKHOLDERS
                 TO BE HELD -------------, 1996

The undersigned stockholder(s) of TODAY'S BANCORP, INC. (the "Company"), does hereby nominate, constitute and appoint
R. William Owen and Daniel M. Lashinski, or each of them (with full power to act alone), true and lawful attorney(s), with full powers of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all shares of common stock, $5.00 par value, of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders (the "Meeting") to be held at the Business Conference Center of Highland Community College, 2998 West Pearl City Road, Freeport, Illinois, on -------------, 1996 at ------- -.m., and at any and
all adjournments and postponements thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE MERGER AGREEMENT. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

The Board of Directors recommends a vote "FOR" the Merger
Agreement.

    Adoption and approval of the Agreement and Plan of Merger, dated as of March 19, 1996 (the "Merger
    Agreement"), and each of the transactions contemplated thereby, pursuant to which the Company will be merged with and into a wholly owned subsidiary of Mercantile
    Bancorporation Inc. ("MBI") and whereby, upon consummation of the merger, each share (other than shares as to which a Company stockholder has perfected appraisal rights) of Company common stock will be converted into and each stockholder will have the opportunity to elect to receive per share of Company common stock as consideration in the merger: (i) cash equal to $30.79, (ii) 0.6923 of a share of MBI common stock or (iii) cash equal to $12.32 and 0.4154 of a share of MBI common stock, all as determined by the election procedures and exchange ratio set forth in detail in the accompanying Proxy Statement/Prospectus, and subject to certain adjustments as provided in the Merger Agreement.

                   / / for     / / against   / / abstain


                  /X/ FOLD AND DETACH HERE /X/

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Company at the Meeting of the Stockholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

The undersigned acknowledges receipt, from the Company, prior to the execution of this proxy, of notice of the Meeting and a Proxy
Statement/Prospectus dated ------------------, 1996.


Dated: ----------------------------------------------------, 1996


- -----------------------------------------------------------------
Signature of Stockholder


- -----------------------------------------------------------------
Signature of Stockholder

Please sign exactly as your name(s) appear(s) to the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If share are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
ENCLOSED WHITE, PRE-PAID AND PRE-ADDRESSED ENVELOPE.



                  /X/ FOLD AND DETACH HERE /X/




                      TODAY'S BANCORP, INC.

                 SPECIAL MEETING OF STOCKHOLDERS

                      ---------------------
                         ---------------


                   HIGHLAND COMMUNITY COLLEGE
                  (BUSINESS CONFERENCE CENTER)
                   2998 WEST PEARL CITY ROAD
                   FREEPORT, ILLINOIS  61032

             ELECTION FORM FOR USE BY STOCKHOLDERS OF
                       TODAY'S BANCORP, INC.

KeyCorp Shareholder Services, Inc.
Reorganization Department
P.O. Box 6777
Cleveland, Ohio 44101-9388

Gentlemen:

          Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") by and between TODAY'S BANCORP, INC. ("TODAY'S") and Mercantile Bancorporation Inc. ("MBI") and a wholly owned subsidiary of MBI, the undersigned stockholder(s) of TODAY'S elects the following alternative as to the category of consideration that the undersigned elects to receive in conversion of his or her shares of TODAY'S common stock upon consummation of the merger:

     [CHECK ONLY ONE OF THE BOXES TO INDICATE YOUR ELECTION]

/ /       (i)       STOCK ELECTION - 0.6923 of a share of MBI
                    common stock per share of TODAY's common stock.

/ /       (ii)      CASH ELECTION - cash equal to $30.79 per share
                    of TODAY'S common stock.

/ /       (iii)     COMBINED ELECTION - cash payment in an amount
                    equal to $12.32 and 0.4154 of a share of MBI common stock per share of TODAY'S common stock.


          The undersigned acknowledges that the deadline for filing this Election Form with KeyCorp Shareholder Services, Inc. is
5:00 p.m., Central Time, on -------------, 1996, the date of the Special Meeting of Stockholders of TODAY'S called to consider and vote upon the Merger Agreement. Any stockholder who fails to deliver the Election Form to KeyCorp Shareholder Services, Inc. by the deadline will be deemed to have elected the Cash Election but, in certain circumstances, will be treated differently than other stockholders who have made a Cash Election by filing this Election Form. By executing an Election Form on which a Stock Election or Combined Election is made without providing the accompanying certification regarding certain tax matters, the undersigned holder is certifying that such holder holds or will hold less than 1% of the TODAY'S common stock (determined as of the date of the consummation of the Merger). To the extent that KeyCorp Shareholder Services, Inc. can determine from the record books of TODAY'S that any holder of 1% or more of the TODAY'S common stock (determined as of the date of consummation of the Merger) has not delivered to KeyCorp Shareholder Services, Inc., on or before 5:00 p.m., Central Time, on -------------, 1996, a properly executed tax certification, then such holder shall be deemed to have made a timely Cash Election. The undersigned further acknowledges that the election to receive the indicated category of consideration is subject to the limitations on the issuance of not more than 1,177,066 shares of MBI Common Stock and not less than the number of shares of MBI Common Stock necessary for the merger to qualify as a tax-deferred reorganization for those stockholders who receive shares of MBI Common Stock in exchange for their shares of TODAY'S common stock. See the section of the accompanying Proxy Statement/Prospectus entitled "TERMS OF THE PROPOSED MERGER - General Description of the Merger" for a description of the situations in which the Exchange Agent may be required to pay to the TODAY'S stockholders consideration other than from the elected category of consideration and the priorities governing such adjustments.

          Prior to 5:00 p.m., Central Time,  on -------------,
1996, the undersigned may, at any time or from time to time, change his or her election by giving written notice to KeyCorp Shareholder Services, Inc.

          Stockholders who have questions regarding the election process, and/or the tax consequences associated with such election process, should consult, at their own expense, their own tax, legal and investment advisors.


Dated:  ---------------, 1996 ---------------------------------------
                              Signature of Stockholder

                              ---------------------------------------
                              Signature of Stockholder

                              (To be signed by the holder(s) of
                              record exactly as the name(s) of
                              such holder(s) appears on the stock
                              certificate.  When signing as an
                              attorney, executor, administrator,
                              trustee or guardian, please give
                              full title.  All joint owners must
                              sign.)

PLEASE RETURN TO KEYCORP SHAREHOLDER SERVICES, INC. USING THE
ENCLOSED BLUE, PRE-PAID AND PRE-ADDRESSED ENVELOPE.

                      [TODAY'S Letterhead]

                         ---------, 1996


Dear Fellow Stockholder:

         In connection with the acquisition (the "Merger") of TODAY'S BANCORP, INC., a Delaware corporation ("TODAY'S"), by Mercantile Bancorporation Inc., a Missouri corporation ("MBI"), Thompson Coburn, special counsel for MBI, has been requested to deliver a legal opinion, based upon certain representations that it receives from TODAY'S, MBI and holders of 1% or more of TODAY'S common stock who make a valid election to receive shares of MBI common stock as consideration in the Merger, to the effect that the acquisition will constitute a tax-free reorganization for federal income tax purposes with respect to shares of MBI common stock received in the Merger. It is intended that TODAY'S stockholders who exchange their shares of TODAY'S common stock solely for shares of MBI common stock will not recognize any gain or loss for federal income tax purposes. However, any cash received by a TODAY'S stockholder in lieu of any fractional share interest or as cash consideration may give rise to taxable income.

         Attached is a copy of a certificate which addresses your present plans and intentions concerning any MBI common stock you may acquire as a result of the proposed transaction. EACH HOLDER OF 1% OR MORE OF TODAY'S COMMON STOCK (DETERMINED AS OF THE CLOSING DATE OF THE MERGER) WHO ELECTS TO RECEIVE SHARES OF MBI COMMON STOCK IN EXCHANGE FOR HIS OR HER SHARES OF TODAY'S COMMON STOCK IN THE MERGER MUST EXECUTE AND RETURN A PROPERLY EXECUTED CERTIFICATE,
           ----
ALONG WITH THE ELECTION FORM PROVIDED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, TO KEYCORP SHAREHOLDER SERVICES, INC., SUITE 2120, ONE MERCANTILE CENTER, ST. LOUIS, MISSOURI 63101, BY 5:00 P.M., CENTRAL TIME, ON -------------, 1996 (THE "ELECTION DEADLINE"). EACH HOLDER OF LESS THAN 1% OF TODAY'S COMMON STOCK WHO ELECTS TO RECEIVE SHARES OF MBI COMMON STOCK IN THE MERGER BUT WHO ACQUIRES ADDITIONAL SHARES OF TODAY'S COMMON STOCK AFTER THE ELECTION DEADLINE, THEREBY BECOMING A HOLDER OF 1% OR MORE OF TODAY'S COMMON STOCK, MUST ALSO EXECUTE AND RETURN A CERTIFICATE IN ANTICIPATION OF SUCH ACQUISITION. THAT IS, WHETHER SHARES ARE ACQUIRED BEFORE OR AFTER THE ELECTION DEADLINE, ANY HOLDER OF 1% OR MORE OF TODAY'S COMMON STOCK WHO FAILS TO EXECUTE AND RETURN A CERTIFICATE TO KEYCORP SHAREHOLDER BY THE ELECTION DEADLINE WILL BE DEEMED TO HAVE MADE AN ELECTION TO RECEIVE THE CASH CONSIDERATION IN THE MERGER. This certificate, which will be delivered to Thompson Coburn by Keycorp Shareholder Services, Inc., will be relied on by Thompson Coburn when it gives the legal opinion described above. Please note that the third paragraph of the certificate contains an agreement to notify Thompson Coburn if your plans or intentions change after the certificate is executed.

         Please read the certificate carefully. If you are able truthfully to make the statements contained in the certificate, please sign and date the certificate and return it to KeyCorp
Shareholder Services, Inc. by the Election Deadline.

         If you have any questions regarding the enclosed certificate, please do not hesitate to call me. However, due to the individual nature of federal income tax consequences, stockholders are urged to consult their own tax advisor to determine the specific tax consequences of the proposed transaction to them. More detailed information is provided in the accompanying Proxy Statement/Prospectus.

                              Sincerely,



                              DAN HEINE
                              President and Chief Executive Officer

                     STOCKHOLDER CERTIFICATE
                     OF 1% OR MORE HOLDER OF
                      TODAY'S COMMON STOCK
                      --------------------

         The undersigned stockholder of TODAY'S BANCORP, INC., a Delaware corporation ("TODAY'S"), ------------------------------, a holder of --------- shares of TODAY'S common stock, par value $5.00 per share ("TODAY'S Common Stock"), HEREBY CERTIFIES that (a) I am familiar with the terms and conditions of the Agreement and Plan of Merger by and among Mercantile Bancorporation Inc., a Missouri corporation ("MBI"), TODAY'S and a wholly owned subsidiary of MBI ("Merger Sub"), dated March 19, 1996, and (b) I am aware that (i) this Certificate will be relied on by Thompson Coburn, counsel for MBI, in rendering its opinion to TODAY'S that the merger of TODAY'S with and into Merger Sub (the "Merger") will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and
(ii) the representations and undertaking recited herein will survive the Merger.

         The undersigned HEREBY FURTHER CERTIFIES that the undersigned has no plan, intention or arrangement (including any option or pledge) to sell, exchange or otherwise dispose of any shares of the MBI common stock, par value $5.00 per share ("MBI Common Stock"), to be received as consideration in the Merger, whether or not such shares of MBI Common Stock are received in conjunction with a cash distribution, with the exception of any fractional share of MBI Common Stock to be exchanged for cash pursuant to the Merger.

         The undersigned HEREBY AGREES to immediately communicate in writing to Thompson Coburn at One Mercantile Center, Suite 3300, St. Louis, Missouri 63101, to the attention of Charles H. Binger, any information that could indicate (i) any of the foregoing representations was inaccurate when made, or (ii) any of the foregoing representations would be inaccurate if it were made immediately before the Merger.

         IN WITNESS WHEREOF, the undersigned has executed this certificate, or caused this certificate to be executed by its duly authorized representative, this ----- day of ---------------, 1996.



                                   ----------------------------------
                                   Signature of Stockholder


                                   ----------------------------------
                                   Signature of Stockholder

                                   (To be signed by the holder(s) of
                                   record  exactly as the name(s)
                                   of such holder(s) appears on the
                                   stock certificate. When signing
                                   as an attorney, executor,
                                   administrator, trustee or guardian,
                                   please give full title. All joint
                                   owners must sign.)

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS CERTIFICATION ALONG WITH THE ELECTION FORM IN THE ENCLOSED BLUE, PRE-PAID AND PRE-ADDRESSED ENVELOPE.

                            PART II

           INFORMATION NOT REQUIRED IN THE PROSPECTUS
           ------------------------------------------

Item 20.  Indemnification of Officers and Directors
- ---------------------------------------------------

          Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or
(2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

          Article 12 of the Restated Articles of Incorporation of the Registrant provides that the Registrant shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) and the additional indemnification authorized in subsection (7) and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

          Pursuant to directors' and officers' liability insurance policies, with total annual limits of $30,000,000, the Registrant's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of the Registrant, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of the Registrant.

Item 21.  Exhibits and Financial Statement Schedules
- ----------------------------------------------------

          A.   Exhibits.  See Exhibit Index.
               ---------

          B.   Financial Statement Schedules.  Not Applicable.
               -----------------------------

          C.   Opinion of Financial Advisor.  See Annex B to the
               ----------------------------       -------
               Proxy Statement/Prospectus.

Item 22.  Undertakings
- ----------------------

          (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (4)  The Registrant undertakes that every prospectus
(i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

          (7)  The undersigned Registrant hereby undertakes:

               (a) To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

                    (i)  To include any prospectus required by
                    Section 10(a)(3) of the Securities Act of
                    1933;

                    (ii)  To reflect in the prospectus any facts
                    or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii)  To include any material information
                    with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (b)  That for the purpose of determining any
               liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                          SIGNATURES
                          ----------

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement relating to the acquisition of TODAY'S BANCORP, INC. to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on August 7, 1996.

                                MERCANTILE BANCORPORATION INC.


                                By /s/ Thomas H. Jacobsen
                                   ---------------------------------------
                                    Thomas H. Jacobsen
                                    Chairman of the Board, President and
                                    Chief Executive Officer


                        POWER OF ATTORNEY
                        -----------------

          We, the undersigned officers and directors of Mercantile Bancorporation Inc., hereby severally and individually constitute and appoint Thomas H. Jacobsen and John Q. Arnold, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-4, registering the issuance by Mercantile Bancorporation Inc. of shares of its common stock, and the preferred share purchase rights which trade therewith, in connection with the acquisition of TODAY'S BANCORP, INC., and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

          Signature                           Title                                Date
          ---------                           -----                                ----

 /s/ Thomas H. Jacobsen                Chairman of the Board,                   August 7, 1996
- ----------------------------------     President, Chief Executive
Thomas H. Jacobsen                     Officer and Director
Principal Executive Officer


 /s/ John Q. Arnold                    Senior Executive Vice President and      August 7, 1996
- ----------------------------------     Chief Financial Officer
John Q. Arnold
Principal Financial Officer


 /s/ Michael T. Normile                Senior Vice President - Finance          August 7, 1996
- ----------------------------------     and Control
Michael T. Normile
Principal Accounting Officer


                                    II-4

          Signature                           Title                                Date
          ---------                           -----                                ----

 /s/ Harry M. Cornell, Jr.             Director                                 August 7, 1996
- ----------------------------------
Harry M. Cornell, Jr.


 /s/ William A. Hall                   Director                                 August 7, 1996
- ----------------------------------
William A. Hall


 /s/ Thomas A. Hays                    Director                                 August 7, 1996
- ----------------------------------
Thomas A. Hays


 /s/ Frank Lyon, Jr.                   Director                                 May 13, 1996
- ----------------------------------
Frank Lyon, Jr.


 /s/ Edward A. Mueller                 Director                                 May 14, 1996
- ----------------------------------
Edward A. Mueller


 /s/ Robert W. Murray                  Director                                 August 7, 1996
- ----------------------------------
Robert W. Murray


 /s/ Harvey Saligman                   Director                                 August 7, 1996
- ----------------------------------
Harvey Saligman


 /s/ Craig D. Schnuck                  Director                                 August 7, 1996
- ----------------------------------
Craig D. Schnuck


 /s/ Robert L. Stark                   Director                                 May 14, 1996
- ----------------------------------
Robert L. Stark


 /s/ Patrick T. Stokes                 Director                                 August 7, 1996
- ----------------------------------
Patrick T. Stokes


 /s/ John A. Wright                    Director                                 May 13, 1996
- ----------------------------------
John A. Wright

                                  EXHIBIT INDEX
                                  -------------
Exhibit
Number                      Description                                     Page
- ------                      -----------                                     ----

 2.1 Agreement and Plan of Merger dated as of March 19, 1996 by and among MBI, and Merger Sub, as Buyers, and TODAY'S, as Seller.

 2.2 Stock Option Agreement, dated as of March 19, 1996, by and between MBI and TODAY'S.

 2.3 Form of Voting Agreement, dated as of March 19, 1996, by and between MBI and certain of the directors of TODAY'S.

 3.1 MBI's Restated Articles of Incorporation, as amended and currently in effect, filed as Exhibit 3(i) to MBI's Quarterly
        Report on Form 10-K for the quarter ended June 30, 1994, are incorporated herein by reference.

 3.2    MBI's By-Laws, as amended and currently in effect, filed as
        Exhibit 3-2 to MBI's Annual Report on Form 10-K for the year ended December 31, 1995, are incorporated herein by reference.

 4.1 Form of Indenture Regarding Subordinated Securities between MBI and The First National Bank of Chicago, Trustee, filed as
        Exhibit 4.1 to MBI's Report on Form 8-K dated September 24,
        1992, is incorporated herein by reference.

 4.2    Rights Agreement dated as of May 23, 1988 between MBI and
        Mercantile Bank, as Rights Agent (including as exhibits thereto the form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and the form of
        Right Certificate), filed as Exhibits 1 and 2 to MBI's
        Registration Statement No. 0-6045 on Form 8-A, dated May 24,
        1988, is incorporated herein by reference.

 5.1 Opinion of Thompson Coburn as to the legality of the securities being registered.

 8.1 Opinion of Thompson Coburn regarding certain tax matters in the Merger.

10.1 The Mercantile Bancorporation Inc. 1987 Stock Option Plan, as amended, filed as Exhibit 10-3 to MBI's Report on Form 10-K for the year ended December 31, 1989 (File No. 1-11792), is incorporated herein by reference.


10.2    The Mercantile Bancorporation Inc. Executive Incentive
        Compensation Plan, filed as Appendix C to MBI's definitive Proxy
        Statement for the 1994 Annual Meeting of Shareholders is incorporated herein by reference.

10.3 The Mercantile Bancorporation Inc. Employee Stock Purchase Plan, filed as Exhibit 10-7 to MBI's Report on Form 10-K for the year ended December 31, 1989 (File No. 1-11792), is incorporated herein by reference.

                                    II-6

Exhibit
Number                      Description                                     Page
- ------                      -----------                                     ----

10.4 The Mercantile Bancorporation Inc. 1991 Employee Incentive Plan, filed as Exhibit 10-7 to MBI's Report on Form 10-K for the year ended December 31, 1990 (File No. 1-11792), is incorporated herein by reference.

10.5    Amendment Number One to the Mercantile Bancorporation Inc. 1991
        Employee Incentive Plan, filed as Exhibit 10-6 to MBI's Report on Form 10-K for the year ended December 31, 1994, is incorporated herein by reference.

10.6 The Mercantile Bancorporation Inc. 1994 Stock Incentive Plan, filed as Appendix B to MBI's definitive Proxy Statement for the 1994 Annual Meeting of Shareholders, is incorporated herein by reference.

10.7    The Mercantile Bancorporation Inc. 1994 Stock Incentive Plan for
        Non-Employee Directors, filed as Appendix E to MBI's definitive
        Proxy Statement for the 1994 Annual Meeting of Shareholders, is incorporated herein by reference.

10.8    The Mercantile Bancorporation Inc. Voluntary Deferred
        Compensation Plan, filed as Appendix D to MBI's definitive Proxy
        Statement for the 1994 Annual Meeting of Shareholders, is incorporated herein by reference.

10.9 Form of Employment Agreement for Thomas H. Jacobsen, as amended, filed as Exhibit 10-8 to MBI's Report on Form 10-K for the year ended December 31, 1989 (File No. 1-11792), is incorporated herein by reference.

10.10   Form of Change of Control Employment Agreement for John W.
        McClure, W. Randolph Adams, John Q. Arnold and Certain Other
        Executive Officers, filed as Exhibit 10-10 to MBI's Report on
        Form 10-K for the year ended December 31, 1989 (File No. 1-
        11792), is incorporated herein by reference.

10.11 Amended and Restated Agreement and Plan of Reorganization dated as of December 2, 1994 by and among MBI and TCBankshares, Inc., filed as Exhibit 2.1 to MBI's Report on Form 8-K dated December
        21, 1994, is incorporated herein by reference.

10.12 Agreement and Plan of Reorganization dated August 4, 1995, by and between MBI and Hawkeye Bancorporation, filed as Exhibit 2.1 to MBI's Registration Statement No. 33-63609, is incorporated herein by reference.

10.13 The Mercantile Bancorporation Inc. Supplemental Retirement Plan, filed as Exhibit 10-12 to MBI's Report on Form 10-K for the year ended December 31, 1992 (File No. 1-11792), is incorporated herein by reference.

23.1    Consent of Thompson Coburn (included in Exhibit 5.1).

23.2    Consent of The Chicago Corporation.

                                    II-7

Exhibit
Number                      Description                                     Page
- ------                      -----------                                     ----

23.3 Consent of KPMG Peat Marwick LLP with regard to the use of its reports on MBI's financial statements.

23.4 Consent of KPMG Peat Marwick LLP with regard to the use of its reports on TODAY'S financial statements.

23.5 Consent of Coopers & Lybrand LLP with regard to the use of its report on TODAY'S financial statements.

24.1    Power of Attorney (included on signature page).